UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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General Electric Company

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NOTICE OF 2013 ANNUAL MEETING AND PROXY STATEMENT

April 24, 2013
New Orleans, Louisiana

NOTICE OF
2013 ANNUAL MEETING
OF SHAREOWNERS

Time and Date:	10:00 a.m. Central Time, April 24, 2013
Location:	Ernest N. Morial Convention Center, 900 Convention Center Blvd., New Orleans, LA 70130

March 13, 2013

Dear Shareowners:

You are invited to attend General Electric Company’s 2013 Annual Meeting of Shareowners to be held at the Ernest N. Morial Convention Center, 900 Convention Center Blvd., New Orleans, LA 70130, on April 24, 2013, at 10:00 a.m. Central Time. Following a report on GE’s business operations, shareowners will vote:

  to elect the directors named in the proxy statement for the coming year;
  to approve our named executives’ compensation in an advisory vote;
  to ratify the selection of our independent registered public accounting firm for 2013; and
  on the shareowner proposals set forth on pages 44 through 49, if properly presented at the meeting.

Shareowners also will transact any other business that may properly come before the meeting.

You are eligible to vote if you were a shareowner of record at the close of business on February 25, 2013. Please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or the Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

If you plan to attend the meeting, please follow the advance registration instructions under “Information about Attending the 2013 Annual Meeting and Advance Registration” on page 51 and watch for an admission card in the mail. You will need this card to enter the meeting.

We will provide a live webcast of the annual meeting from our Investor Relations website at www.ge.com/investor-relations.

Cordially,

Jeffrey R. Immelt Chairman of the Board	Brackett B. Denniston III Secretary

GE 2013 Proxy Statement

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

GE 2013 ANNUAL MEETING OF SHAREOWNERS

April 24, 2013 10:00 a.m. Central Time	Ernest N. Morial Convention Center 900 Convention Center Blvd. New Orleans, LA 70130

Voting. Shareowners as of the record date, February 25, 2013, are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible by:
using the Internet at www.investorvote.com/ge	calling toll-free from the United States, U.S. territories and Canada to 1-800-652-8683
scanning this QR code to vote with your mobile device	mailing your signed proxy or voting instruction form

Admission. GE shareowners as of the record date are entitled to attend the annual meeting. In accordance with our security procedures, all persons attending the annual meeting must present an admission card and picture identification. Please follow the advance registration instructions under “Information about Attending the 2013 Annual Meeting and Advance Registration” on page 51 to obtain an admission card.

Webcast. We will provide a live webcast of the annual meeting from our Investor Relations website at www.ge.com/investor-relations.

Each shareowner’s vote is important. Please complete, sign, date and return your proxy or voting instruction form, or submit your vote and proxy by telephone or the Internet.

MEETING AGENDA AND VOTING RECOMMENDATIONS

	Page Reference for More Information	Board Vote Recommendation
Election of 17 directors	2	For each director nominee
Management proposals
Advisory approval of our named executives’ compensation	20	For
Ratification of KPMG as auditor for 2013	42	For
Shareowner proposals	44	Against each proposal
Transact other business that properly comes before the meeting

GE 2013 Proxy Statement     i

BOARD NOMINEES

		Director		Inde-	Committee Memberships					Other Public
Name	Age	Since	Principal Occupation	pendent	AC	MDCC	NCGC	RC	PRC*	Company Boards
W. Geoffrey Beattie	52	2009	Deputy Chairman, Thomson Reuters	X	F			C		Maple Leaf Foods Royal Bank of Canada Thomson Reuters
John J. Brennan	58	2012	Chairman Emeritus and Senior Advisor, The Vanguard Group	X				X		Hanover Insurance LPL Financial Holdings
James I. Cash, Jr.	65	1997	Emeritus James E. Robison Professor of Business Administration, Harvard Business School	X	X	X			X	Chubb Wal-Mart
Francisco D’Souza	44	2013	CEO, Cognizant Technology Solutions Corporation	X						Cognizant
Marijn E. Dekkers	55	2012	Chairman of the Board of Management, Bayer AG	X						Bayer
Ann M. Fudge	61	1999	Former Chairman & CEO, Young & Rubicam Group	X					X	Infosys Novartis Unilever
Susan Hockfield	61	2006	President Emerita and Professor of Neuroscience, Massachusetts Institute of Technology	X			X		X	Qualcomm
Jeffrey R. Immelt	57	2000	Chairman & CEO, General Electric Company						X
Andrea Jung	54	1998	Former Chairman & CEO, Avon	X		X	X			Apple
Robert W. Lane	63	2005	Former Chairman & CEO, Deere	X	F	X				BMW Northern Trust Verizon Communications
Ralph S. Larsen	74	2002	Former Chairman & CEO, Johnson & Johnson	X		C	X
Rochelle B. Lazarus	65	2000	Chairman Emeritus & former CEO, Ogilvy & Mather	X			C		X	Merck
James J. Mulva	66	2008	Former Chairman & CEO, ConocoPhillips	X	F				X	General Motors
Mary L. Schapiro	57	–	Former Chairman, Securities and Exchange Commission	X
Robert J. Swieringa	70	2002	Professor of Accounting and former Dean, Johnson Graduate School of Management, Cornell University	X	F
James S. Tisch	60	2010	President & CEO, Loews	X				X		Loews and its consolidated subsidiaries (CNA Financial, Diamond Offshore Drilling)
Douglas A. Warner III	66	1992	Former Chairman, JPMorgan Chase	X	C, F	X	X
2012 Meetings					13	9	7	11	3

AC	Audit Committee
MDCC	Management Development and Compensation Committee
NCGC	Nominating and Corporate Governance Committee
PRC	Public Responsibilities Committee
RC	Risk Committee
C	Chair
F	Financial expert
*	Mr. Nunn, current chair of the PRC, is not standing for reelection at the 2013 Annual Meeting

Attendance:
In 2012, each of our current directors attended at least 75% of the meetings of the Board and committees on which the member served during the period the member was on the Board or committee.

Director Elections:
Each director is elected annually by a majority of votes cast.

ii     GE 2013 Proxy Statement

PROXY SUMMARY

2012 PERFORMANCE AND COMPENSATION HIGHLIGHTS

The MDCC believes that the CEO and other named executives have performed extremely well in a challenging global environment, and that their compensation is commensurate with this performance.

GE outperforms S&P 500. Under Mr. Immelt’s leadership, GE performed very well in 2012, with total shareowner return growing 21%, well ahead of the 16% growth in the S&P 500. This return reflects the company’s strong Industrial operating results, with 10% growth in segment profits, organic segment revenue growth of 8%, accelerating margin expansion, and record-high orders backlog of $210 billion at year-end. GE Capital also had a strong year, with segment profits growing 12%, while at the same time reducing GE Capital’s ending net investment by 6% (excluding cash and equivalents). This performance allowed GE Capital to restart its dividend to GE and maintain a strong Tier 1 Common Ratio of 10.2% (Basel 1 U.S.). GE followed a balanced capital allocation plan and returned a total of $12.4 billion to investors in 2012, including $7.2 billion in dividends and $5.2 billion in stock repurchases, increasing the dividend 12% for the fifth increase in three years, and continuing to invest in R&D and infrastructure adjacencies. Senior management also continued to make important changes to position the company for long-term growth, such as launching its Industrial Internet initiative and streamlining the company’s operations through its simplification initiative.

GE OUTPERFORMED THE S&P 500
ON EARNINGS, STOCK PRICE AND TSR

$210 BILLION RECORD YEAR-END BACKLOG

Compensation decisions reflect a balanced and responsible pay approach. The MDCC has responsibility for oversight of GE’s executive compensation framework and, within that framework and working with senior management, aligning pay with performance and creating incentives that reward responsible risk-taking, while also considering the environment in which compensation decisions are made.

Management’s strong performance over the past three years led to an overall above-target achievement for the performance goals under the 2010–2012 LTPA program. Cumulative Industrial cash from operating activities and 2012 Industrial return on total capital goals exceeded threshold performance levels, and cumulative earnings per share and GE Capital ending net investment goals neared or exceeded maximum performance levels. The LTPA program rewards executives for performance over a three-year period but under SEC rules is reported in a single year, 2012, and pays out in 2013. Considering this payout as well as the value of recent equity awards, the MDCC determined not to grant equity awards to the CEO and vice chairmen in 2012.

In light of Mr. Immelt’s strong performance and leadership in 2012, Mr. Immelt received a $4.5 million bonus in 2012, a 13% increase from the preceding year. He also received a $12.1 million payout under the three-year LTPA program, which concluded in 2012. His salary remained unchanged. Mr. Immelt’s total compensation for 2012 increased from 2011 primarily because of the LTPA payout, which reflects performance over a three-year period. Mr. Immelt’s compensation for 2012 also reflects a $5.2 million increase in pension value, which is predominantly the result of an increase in his service and age and changes in actuarial pension assumptions.

The MDCC believes that its decisions on Mr. Immelt’s pay reflect his outstanding leadership and, consistent with prior years, represent a balanced approach to compensation. In this respect, the committee notes that, over the last five years, Mr. Immelt’s salary has remained unchanged and he twice requested (and the MDCC approved) that he receive no bonus. During this five-year period, GE’s earnings have ranked between 4th and 14th in the S&P 500, while Mr. Immelt’s compensation (excluding pension value change) has ranked between 79th and 329th among S&P 500 CEOs (169th in 2011, the most recent year for which SEC compensation data is available).

GE 2013 Proxy Statement     iii

Compensation decisions for Messrs. Sherin, Neal, Rice and Denniston reflect their strong contributions to the company’s overall performance and that of their respective businesses or functions. Total compensation for these named executives was also significantly affected by the change in pension value and LTPA payouts covering all three years of the 2010-2012 performance period.

SEC total compensation with annualized LTPA payout. GE grants LTPAs to named executives only once every three or more years, in contrast to many companies that grant such awards annually. Nevertheless, pursuant to SEC rules, LTPA payouts are reported in full for 2012 in the “Non-Equity Incentive Plan Comp.” and “SEC Total” columns in the Summary Compensation Table. To reflect that LTPA payouts reward performance for each of the years in the performance period, we have added the “SEC Total With Annualized LTPA Payout” column to the right of the table below to show SEC total compensation with the LTPA payout reported on an annualized basis.

Realized pay differs from reported total compensation. Total compensation, as reported in the Summary Compensation Table and calculated under SEC rules, includes several items that are driven by accounting and actuarial assumptions. Accordingly, it is not necessarily reflective of the compensation our named executives actually realized in 2012. To supplement that disclosure we have added the “W-2 Realized Comp.” column to the right of the table below to compare our named executives’ 2012 compensation as determined under SEC rules with W-2 income for 2012, which is the compensation our named executives actually received in 2012.

2012 Summary Compensation and Realized Compensation

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp.	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp.	SEC Total	SEC Total Without Change in Pension Value	SEC Total With Annualized LTPA Payout	W-2 Realized Comp.
Jeffrey R. Immelt	$3,300,000	$4,500,000	$0	$ 0	$12,080,250	$5,351,595	$ 574,507	$25,806,352	$20,592,769	$17,752,852	$7,907,751
Chairman of the
Board and CEO
Keith S. Sherin	$1,850,000	$3,500,000	$0	$ 0	$ 8,595,563	$5,953,692	$ 258,110	$20,157,365	$14,302,883	$14,426,990	$6,574,575
Vice Chairman
and CFO
Michael A. Neal	$2,100,000	$3,800,000	$0	$ 0	$ 9,137,625	$7,821,436	$ 343,922	$23,202,983	$15,497,598	$17,111,233	$6,927,241
Vice Chairman
John G. Rice	$2,200,000	$3,800,000	$0	$ 0	$ 9,447,375	$7,524,925	$2,075,677	$25,047,977	$17,678,431	$18,749,727	$8,484,728
Vice Chairman
Brackett B.	$1,575,000	$2,650,000	$0	$3,040,000	$ 6,659,625	$1,909,377	$ 461,890	$16,295,892	$14,401,341	$11,856,142	$6,736,113
Denniston III
SVP, General
Counsel and
Secretary

For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the 2012 Summary Compensation Table on page 32. For more information regarding amounts reported in the “W-2 Realized Comp.” column, see “2012 Realized Compensation” on page 31. For a reconciliation of realized compensation and total compensation as shown above, see “Reconciliation of Realized Compensation Table to Summary Compensation Table” on page 53. The amounts reported as realized compensation differ substantially from the amounts reported as total compensation in the 2012 Summary Compensation Table and are not a substitute for those amounts.

iv     GE 2013 Proxy Statement

PROXY SUMMARY

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

Key Features

No individual severance/employment or change-in-control agreements Clawback of incentive compensation No excise tax gross-ups	Shareowner approval policy for death benefits Significant executive share ownership requirements and restrictions, including holding period for option shares, and anti-hedging policy

Elements

Type	Form	Terms
Equity	Stock options
  Options generally vest 20% per year while employed
  1-year holding period for net shares received upon exercising options
  2010 CEO stock options vest over 5 years and include a 4-year performance period with 2 objective performance measures

	Restricted stock units (RSUs)	RSUs generally vest 20% per year while employed
	Performance share units (PSUs)—CEO only	PSUs have a 5-year performance period with specified, objective performance measures
Cash	Salary	Generally eligible for increase at intervals of 18 months or longer
	Annual incentive compensation	Based on MDCC assessment of achievement of quantitative and qualitative goals
	Long-term performance awards (LTPAs)	LTPAs generally are granted once every 3 or more years and have a 3-year performance period with objective performance measures
Retirement	Pension	5-year vesting; payable at or after age 60; no lump-sum payment
	Supplementary pension	Normally vests at age 60; no lump-sum payment
Other	Perquisites	Life insurance, transportation, financial counseling, home security, GE products, annual physical

GOVERNANCE HIGHLIGHTS

BOARD LEADERSHIP
Our CEO also serves as the chairman of the Board, and we have an independent director who is elected by the independent directors to serve as presiding director, with broad authority and responsibility over Board governance and operations. See “Board Leadership Structure” on page 10 for more information.

DIRECTOR INDEPENDENCE
Sixteen out of seventeen of our director nominees are independent. The Board has satisfied, and expects to continue to satisfy, its objective that at least two-thirds of the Board should consist of independent directors. See “Director Independence” on page 12 for more information.

BOARD RISK OVERSIGHT
Our Board has oversight for risk management with a focus on the most significant risks facing the company, including strategic, operational, financial, and legal and compliance risks. See “Board Risk Oversight” on page 11 for more information.
INVESTOR OUTREACH
We conduct extensive governance reviews and investor outreach throughout the year to ensure that management and the Board understand and consider the issues that matter most to our shareowners and enable GE to address them effectively. For 2013, after considering feedback received from investors, the Board determined to provide enhanced proxy disclosure regarding our director recruitment process, director independence determinations, political contributions website disclosure, conflict-of-interest transaction approval process and auditor selection process. See “Investor Outreach” on page 10 for more information.

SUCCESSION PLANNING
The MDCC has primary responsibility for assisting the Board in developing and evaluating potential candidates for executive positions and for overseeing the development of executive succession plans. See “Role of the MDCC and Executives in Establishing and Implementing Compensation Goals” on page 30 for more information.

GE 2013 Proxy Statement     v

* To be voted on at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY OR VOTING INSTRUCTION FORM, OR SUBMIT YOUR VOTE AND PROXY BY TELEPHONE OR THE INTERNET.

GE 2013 Proxy Statement

PROXY STATEMENT

General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06828

We are furnishing this proxy statement to shareowners in connection with General Electric’s solicitation of proxies on behalf of the Board of Directors for the 2013 Annual Meeting of Shareowners. Distribution of this proxy statement and a proxy form to shareowners is scheduled to begin on or about March 13, 2013.

Your Participation in Voting the Shares You Own Is Important
Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard we use for electing directors. See “Voting Information” on page 50 for information on how to vote your shares.

Important Voting Information for Beneficial Owners
If your GE shares are held for you in a brokerage, bank or other institutional account, you are considered the beneficial owner of those shares. Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the annual meeting (except on ratification of the selection of KPMG as auditors for 2013), unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you for voting your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the annual meeting. In order to be able to vote your shares at the meeting, you must obtain a proxy from that entity and bring it with you to hand in with your ballot.

More Information Is Available
If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission (SEC) also has a website (see “Helpful Resources” on page 55) with more information about your rights as a shareowner. Additionally, you may contact our Investor Relations department by following the instructions on our Investor Relations website (see “Helpful Resources” on page 55).

Important notice regarding the availability of proxy materials for the shareowners meeting to be held on April 24, 2013

The proxy statement is available at www.ge.com/proxy	The annual report is available at www.ge.com/annualreport

GE 2013 Proxy Statement     1

GOVERNANCE

ELECTION OF DIRECTORS

Board Size and Composition
The Nominating and Corporate Governance Committee (NCGC) assesses Board size and composition each year. Consistent with the Board’s Governance Principles (see “Helpful Resources” on page 55), the NCGC believes that the current size of the Board is appropriate for the company given its size, complexity, and diversity of businesses and markets in which it competes, and the need for a range of Board views and director backgrounds reflecting the company’s operations. Over the last 40 years, GE’s Board size has ranged from 14 to 20 directors with the median at 17, which the NCGC believes has served the company and its shareowners well.

In assessing Board composition and recruiting and selecting director candidates, the NCGC considers a wide range of factors, including the size of the Board; the experience and expertise of existing Board members; other positions the director candidate has held or holds, including other board memberships; and the independence of each candidate, so as to maintain an engaged and independent board with both broad experience and judgment that is committed to representing the long-term interests of our shareowners. As part of this review process, the NCGC also considers regulatory requirements affecting directors, including potential competitive restrictions and financial institution management interlocks.

The NCGC believes that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareowners. They also must have an inquisitive and objective perspective, practical wisdom and mature judgment. The NCGC endeavors to have a Board representing a range of experiences at policy-making levels in business, government, education and technology, and in areas that are relevant to the company’s global activities. The NCGC’s evaluation of director nominees also takes into account their ability to contribute to the diversity of background and experience represented on the Board, and the committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board.

In light of GE’s businesses and structure, the NCGC seeks directors with the following types of experience:

1. Leadership experience. We believe that directors who have held significant leadership positions, especially CEO positions, over an extended period, provide the company with unique insights. These people generally possess extraordinary leadership qualities, and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy and risk management, and know how to drive change and growth.

2. Technology experience. As a sciences and technology company and leading innovator, we seek directors with backgrounds in technology because our success depends on developing and investing in new technologies and access to new ideas.

3. Global experience. GE’s continued success depends, in part, on its success in continuing to grow its businesses outside the United States. For example, in 2012, approximately 52% of GE’s revenues came from outside the United States. This highlights the importance of having directors with a global perspective.

4. Finance experience. We believe that an understanding of finance and financial reporting processes is important for our directors as GE measures its operating and strategic performance by reference to financial goals. In addition, accurate financial reporting and robust auditing are critical to GE’s success. We seek to have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to be financially knowledgeable. As part of this qualification, we also seek directors who have relevant risk management experience.

5. Industry experience. We seek to have directors with experience as executives or directors or in other leadership positions in the industries in which we participate. For example, we seek directors with financial services industry and regulatory experience because of our ownership of GE Capital, which is supervised by the Federal Reserve. In addition, as GE has expanded its portfolio of businesses in the energy sector, the Board has sought more expertise in this area, including in oil and gas. Our increased focus on the life sciences and early health businesses within our healthcare segment led the Board to seek directors with healthcare experience. Due to the size of our transportation-related businesses, we also seek directors who have experience with transportation, engineering and manufacturing companies.

6. Marketing experience. GE seeks to grow organically by identifying and developing new markets for its products. Therefore, marketing expertise, especially on an international basis, is important to us.

7. Government experience. We seek directors with experience with government because many of GE’s businesses are heavily regulated and are directly affected by governmental actions and socioeconomic trends.

2     GE 2013 Proxy Statement

GOVERNANCE

Director Nominees
In 2012 and 2013, the NCGC sought to recruit additional Board members who align with the company’s long-term growth strategy. Following consideration of a number of candidates submitted by directors, members of management, third-party search firms, shareowners and others, including a comprehensive review of the candidates’ abilities and qualifications, the NCGC recommended that the following individuals (who were recommended to the NCGC as director candidates by a third-party search firm) be elected to the Board:

  John Brennan. As former chairman and CEO of Vanguard, one of the world’s largest global investment management companies; retired chairman of the Financial Accounting Foundation, a regulatory organization that oversees financial accounting and reporting standard-setting boards; and lead governor of the Financial Industry Regulatory Authority (FINRA), the U.S. financial industry regulatory body, Mr. Brennan has broad experience in the financial services industry, which the NCGC believes will be a great asset because of GE’s ownership of GE Capital;
  Francisco D’Souza. As co-founder and CEO of Cognizant, Mr. D’Souza has a global background with a leading high-tech company, which is highly valuable in light of GE’s increased focus on services, software and analytics and the recent launch of its Industrial Internet initiative;
  Marijn Dekkers. As chairman of the Board of Management of Bayer, Germany’s largest chemical and pharmaceutical company, Mr. Dekkers has valuable experience managing a company with significant global manufacturing and marketing operations, which is critical insight given the increasing importance of global growth markets to GE; and
  Mary Schapiro. As former chairman of the SEC and Commodities Futures Trading Commission (CFTC), U.S. federal agencies with primary responsibility for enforcing the federal securities laws and regulating the securities and futures trading industries, as well as former chair and CEO of FINRA, Ms. Schapiro has broad experience regulating the financial services industry and financial markets, which provides valuable expertise to the company given the regulation of its financial services and other businesses.

At the 2013 Annual Meeting, 17 directors are to be elected to hold office until the 2014 Annual Meeting and until their successors have been elected and qualified. All nominees are presently GE directors who were elected by shareowners at the 2012 Annual Meeting, except for Messrs. Dekkers, Brennan and D’Souza, who were elected to the Board in June 2012, July 2012 and February 2013, respectively, and Ms. Schapiro, whose Board service would commence upon her election at the 2013 Annual Meeting. Current directors Alan G. Lafley, Sam Nunn and Roger Penske are not standing for reelection at the 2013 Annual Meeting. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, or the size of the Board may be reduced.

Your Board of Directors recommends a vote FOR all the nominees listed.

W. Geoffrey Beattie
Age 52	Independent
Director since 2009
Deputy Chairman, Thomson Reuters, global media and financial data, Toronto, Canada
DIRECTOR QUALIFICATIONS
  Leadership and Global experience—former president of multinational Canadian company (Woodbridge)
  Industry and Finance experience—current deputy chairman of large information and technology company (Thomson Reuters); director and chairman of the Risk Committee of leading global financial services company (Royal Bank of Canada); trustee of leading healthcare provider (University Health Network)

Mr. Beattie received a law degree from the University of Western Ontario and served as a partner in the Toronto law firm Torys LLP before joining The Woodbridge Company Limited, where he served as president from 1998 through November 2012. The Woodbridge Company Limited is a privately held investment holding company for the Thomson family of Canada and the majority shareholder of Thomson Reuters, where Mr. Beattie has served as deputy chairman and director since 1998. He also serves as a member of the board of directors of Royal Bank of Canada (where he serves as the chairman of the Risk Committee) and Maple Leaf Foods Inc. In addition to his public company board memberships, Mr. Beattie is a director of The Globe and Mail and a trustee of the University Health Network in Toronto.

GE 2013 Proxy Statement     3

John J. Brennan
Age 58	Independent
Director since 2012
Chairman Emeritus and Senior Advisor, The Vanguard Group, Inc., global investment management, Malvern, Pennsylvania
DIRECTOR QUALIFICATIONS
  Leadership and Global experience—former CEO of global investment management company (Vanguard)
  Industry and Finance experience—retired chairman of overseer for financial accounting and reporting standard-setting boards (Financial Accounting Foundation); lead governor of U.S. financial services industry regulator (FINRA)

Mr. Brennan is a graduate of Dartmouth College and earned an MBA from Harvard Business School. He joined Vanguard in 1982, was elected chief financial officer in 1985, president in 1989, and served as chief executive officer from 1996 to 2008 and chairman from 1998 through 2009. He has been chairman emeritus and senior advisor to Vanguard since 2010. Mr. Brennan is a director of The Hanover Insurance Group, Guardian Life Insurance Company of America and LPL Financial Holdings Inc., and lead governor of the FINRA Board of Governors. He is a trustee of The Vanguard Charitable Endowment Program and the University of Notre Dame. Mr. Brennan also served as chairman of the Financial Accounting Foundation.

James I. Cash, Jr.
Age 65	Independent
Director since 1997
Emeritus James E. Robison Professor of Business Administration, Harvard Business School, Boston, Massachusetts
DIRECTOR QUALIFICATIONS
  Finance experience—professor emeritus in business (Harvard); director of leading insurance company (Chubb)
  Leadership, Global and Technology experience—former chairman of publishing subsidiary of leading research institution (Harvard); director of leading multinational retail company (Wal-Mart); former director of leading technology company (Microsoft)

A graduate of Texas Christian University with MS and PhD degrees from Purdue University, Dr. Cash joined the faculty of Harvard Business School in 1976, where he served as chairman of the MBA program from 1992 to 1995, and served as chairman of Harvard Business Publishing from 1998 until 2003. He retired from the Harvard Business School faculty in 2003. Dr. Cash is also a director of The Chubb Corporation and Wal-Mart Stores, Inc. He serves as a trustee of the Bert King Foundation, on the board of the National Association of Basketball Coaches Foundation, on the Advisory Council for the Smithsonian National Museum of African American History and Culture, and as senior advisor to Highland Capital Partners. Dr. Cash also served as a director at Microsoft, Inc. and Phase Forward, Inc. during the last five years.

Francisco D’Souza
Age 44	Independent
Director since 2013
Chief Executive Officer, Cognizant Technology Solutions Corporation, global information technology, consulting and business process outsourcing, Teaneck, New Jersey
DIRECTOR QUALIFICATIONS
  Leadership and Global experience—co-founder and current CEO of multinational company (Cognizant)
  Technology experience—current CEO of global information technology company (Cognizant); trustee of science and technology center (New York Hall of Science)

Mr. D’Souza was born in Kenya and received his undergraduate degree in business administration from the University of East Asia and an MBA from Carnegie Mellon University. He has been chief executive officer and a director of Cognizant Technology Solutions Corporation since January 1, 2007. He also served as Cognizant’s president from January 2007 through February 2012 and chief operating officer from December 2003 through December 2006. Mr. D’Souza joined Cognizant as a co-founder in 1994, the year it was started as a division of The Dun & Bradstreet Corporation. Previously, he held positions at various divisions of Dun & Bradstreet. He is currently a trustee at Carnegie Mellon University and the New York Hall of Science.

4     GE 2013 Proxy Statement

GOVERNANCE

Marijn E. Dekkers
Age 55	Independent
Director since 2012
Chairman of the Board of Management, Bayer AG, global healthcare, crop science and material science, Leverkusen, Germany
DIRECTOR QUALIFICATIONS
  Leadership and Global experience—current chairman of management board of multinational German company (Bayer)
  Industry and Technology experience—current chairman of management board of global healthcare and high-tech materials company (Bayer); former CEO of life sciences products manufacturing company (Thermo Fisher Scientific); former director of biotechnology company (Biogen)

Mr. Dekkers received his undergraduate degree in chemistry from the Radboud University of Nijmegen (Netherlands) and his PhD in chemical engineering from the University of Eindhoven (Netherlands). He began his professional career in 1985 as a scientist at the corporate research center of General Electric in the United States, gaining experience in various units of the company before joining AlliedSignal (subsequently Honeywell International Inc.) in 1995. In 2000, Mr. Dekkers became chief operating officer and subsequently president and chief executive officer of Thermo Electron Corporation, the world’s leading manufacturer of laboratory instruments (later renamed Thermo Fisher Scientific Inc. following the acquisition of laboratory supplier Fisher Scientific). He joined Bayer, a global healthcare, crop science and material science company, on January 1, 2010, first serving as interim chief executive officer of Bayer Healthcare and since October 2010 serving as chairman of Bayer’s management group. Mr. Dekkers is vice president of the German Chemical Industry Association, Frankfurt, and a member of the Executive Committee of the Federation of German Industry, Berlin. He also served as a director at Thermo Fisher Scientific Inc. and Biogen Idec Inc. during the last five years.

Ann M. Fudge
Age 61	Independent
Director since 1999
Former Chairman of the Board and Chief Executive Officer, Young & Rubicam Group, global marketing communications network, New York, New York
DIRECTOR QUALIFICATIONS
  Leadership, Government and Marketing experience—former CEO of marketing communications company (Young & Rubicam); former president of leading consumer products business units (General Mills and General Foods); member of advisory body to U.S. State Department (Foreign Affairs Policy Board); former member of presidential commission (National Commission on Fiscal Responsibility and Reform)
  Global and Industry experience—former CEO of large multinational company (Young & Rubicam); director of global healthcare product, consumer product and technology companies (Novartis, Unilever, Infosys)

Ms. Fudge received a BA from Simmons College and an MBA from Harvard University. She served as the chairman and chief executive officer of Young & Rubicam from 2003 to the end of 2006. Prior to joining Young & Rubicam, Ms. Fudge worked at General Mills and at General Foods, where she served in a number of positions, including president of Kraft General Foods’ Maxwell House Coffee Company and president of Kraft’s Beverages, Desserts and Post Divisions. She is a director of Novartis AG, Unilever PLC and Infosys Ltd. She is chair of the U.S. Program Advisory Panel of the Gates Foundation, a trustee of the Rockefeller Foundation and serves on the Advisory Council of the Smithsonian National Museum of African American History and Culture, and the Foreign Affairs Policy Board of the U.S. State Department. Ms. Fudge also served as a member of President Obama’s National Commission on Fiscal Responsibility and Reform.

GE 2013 Proxy Statement     5

Susan Hockfield
Age 61	Independent
Director since 2006
President Emerita and Professor of Neuroscience, Massachusetts Institute of Technology, Cambridge, Massachusetts
DIRECTOR QUALIFICATIONS
  Leadership and Technology experience—president emerita of leading research university (MIT); former provost of leading university (Yale); director of global technology company (Qualcomm)
  Industry experience—president emerita of leading research university with prominent renewable energy program (MIT); leader in health sciences field; leading research neuroscientist; co-chair of a U.S. Presidential manufacturing initiative (Advanced Manufacturing Partnership)

Dr. Hockfield, who served as president of MIT from December 2004 through June 2012 and since then has served as professor of neuroscience at MIT, received her undergraduate degree from the University of Rochester, and a PhD from Georgetown University, concentrating in neuroscience. Following a postdoctoral fellowship at the University of California at San Francisco, she joined the scientific staff at the Cold Spring Harbor Laboratory in 1980. In 1985, Dr. Hockfield joined the faculty of Yale University, where she went on to serve as dean of the Graduate School of Arts and Sciences from 1998 to 2002 and then as provost. Dr. Hockfield is an elected member of the American Academy of Arts and Sciences and a fellow of the American Association for the Advancement of Science. Dr. Hockfield serves as co-chair of the Advanced Manufacturing Partnership, a U.S. Presidential manufacturing initiative. She holds a number of honorary degrees, including from Brown University, Mount Sinai School of Medicine, Tsinghua University (Beijing), University of Edinburgh, University of Pierre and Marie Curie (Paris) and the Watson School of Biological Sciences at the Cold Spring Harbor Laboratory. Dr. Hockfield is also a director of Qualcomm Inc., an overseer of the Boston Symphony Orchestra, a trustee of the Carnegie Corporation of New York and a member of the MIT Corporation.

Jeffrey R. Immelt
Age 57
Director since 2000
Chairman of the Board and Chief Executive Officer, General Electric Company, Fairfield, Connecticut
DIRECTOR QUALIFICATIONS
  Leadership and Global experience—current CEO of large public multinational company (General Electric)
  Industry and Government experience—leadership positions in GE’s Plastics, Appliances, Medical and Financial Services businesses; former director of government-organized financial and monetary policy organization (Federal Reserve Bank of New York); former chairman of presidential council (Council on Jobs and Competitiveness)

Mr. Immelt joined GE in corporate marketing in 1982 after receiving a degree in applied mathematics from Dartmouth College and an MBA from Harvard University. He then held a series of leadership positions with GE Plastics in sales, marketing and global product development. He became a vice president of GE in 1989, responsible for consumer services for GE Appliances. He subsequently became vice president of worldwide marketing product management for GE Appliances in 1991, vice president and general manager of GE Plastics Americas commercial division in 1992, and vice president and general manager of GE Plastics Americas in 1993. He became senior vice president of GE and president and chief executive officer of GE Medical Systems in 1996. Mr. Immelt became GE’s president and chairman-elect in 2000, and chairman and chief executive officer in 2001. He is a trustee of Dartmouth College and a member of the American Academy of Arts & Sciences. Mr. Immelt has been named one of the “World’s Best CEOs” three times by Barron’s.

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GOVERNANCE

Andrea Jung
Age 54	Independent
Director since 1998
Former Chairman of the Board and Chief Executive Officer, Avon Products, Inc., beauty products, New York, New York
DIRECTOR QUALIFICATIONS
  Leadership and Global experience—former chairman and CEO of large public multinational company (Avon); current director and former co-lead director of leading technology company (Apple)
  Marketing, Industry and Technology experience—former marketing executive and former chairman and CEO of a global consumer products company with large and complicated sales and marketing network (Avon); current director and former co-lead director of leading technology company (Apple); trustee of leading U.S. hospital (New York Presbyterian)

Ms. Jung, a graduate of Princeton University, joined Avon Products, Inc. in 1994 as president, product marketing for Avon U.S. She was elected president, global marketing, in 1996; an executive vice president in 1997; president and a director of the company in 1998; chief operating officer in 1998; chief executive officer in 1999, which position she held to April 2012; and chairman of the board in 2001, which position she held to December 2012. Since January 2013, Ms. Jung has served as senior advisor to the Avon board of directors. Previously, she was executive vice president, Neiman Marcus, and a senior vice president for I. Magnin. Ms. Jung is also a director and former co-lead director of Apple Inc.; former chairman of the World Federation of Direct Selling Associations; a member of the board of trustees of New York Presbyterian Hospital; and has been nominated for election in April 2013 to the supervisory board of Daimler AG.

Robert W. Lane
Age 63	Independent
Director since 2005
Former Chairman of the Board and Chief Executive Officer, Deere & Company, agricultural, construction and forestry equipment, Moline, Illinois
DIRECTOR QUALIFICATIONS
  Leadership, Finance and Global experience—former CEO and CFO of large public multinational company (Deere); supervisory board member of global European automaker (BMW); director of global communications company (Verizon Communications)
  Industry experience—former CEO of global equipment manufacturing company (Deere); director of global financial services company (Northern Trust); supervisory board member of global European automaker (BMW)

A graduate of Wheaton College, Mr. Lane also holds an MBA from the University of Chicago. Mr. Lane joined Deere & Company in 1982 following a career in global banking, and served Deere in leadership positions in its global construction equipment and agricultural divisions as well as at Deere Credit, Inc. He also served as Deere’s chief financial officer and president, as chief executive officer from 2000 to 2009, and as chairman of the board from 2000 until his retirement in February 2010. Mr. Lane is a director of Verizon Communications Inc. and Northern Trust Corporation, a member of the supervisory board of BMW AG and a member of the board of trustees of the University of Chicago.

Ralph S. Larsen
Age 74	Independent
Director since 2002
Former Chairman of the Board and Chief Executive Officer, Johnson & Johnson, pharmaceutical, medical and consumer products, New Brunswick, New Jersey
DIRECTOR QUALIFICATIONS
  Leadership and Global experience—former CEO of large public multinational company (Johnson & Johnson); former director of global technology company (Xerox)
  Industry experience—former CEO of company with large medical products business (Johnson & Johnson); former trustee of leading health and healthcare foundation (Robert Wood Johnson Foundation)

After graduating with a BBA degree from Hofstra University, Mr. Larsen joined Johnson & Johnson in 1962. In 1981, he left Johnson & Johnson to serve as president of Becton Dickinson’s consumer products division and returned to Johnson & Johnson in 1983 as president of its Chicopee subsidiary. In 1986, Mr. Larsen was named a company group chairman and later that year became vice chairman of the executive committee and chairman of the consumer sector. He was elected a director in 1987 and served as chairman of the board and chief executive officer from 1989 to 2002. He is a member of the American Academy of Arts & Sciences and a former trustee of the Robert Wood Johnson Foundation. Mr. Larsen also served as a director at Xerox Corporation during the last five years.

GE 2013 Proxy Statement     7

Rochelle B. Lazarus
Age 65	Independent
Director since 2000
Chairman Emeritus and former Chief Executive Officer, Ogilvy & Mather Worldwide, global marketing communications company, New York, New York
DIRECTOR QUALIFICATIONS
  Leadership and Global experience—former CEO of large public multinational company (Ogilvy & Mather)
  Marketing and Industry experience—former CEO of global marketing communications company (Ogilvy & Mather); director of global pharmaceutical company (Merck); trustee of leading U.S. hospital (New York Presbyterian)

A graduate of Smith College, Ms. Lazarus also holds an MBA from Columbia University. She joined Ogilvy & Mather Worldwide in 1971, becoming president of its U.S. direct marketing business in 1989. She then became president of Ogilvy & Mather New York and president of Ogilvy & Mather North America before becoming president and chief operating officer of the worldwide agency in 1995; chief executive officer in 1996, which position she held to 2008; and chairman from 1997 until her retirement in June 2012. Ms. Lazarus also serves as a director of Merck & Co., Inc., the American Museum of Natural History, the World Wildlife Fund and Lincoln Center for the Performing Arts; is a trustee of the New York Presbyterian Hospital; and is a member of the Board of Overseers of Columbia Business School.

James J. Mulva
Age 66	Independent
Director since 2008
Former Chairman of the Board and Chief Executive Officer, ConocoPhillips, international, integrated energy company, Houston, Texas
DIRECTOR QUALIFICATIONS
  Leadership, Finance and Global experience—former CEO and CFO of large public multinational company (ConocoPhillips, Phillips Petroleum); director of global automaker (General Motors)
  Industry experience—former CEO of integrated global energy company (ConocoPhillips); member of the board of visitors of leading cancer center (M.D. Anderson)

Mr. Mulva received a BBA and an MBA in finance from the University of Texas. He served as president and chief executive officer of ConocoPhillips from 2002 to 2004; and president, chief executive officer and chairman from 2004 until his retirement in May 2012, after the split of ConocoPhillips into two independent energy companies. Previously, Mr. Mulva served in various roles at Phillips Petroleum Company, including chief financial officer, chairman and chief executive officer. He also serves as a director of General Motors Company. Mr. Mulva served as chairman of the American Petroleum Institute in 2005 and 2006 and is a member of the board of visitors for the M.D. Anderson Cancer Center.

Mary L. Schapiro
Age 57	Independent
Director nominee
Former Chairman, U.S. Securities and Exchange Commission, Washington, D.C.
DIRECTOR QUALIFICATIONS
  Leadership and Government experience—former chairman of U.S. federal agencies (SEC, CFTC); former chair and CEO of U.S. financial services industry regulator (FINRA)
  Industry and Finance experience—former chairman of U.S. federal agencies with primary responsibility for enforcing the federal securities laws and regulating the securities and futures trading industries (SEC, CFTC); former leadership positions with financial services industry regulator (FINRA); former director of large multinational energy and food companies (Duke Energy, Kraft Foods)

Ms. Schapiro is a graduate of Franklin & Marshall College and earned a law degree from George Washington University Law School. She served as the 29th chairman of the SEC from January 2009 through December 2012. Prior to becoming SEC chairman, Ms. Schapiro served as chief executive officer of FINRA from 2007 through 2008. She joined that organization in 1996, serving as president of NASD Regulation from 1996 to 2002 and as vice chairman from 2002 to 2006, when she was named chairman. Ms. Schapiro previously served as a commissioner of the SEC from December 1988 to October 1994, and left the SEC when appointed chairman of the CFTC, where she served until 1996. Ms. Schapiro also served as a director at Kraft Foods and Duke Energy during the last five years (prior to joining the SEC).

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GOVERNANCE

Robert J. Swieringa
Age 70	Independent
Director since 2002
Professor of Accounting and former Anne and Elmer Lindseth Dean, Johnson Graduate School of Management, Cornell University, Ithaca, New York
DIRECTOR QUALIFICATIONS
  Finance and Industry experience—professor of accounting (Cornell, Stanford, Yale); former member of accounting standards board (FASB); member of board of managers of private equity fund (Partners Group Private Equity Fund)
  Leadership experience—former dean at leading university (Cornell’s Johnson Graduate School of Management); professor teaching corporate financial reporting and corporate governance (Cornell, Stanford, Yale)

Dr. Swieringa received a BA in economics from Augustana College, an MBA in accounting and economics from the University of Denver and a PhD in accounting and complex organizations from the University of Illinois. He taught accounting at Stanford’s Graduate School of Business and at the Johnson Graduate School of Management at Cornell University before serving as a member of the Financial Accounting Standards Board (FASB) from 1986 to 1996. He was then an accounting professor at Yale’s School of Management from 1996 to 1997 and was the ninth dean of Cornell’s Johnson Graduate School of Management from 1997 to 2007. Dr. Swieringa has been a professor of accounting at the Johnson Graduate School of Management since 1997. He is a member of the American Accounting Association (AAA), the board of managers of the Partners Group Private Equity Fund, and the board of trustees of Augustana College. Dr. Swieringa is a past president of the Financial Accounting and Reporting Section of the AAA and a past chair of the Graduate Management Admissions Council.

James S. Tisch
Age 60	Independent
Director since 2010
President and Chief Executive Officer, Loews Corporation, diversified holding company, New York, New York
DIRECTOR QUALIFICATIONS
  Leadership and Global experience—current CEO of large public multinational company (Loews)
  Finance, Industry and Government experience—current CEO of diversified multinational company (Loews); former director of government-organized financial and monetary policy organization (Federal Reserve Bank of New York); director of insurance company (CNA Financial); director of leading U.S. hospital (Mount Sinai); chairman of offshore drilling and natural gas exploration company (Diamond Offshore Drilling)

Mr. Tisch received a degree from Cornell University and an MBA from the Wharton Graduate School of the University of Pennsylvania. Since 1998, he has been the president and chief executive officer of Loews Corporation, one of the largest diversified corporations in the United States with subsidiaries involved in commercial property-casualty insurance, offshore drilling, interstate natural gas transmission, natural gas exploration and production, and luxury lodging. He also serves as a director of Loews, and Loews’s subsidiary CNA Financial. In addition, he is chairman of Loews’s subsidiary Diamond Offshore Drilling, Inc. Mr. Tisch serves as chairman of nonprofit WNET, parent of WNET Channel 13 and WLIW Channel 21. He also sits on the boards of the New York Public Library, Mount Sinai Medical Center, and the Partnership for New York City, and is a member of the Council on Foreign Relations. Mr. Tisch also was formerly a director of the Federal Reserve Bank of New York.

Douglas A. Warner III
Age 66	Independent
Director since 1992
Former Chairman of the Board, JPMorgan Chase & Co., The Chase Manhattan Bank, and Morgan Guaranty Trust Company, investment banking, New York, New York
DIRECTOR QUALIFICATIONS
  Finance and Industry experience—former CEO of large financial services company (JPMorgan Chase); chairman of leading cancer center (Sloan-Kettering)
  Leadership and Global experience—former CEO of large public multinational company (JPMorgan Chase); chairman of leading university investment committee (Yale)

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company of New York, a wholly owned subsidiary of JPMorgan Chase & Co. (formerly J.P. Morgan & Co. Incorporated). He was elected president and a director of the bank and its parent in 1990, serving as chairman and chief executive officer from 1995 to 2000, when he became chairman of the board of JPMorgan Chase & Co., The Chase Manhattan Bank and Morgan Guaranty Trust Company until his retirement in 2001. Mr. Warner is chairman of the board of managers and the board of overseers of Memorial Sloan-Kettering Cancer Center, chairman of the Yale Investment Committee and a trustee of Yale University. Mr. Warner also served as a director at Anheuser-Busch Companies, Inc., Motorola Inc. and Motorola Solutions Inc. during the last five years.

GE 2013 Proxy Statement     9

CORPORATE GOVERNANCE

Governance Principles
The Board and the company annually review GE’s governance documents, which are available on our website. These governance materials include the Board’s Governance Principles, which include guidelines for determining director independence and qualifications for directors, Board committee charters and statements of committee key practices. The web links for these materials, which are also available in print to any shareowner upon request, can be found under “Helpful Resources” on page 55. The Board regularly reviews corporate governance developments and, when appropriate, modifies its Governance Principles, committee charters and key practices.

The Board of Directors elected Mr. Tisch as director in June 2010. Under GE’s Governance Principles, directors who also serve as CEOs should not serve on more than two boards of public companies in addition to the GE Board to ensure directors have sufficient time to devote to GE matters. The NCGC discussed this requirement and recommended that it be waived for Mr. Tisch because two of the public company boards on which he serves are within Loews’s consolidated group of companies. Loews is a diversified holding company whose entire business operations are conducted through its subsidiaries, two of which, CNA Financial (90% owned) and Diamond Offshore Drilling (50.4% owned), accounted for more than 85% of Loews’s revenues in each of the past three fiscal years, and are public companies for which Mr. Tisch serves as a board member. Mr. Tisch’s responsibilities as a board member of CNA Financial and Diamond Offshore Drilling are integrally related to and subsumed within his role as CEO of Loews, and therefore the GE Board believes that his subsidiary board service does not meaningfully increase his time commitments or fiduciary duties, as would be the case with service on the boards of unaffiliated public companies.

Investor Outreach
Our engagement program. We conduct extensive governance reviews and investor outreach throughout the year to ensure that management and the Board understand and consider the issues that matter most to our shareowners and enable GE to address them effectively.

Changes for 2013 in response to investor feedback. For 2013, after considering feedback received from investors, the Board determined to provide enhanced proxy disclosure regarding our director recruitment process (see “Election of Directors” on page 2), director independence determinations (see “Director Independence” on page 12), political contributions website disclosure (see “Political Contributions and Lobbying Expenditure Oversight and Disclosure” on page 13), conflict-of-interest transaction approval process (see “Related Person Transactions” on page 18) and auditor selection process (see “Management Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm” on page 42). Also see “Investor Outreach and the 2012 Say-on-Pay Vote” on page 22 for a discussion of the Management Development and Compensation Committee’s (MDCC) response to investor feedback on our 2012 say-on-pay vote and executive compensation program.

Board Leadership Structure
Our CEO also serves as the chairman of the Board, and we have an independent director who is elected by the independent directors to serve as presiding director, with broad authority and responsibility over Board governance and operations. The presiding director, Mr. Larsen, the former chairman of the board and CEO of Johnson & Johnson, has the following responsibilities, which are set forth in the Board’s Governance Principles: (1) to lead meetings of the non-management directors, which are meetings without any management directors or employees present and are scheduled at least three times per year, and to call

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GOVERNANCE

additional meetings of the non-management directors as he deems appropriate; (2) to serve as liaison on Board-related issues between the chairman and the non-management directors; (3) to advise the NCGC on the selection of committee chairs; (4) to approve the agenda, schedule and information sent to directors for Board meetings; (5) to work with the chairman to propose an annual schedule of major discussion items for the Board’s approval; (6) to provide leadership to the Board if circumstances arise in which the role of the chairman may be, or may be perceived to be, in conflict, and otherwise act as chairman of Board meetings when the chairman is not in attendance; (7) to make himself available for consultation and direct communication with our major shareowners; and (8) to perform such other functions as the Board may direct. We believe that this structure is appropriate for the company because it allows one person to speak for and lead the company and the Board, while also providing for effective oversight by an independent board through an independent presiding director. For a company as large and diverse as GE, we believe the CEO is in the best position to focus the independent directors’ attention on the issues of greatest importance to the company and its shareowners. In our view, splitting the roles would potentially have the consequence of making our management and governance processes less effective than they are today through undesirable duplication of work and, in the worst case, lead to a blurring of clear lines of accountability and responsibility, without any clear offsetting benefits.

Board Risk Oversight
Risk is an inherent part of GE’s business activities and is critical to the company’s innovation and success. We reward our executives for taking responsible risks in line with the company’s strategic objectives and overall risk appetite. In order to ensure that we are executing according to our strategic objectives and that we only accept risks for which we are adequately compensated, we evaluate risk at the individual transaction level, and evaluate aggregated risk at the customer, industry, geographic and collateral-type levels, where appropriate. Risks identified through our risk management processes are prioritized and, depending on the probability and severity of the risk, escalated to the chief risk officer (CRO). We have general response strategies for managing risks, which categorize risks according to whether the company will avoid, transfer, reduce or accept the risk. These response strategies are tailored to ensure that risks are within acceptable GE Board general guidelines. Depending on the nature of the risk involved and the particular business or function affected, we use a wide variety of risk mitigation strategies, including delegation of authorities, standardized processes and strategic planning reviews, operating reviews, insurance and hedging.

Our Board of Directors has oversight for risk management with a focus on the most significant risks facing the company, including strategic, operational, financial, and legal and compliance risks. At the end of each year, management and the Board jointly develop a list of major risks that GE plans to prioritize in the next year. Throughout the year, the Board and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. Strategic, operational and reputational risks are presented and discussed in the context of the CEO’s report on operations to the Board at regularly scheduled Board meetings and at presentations to the Board and its committees by the vice chairmen, CRO, general counsel and other employees.

The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

RISK
  Oversees GE’s management of key risks, including strategic, operational (including product risk), financial (including credit, liquidity and exposure to broad market risk) and reputational risks
  Oversees the guidelines, policies and processes for monitoring and mitigating such risks
  Oversees risks related to our subsidiary, General Electric Capital Corporation (GE Capital), and jointly meets with the GE Capital Board of Directors at least four times a year

AUDIT
  Oversees GE’s and GE Capital’s policies and processes relating to the financial statements, the financial reporting process, compliance and auditing, and jointly meets with the GE Capital Board once a year
  Monitors ongoing compliance issues and matters
  Annually conducts an assessment of compliance issues and programs

MANAGEMENT DEVELOPMENT AND COMPENSATION
  Oversees the risk management associated with management resources, structure, succession planning, and management development and selection processes
  Evaluates the effect the compensation structure may have on risk decisions

NOMINATING AND CORPORATE GOVERNANCE	Oversees risk related to the company’s governance structure and processes and risks arising from related person transactions
PUBLIC RESPONSIBILITIES	Oversees risks related to GE’s public policy initiatives, the environment and similar matters Monitors the company’s environmental, health and safety compliance

GE 2013 Proxy Statement     11

The Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which include standardized reviews of long-term strategic and operational planning; executive development and evaluation; code of conduct compliance under the company’s The Spirit & The Letter; regulatory compliance; health, safety and environmental compliance; financial reporting and controllership; and information technology and security. The company’s CRO is responsible for overseeing and coordinating risk assessment and mitigation on an enterprise-wide basis. The CRO leads the Corporate Risk Function and is responsible for the identification of key business risks, providing for appropriate management of these risks within GE Board guidelines, and enforcement through policies and procedures. Management has two committees to further assist it in assessing and mitigating risk:

  The Corporate Risk Committee meets periodically, is chaired by the CRO and comprises the chairman and CEO, vice chairmen, general counsel and other senior-level business and functional leaders. It has principal responsibility for evaluating and addressing risks escalated to the CRO and Corporate Risk Function.
  The Policy Compliance Review Board met 16 times in 2012, is chaired by the company’s general counsel and includes the CFO and other senior-level functional leaders. It has principal responsibility for monitoring compliance matters across the company.

Director Independence
All of our director nominees (listed under “Director Nominees” on page 3) other than Mr. Immelt are independent, as are current directors Alan G. Lafley and Sam Nunn. The Board has satisfied, and expects to continue to satisfy, its objective that at least two-thirds of the Board should consist of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with GE. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange’s (NYSE) listing standards. In addition to applying these guidelines, which are set forth in Section 4 of our Governance Principles and are published on GE’s website (see “Helpful Resources” on page 55), the Board will consider all relevant facts and circumstances in making an independence determination. In the course of the Board’s independence determination, it considered relevant transactions, relationships and arrangements as required by the company’s independence guidelines. In particular, with respect to each of the three most recently completed fiscal years, as applicable, the Board evaluated relationships between Board members, their family members and the company, as required by NYSE and GE independence guidelines, which relationships are described in more detail under “Relationships and Transactions Considered for Director Independence” on page 54.

All members of the Audit Committee, MDCC, NCGC and Risk Committee must be independent directors as defined by the Board’s Governance Principles. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from GE or any of its subsidiaries other than their directors’ compensation. As a policy matter, the Board has determined to apply a separate, heightened independence standard to members of both the MDCC and the NCGC. No member of either committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from GE or any of its subsidiaries. The Board has determined that all members of the Audit Committee, MDCC and NCGC are independent and satisfy the relevant SEC or GE additional independence requirements for the members of such committees.

Mr. Immelt is not an independent director due to his employment with the company. Mr. Penske, who is not standing for reelection at the 2013 Annual Meeting, is not an independent director due to his business relationships with the company.

Director Nominee Recommendations
The NCGC reviews potential candidates for the Board and recommends the director nominees to the Board for approval. The committee considers all shareowner recommendations for candidates for the Board, which are evaluated in the same manner as candidates suggested by other directors or third-party search firms (which the company retains from time to time, including over the past year, to help identify potential candidates). Any such recommendations should be sent to the NCGC, c/o Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828. The information required to be included is set forth in our by-laws, and the general qualifications and specific qualities and skills established by the committee for directors are included in Section 3 of the Board’s Governance Principles and discussed under “Board Size and Composition” on page 2.

Code of Conduct
All directors, officers and employees of GE must act ethically at all times and in accordance with the policies comprising GE’s code of conduct set forth in the company’s integrity policy, The Spirit & The Letter, which is published on GE’s website (see “Helpful Resources” on page 55). Under the Board’s Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer. Amendments to the code required to be disclosed under SEC rules will be published on GE’s website (see “Helpful Resources” on page 55). If an actual or potential conflict of interest arises for a director, the director will promptly inform the CEO and the presiding director. Our NCGC is responsible for reviewing any such conflict of interest. If a significant conflict exists and cannot be resolved, the director should resign. All directors are required to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

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GOVERNANCE

Political Contributions and Lobbying Expenditure Oversight and Disclosure
As part of its oversight role in public policy and corporate social responsibility, the Public Responsibilities Committee (PRC) reviews annually the company’s policies and practices related to political contributions, contributions to campaigns, and contributions to trade associations and other tax-exempt and similar organizations that may engage in political activity. The PRC also receives and reviews, semiannually, reports on the company’s political spending, including political contributions and contributions to trade associations and other tax-exempt and similar organizations that may engage in political activity. The PRC issues a report annually on the company’s political spending, which is available on GE’s Citizenship report website (see “Helpful Resources” on page 55).

Communicating Concerns to Directors
The Audit Committee and the non-management directors have established procedures to enable anyone who has a concern about GE’s conduct, or any employee who has a concern about the company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the presiding director or to the Audit Committee. Such communications may be submitted confidentially or anonymously, and may be e-mailed or submitted in writing to special addresses or reported by telephone to a toll-free telephone number. Information on how to submit any such communications can be found on GE’s website (see “Helpful Resources” on page 55).

BOARD OF DIRECTORS AND COMMITTEES

Director Attendance
The Board held 13 meetings during 2012, including four meetings of the non-management directors of the Board. In 2012, each of our current directors attended at least 75% of the meetings of the Board and committees on which the member served during the period the member was on the Board or committee. Information about director attendance at the 2012 Annual Meeting and the Board’s policy with regard to director attendance at annual meetings of shareowners can be found on GE’s website (see “Helpful Resources” on page 55).

Board Committees
The Board has five standing committees: the Audit Committee, the MDCC, the NCGC, the Risk Committee and the PRC. Each committee meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized below and set forth in more detail in each committee’s written charter, which can be found on GE’s website (see “Helpful Resources” on page 55).

Audit Committee
  Selects and oversees the independent auditor
  Reviews the scope and results of the audit to be conducted by the independent auditor
  Oversees our financial reporting activities, including our annual report, and the accounting standards and principles followed
  In coordination with the Risk Committee, discusses with management the company’s risk assessment and risk management framework
  Approves audit and non-audit services provided by the independent auditor
  Reviews the organization and scope of our internal audit function and our disclosure and internal controls
  Oversees the company’s legal, ethical and regulatory compliance
NUMBER OF MEETINGS IN 2012: 13
COMMITTEE MEMBERS: Beattie (F,I) Cash (I) Lane (F,I) Mulva (F,I) Swieringa (F,I) Warner (C,F,I)

*	Messrs. Lafley, Nunn and Penske are not standing for reelection at the 2013 Annual Meeting
C	Chair of the Committee
F	Audit Committee Financial Expert as defined under SEC rules
I	Satisfies the NYSE’s and GE’s definitions of independent director, as determined by the Board of Directors

GE 2013 Proxy Statement     13

Management Development and Compensation Committee
  Establishes, reviews and approves CEO compensation, and reviews and approves other senior executive compensation
  Monitors our management resources, structure, succession planning, development and selection process as well as the performance of key executives
  Reviews incentive compensation arrangements to ensure that incentive pay does not encourage unnecessary risk-taking and reviews and discusses the relationship between risk management policies and practices, corporate strategy and senior executive compensation
  Oversees the incentive compensation program, GE 2007 Long-Term Incentive Plan and any other equity-based compensation plans
NUMBER OF MEETINGS IN 2012: 9
COMMITTEE MEMBERS: Cash (I) Jung (I) Lane (I) Larsen (C,I) Nunn* (I) Warner (I)

Nominating and Corporate Governance Committee
  Selects director nominees for the Board
  Develops and annually reviews our Governance Principles
  Reviews director compensation and benefits
  Oversees the annual self-evaluation of the Board and its committees
  Makes recommendations to the Board concerning the structure and membership of the Board committees
  Reviews and approves or, where warranted, ratifies transactions with related persons required to be disclosed under SEC rules
  Reviews any conflict of interest involving directors or executive officers
  Oversees risks related to corporate governance
NUMBER OF MEETINGS IN 2012: 7
COMMITTEE MEMBERS: Hockfield (I) Jung (I) Lafley* (I) Larsen (I) Lazarus(C,I) Warner (I)

Risk Committee
  Oversees GE’s and GE Capital’s management of key risks as well as the guidelines, policies and processes for monitoring and mitigating such risks
  Reviews and discusses with management GE’s and GE Capital’s risk appetite and strategy relating to key risks
  Meets separately at least two times per year with GE’s and GE Capital’s CROs
  Receives reports from GE’s and GE Capital’s internal audit function on the results of risk management reviews and assessments
  Reviews the status of financial services regulatory exams relating to GE and GE Capital
  Reviews the disclosure regarding risk contained in the GE and GE Capital annual and quarterly reports
NUMBER OF MEETINGS IN 2012: 11
COMMITTEE MEMBERS: Beattie (C,I) Brennan (I) Lafley* (I) Tisch (I)

*	Messrs. Lafley, Nunn and Penske are not standing for reelection at the 2013 Annual Meeting
C	Chair of the Committee
F	Audit Committee Financial Expert as defined under SEC rules
I	Satisfies the NYSE’s and GE’s definitions of independent director, as determined by the Board of Directors

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Public Responsibilities Committee
  Reviews and oversees GE positions on corporate social responsibilities and public issues of significance that affect investors and other key GE stakeholders
  Reviews the status of any significant governmental inquiry or investigation that is not related to any financial statements
  Identifies and discusses with management risks relating to our public policy initiatives, the environment and similar matters
  Monitors the company’s environmental, health and safety compliance
  Reviews the company’s policies and practices related to political and campaign contributions and contributions to trade associations and other tax-exempt and similar organizations that may engage in political activity
NUMBER OF MEETINGS IN 2012: 3
COMMITTEE MEMBERS: Cash (I) Fudge (I) Hockfield (I) Immelt Lazarus (I) Mulva (I) Nunn* (C,I) Penske*

*	Messrs. Lafley, Nunn and Penske are not standing for reelection at the 2013 Annual Meeting
C	Chair of the Committee
F	Audit Committee Financial Expert as defined under SEC rules
I	Satisfies the NYSE’s and GE’s definitions of independent director, as determined by the Board of Directors

2012 NON-MANAGEMENT DIRECTORS’ COMPENSATION

The current compensation and benefit program for non-management directors has been in effect since 2003 and is designed to achieve the following goals: (1) compensation should fairly pay directors for work required for a company of GE’s size and scope; (2) compensation should align directors’ interests with the long-term interests of shareowners; and (3) the structure of the compensation should be simple, transparent and easy for shareowners to understand. The NCGC reviews director compensation annually. The table below on non-management directors’ compensation includes the following compensation elements.

Annual Compensation
In 2012, annual compensation of $250,000 was paid to each non-management director in four installments following the end of each quarter of service, 40% (or $100,000) in cash and 60% (or $150,000) in deferred stock units (DSUs). There are no meeting fees. Non-management directors have the option of deferring some or all of their cash compensation in DSUs. Each DSU is equal in value to a share of GE stock and is fully vested upon grant, but does not have voting rights. DSUs accumulate quarterly dividend-equivalent payments, which are reinvested into additional DSUs. The DSUs will be paid out in cash to non-management directors beginning one year after they leave the Board. Directors may elect to take their DSU payments as a lump sum or in payments spread out for up to 10 years.

Audit Committee and MDCC Compensation
Additional compensation, equal to 10% of the $250,000 annual compensation, was paid to directors serving on the Audit Committee and the MDCC due to the workload and broad-based responsibilities of these two committees. Directors serving on both committees received additional compensation equal to 20% of their annual compensation. This additional compensation was paid in the same 40%/60% proportion between cash and DSUs, respectively, and was payable in the same manner as the annual compensation.

GE 2013 Proxy Statement     15

All Other Compensation
The column showing “All Other Compensation” in the table below includes the following items:

  Executive Products and Lighting Program. Non-management directors participate in our Executive Products and Lighting Program on the same basis as our named executives. Under this program, upon their request, directors can receive GE appliances or other products. Incremental cost is calculated based on the fair market value of the products received.
  Matching Gifts Program. Non-management directors may participate in the GE Foundation’s Matching Gifts Program on the same terms as GE’s executive officers. Under the GE Foundation’s regular Matching Gifts Program, subject to limited exceptions, the GE Foundation matches up to $50,000 per year in contributions by any employee, retiree or director to approved charitable organizations. The Matching Gifts Program amounts shown in note 3 to the table below represent all company matches registered by the director with the company in 2012.
  Charitable Award Program. GE maintains a plan that permits each director to designate up to five charitable organizations (excluding a director’s private foundation) to share in a $1 million contribution to be made by the company upon the director’s termination of service. The company will fund the contribution from corporate assets upon such termination. The award vests upon the commencement of Board service.
  Incidental Board Meeting Expenses. The company occasionally provides travel and sponsors activities for spouses or other guests of the directors in connection with Board meetings.

2012 Non-management Directors’ Compensation Table

Name of Director	Fees Earned or Paid in Cash	[1]	Stock Awards	[2]	All Other Compensation	[3]	Total
W. Geoffrey Beattie	$0		$282,933		$9,436		$292,369
John J. Brennan[4]	$0		$126,740		$0		$126,740
James I. Cash, Jr.	$120,000		$185,193		$92,714		$397,907
Marijn E. Dekkers[5]	$25,000		$76,044		$1,217		$102,261
Ann M. Fudge	$100,000		$154,327		$60,640		$314,967
Susan Hockfield	$100,000		$154,327		$29,035		$283,362
Andrea Jung	$110,000		$169,760		$62,710		$342,470
Alan G. Lafley	$100,000		$154,327		$55,682		$310,009
Robert W. Lane	$120,000		$185,193		$10,149		$315,342
Ralph S. Larsen	$0		$282,933		$56,026		$338,959
Rochelle B. Lazarus	$0		$257,212		$64,599		$321,811
James J. Mulva	$0		$282,933		$61,805		$344,738
Sam Nunn	$0		$282,933		$59,903		$342,836
Roger S. Penske	$0		$257,212		$59,026		$316,238
Robert J. Swieringa	$44,000		$237,664		$61,070		$342,734
James S. Tisch	$0		$257,212		$1,416		$258,628
Douglas A. Warner III	$120,000		$185,193		$85,206		$390,399

1	This column reports the amount of cash compensation received for 2012 Board and committee service.

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2	This column represents the dollar amounts of the aggregate grant date fair value of DSUs granted in 2012 in accordance with SEC rules, including amounts that the directors deferred into DSUs in lieu of all or a part of their cash compensation in 2012. The grants of DSUs are made following each quarter of service, with the number of DSUs actually granted calculated by dividing the target value of DSUs to be granted by the average closing price of GE stock for the 20 days including and preceding the date of grant. The grant date fair value of the DSUs, which is shown in this column, is the number of DSUs multiplied by the closing price of GE stock on the date of grant, which was $20.07, $20.84, $22.71 and $20.99 for March 30, 2012, June 29, 2012, September 28, 2012 and December 31, 2012, respectively. The table below shows the cash amounts that the directors deferred into DSUs in 2012 and the number of DSUs outstanding at 2012 fiscal year-end. None of our directors had stock options outstanding at 2012 fiscal year-end. We ceased granting stock options to directors in 2002.

Director	Cash Deferred into DSUs in 2012	# DSUs Outstanding at 2012 Fiscal Year-End
Beattie	$110,000	58,564
Brennan	$50,000	5,804
Cash	$0	94,803
Dekkers	$0	3,482
Fudge	$0	109,831
Hockfield	$0	50,715
Jung	$0	99,862
Lafley	$0	114,338
Lane	$0	96,155
Director	Cash Deferred into DSUs in 2012	# DSUs Outstanding at 2012 Fiscal Year-End
Larsen	$110,000	142,064
Lazarus	$100,000	142,670
Mulva	$110,000	78,102
Nunn	$110,000	178,853
Penske	$100,000	197,066
Swieringa	$66,000	121,132
Tisch	$100,000	30,396
Warner	$0	99,399

3	The following table provides more information on the type and amount of items included in All Other Compensation.

Director	Matching Gifts	Other Benefits*	Total
Beattie	$0	$9,436	$9,436
Brennan	$0	$0	$0
Cash	$50,000	$42,714	$92,714
Dekkers	$0	$1,217	$1,217
Fudge	$49,750	$10,890	$60,640
Hockfield	$8,800	$20,235	$29,035
Jung	$50,000	$12,710	$62,710
Lafley	$50,000	$5,682	$55,682
Lane	$0	$10,149	$10,149
Director	Matching Gifts	Other Benefits*	Total
Larsen	$50,000	$6,026	$56,026
Lazarus	$50,000	$14,599	$64,599
Mulva	$50,000	$11,805	$61,805
Nunn	$44,660	$15,243	$59,903
Penske	$50,000	$9,026	$59,026
Swieringa	$50,000	$11,070	$61,070
Tisch	$0	$1,416	$1,416
Warner	$50,000	$35,206	$85,206

*	This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of benefits included in this table for the director (except as otherwise described in this footnote), such as: (1) participation in the Executive Products and Lighting Program (which, for Dr. Cash, was $31,387); (2) incidental Board meeting expenses; and (3) certain expenses associated with the directors’ and their invited guests’ attendance at the 2012 Olympic Games in London, England, of which GE was an official sponsor.
4	Mr. Brennan was elected to the Board in July 2012.
5	Mr. Dekkers was elected to the Board in June 2012.

No Other Compensation
Non-management directors do not receive any non-equity incentive compensation, hold deferred compensation balances or receive pension benefits. Since 2003, DSUs have been the only equity incentive compensation awarded to the non-management directors. Directors who are company employees do not receive any compensation for their services as directors.

Share Ownership Requirements
All non-management directors are required to hold at least $500,000 worth of GE stock and/or DSUs while serving as directors of GE. Directors have five years to attain this ownership threshold. All directors are in compliance with this requirement.

Insurance
GE has provided liability insurance for its directors and officers since 1968. Ace Bermuda Insurance Ltd., Allied World Assurance Company, Ltd. and XL Insurance are the principal underwriters of the current coverage, which extends until June 11, 2013. The annual cost of this coverage is approximately $9.1 million.

GE 2013 Proxy Statement     17

STOCK OWNERSHIP INFORMATION

The following table includes all GE stock-based holdings, as of December 31, 2012, of our director nominees, directors and the named executives, our directors and executive officers as a group, and all those known by us to be beneficial owners of more than 5% of our common stock.

Common Stock and Total Stock-Based Holdings Table

Directors and Nominees	Stock[1]	Total[2]
W. Geoffrey Beattie[3]	27,310	85,874
John J. Brennan	25,000	30,804
James I. Cash, Jr.	18,106	112,909
Marijn E. Dekkers	0	3,482
Francisco D’Souza	0	0
Ann M. Fudge	5,874	115,705
Susan Hockfield	0	50,715
Andrea Jung[3]	7,519	107,381
Alan G. Lafley[3]	110,534	224,872
Robert W. Lane	14,500	110,655
Ralph S. Larsen[3]	165,385	307,449
Rochelle B. Lazarus[3]	39,629	182,299
James J. Mulva[3]	4,105	82,207
Sam Nunn	96,000	274,853
Roger S. Penske	0	197,066
Mary L. Schapiro	100	100
Robert J. Swieringa	3,788	124,920
James S. Tisch[3]	440,000	470,396
Douglas A. Warner III[3,4]	135,880	235,279
Directors and Nominees Total	1,093,730	2,716,966

Named Executives	Stock[1]	Total[2]
Jeffrey R. Immelt[3]	1,921,765	4,969,137
Keith S. Sherin[3]	3,645,479	5,981,566
Michael A. Neal	4,105,367	6,727,813
John G. Rice[3]	3,703,534	6,181,770
Brackett B. Denniston III	4,002,771	4,812,478
Named Executives Total	17,378,916	28,672,764

All Directors and Executives	Stock[1]	Total[2]
As a group (27)[5]	24,040,027	40,202,945

5% Beneficial Owners		Stock[1]
BlackRock[6]		583,104,477

1	This column lists beneficial ownership of voting securities as calculated under SEC rules, including restricted stock held by directors and named executives over which they have sole voting power but no investment power. Otherwise, except to the extent noted below, each director, named executive or entity has sole voting and investment power over the shares reported. None of the shares is pledged as security by the named person. Standard brokerage accounts may include non-negotiable provisions regarding set-offs or similar rights. In accordance with SEC rules, this column also includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days as follows: Mr. Denniston (3,640,000), Mr. Neal (3,045,000), Mr. Rice (3,225,000) and Mr. Sherin (3,225,000). No director or named executive owns more than one-tenth of 1% of the total outstanding shares. BlackRock, Inc. owns 5.6% of the total outstanding shares.
2	This column shows the individual’s total GE stock-based holdings, including the voting securities shown in the “Stock” column (as described in note 1), plus non-voting interests, including, as appropriate, PSUs, RSUs, DSUs, deferred compensation accounted for as units of GE stock and stock options that may not vest or become exercisable within 60 days.
3	Both columns include the following numbers of shares over which the identified director or named executive has shared voting and investment power through family trusts or other accounts but as to which he or she disclaims beneficial ownership: Mr. Beattie (27,310), Mr. Immelt (158,772), Ms. Jung (69), Mr. Lafley (18,446), Mr. Larsen (107,706), Ms. Lazarus (9,300), Mr. Mulva (3,595), Mr. Rice (1,965), Mr. Sherin (373,507), Mr. Tisch (440,000) and Mr. Warner (1,200).
4	Does not include 15 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 par value, of the company’s subsidiary, General Electric Capital Corporation, owned by Mr. Warner and over which he has sole voting and investment power.
5	Both columns include: (1) 18,107,500 shares that may be acquired pursuant to vested stock options that are or will become exercisable within 60 days, (2) 1,199,840 shares over which there is shared voting and investment power, and (3) 60,000 shares over which there is sole voting power but no investment power. The directors and executive officers as a group do not own more than 1% of the total outstanding shares.
6	Represents 583,104,477 shares beneficially owned by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022. The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 8, 2013.

RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions
We review relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants and in which the amount involved exceeds $120,000 to determine whether such related persons have a direct or indirect material interest. The company’s legal staff is primarily responsible for the development and implementation of processes and controls for obtaining information from the directors and executive officers with respect to

18      GE 2013 Proxy Statement

GOVERNANCE

related person transactions and then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. As required under SEC rules, all such transactions that are determined to be directly or indirectly material to a related person are disclosed in this proxy statement. In addition, the NCGC reviews and approves or ratifies any such related person transaction. As set forth in the NCGC’s Key Practices, which are in writing and are available on GE’s website (see “Helpful Resources” on page 55), in the course of its review and approval or ratification of a disclosable related person transaction, the committee considers:

  the nature of the related person’s interest in the transaction;
  the material terms of the transaction, including, without limitation, the amount and type of transaction;
  the importance of the transaction to the related person;
  the importance of the transaction to the company;
  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and
  any other matters the committee deems appropriate, including any third-party fairness opinions or other expert review obtained by the company in connection with the transaction.

Any member of the NCGC who is a related person with respect to a transaction under review may not participate in the deliberations or vote for approval or ratification of the transaction, but such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Related Person Transactions
Mr. Penske, who is not standing for reelection at the 2013 Annual Meeting, has a direct financial interest in and controls Penske Corporation (PC), which is privately held. Penske Truck Leasing Corporation (PTLC), an indirect subsidiary of PC, is the general partner of Penske Truck Leasing Co., L.P. (Truck Leasing, L.P.). PTLC and Penske Automotive Group, Inc., also an affiliate of PC, currently own directly or indirectly 50.1% of the partnership interests in Truck Leasing, L.P. GE Capital subsidiaries directly or indirectly own the remaining 49.9% interest in Truck Leasing, L.P.

In April 2012, PC subsidiaries and GE Capital subsidiaries established a new limited-purpose joint venture, known as LJ VP Holdings LLC, which issued $700 million in senior notes due 2019 with GE Capital as co-obligor. The proceeds of this issuance were used to effect a recapitalization of Truck Leasing, L.P. Truck Leasing, L.P. then obtained third-party financing and entered into capital markets transactions to replace and repay debt owed to GE Capital under the revolving credit and contingent liabilities agreements (PTL Facilities) described below. As of February 1, 2013, all amounts owed by Truck Leasing, L.P. under the revolving credit agreement had been repaid, and the contingent liabilities agreement had an outstanding balance of $140 million.

Previously, GE Capital and its subsidiaries had extended credit and guarantees to Truck Leasing, L.P. and its subsidiaries under the PTL Facilities, and those totaled approximately $1.35 billion as of December 31, 2012. The largest aggregate principal amount outstanding during 2012 was approximately $7.0 billion. The total amount of principal and interest paid under the PTL Facilities during 2012 was approximately $6.0 billion and $125 million, respectively. Interest rates, which were based on loan duration and currency, ranged from 1.35% to 6.32% in 2012. Funding under the PTL Facilities has been under terms and conditions that are the same as or no less favorable to Truck Leasing, L.P. than those extended to GE Capital’s wholly owned operating subsidiaries.

During 2012, as part of the agreement to recapitalize Truck Leasing, L.P., the partnership agreement between GE Capital and PTLC was extended from 2018 to 2023, and the maturity of $35 million of PTLC preferred stock held by a GE Capital subsidiary was extended from 2013 to 2017. In November 2012, Truck Leasing, L.P. approved a five-year extension of an arrangement originally established in 2007, under which PTLC conducts truck leasing activities directly with regional customers in Truck Leasing, L.P.’s Baltimore District.

In addition, various GE businesses have arm’s-length commercial dealings with Penske entities, none of which is material individually or in the aggregate.

The son of Kathryn A. Cassidy, senior vice president and GE treasurer, is a manager in GE Capital’s corporate risk group and earned $135,461 in base salary and bonus in 2012. His compensation is commensurate with his peers’ compensation.

GE 2013 Proxy Statement      19

COMPENSATION

MANAGEMENT PROPOSAL NO. 1—ADVISORY APPROVAL
OF OUR NAMED EXECUTIVES’ COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934 (Exchange Act), we are asking shareowners to approve the compensation paid to the company’s named executives, as disclosed in this proxy statement on pages 20 to 41, in an advisory vote.

The Board recommends a vote FOR this proposal because it believes that our compensation policies and practices are effective in achieving the company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of our shareowners and motivating the executives to remain with the company for long and productive careers.

This advisory proposal, commonly referred to as a “say-on-pay” proposal, is not binding on the Board of Directors. Although the voting results are not binding, the Board and the MDCC will review and consider them when evaluating our executive compensation program.

The Board has adopted a policy of providing for annual say-on-pay advisory votes. The next say-on-pay advisory vote will occur at our 2014 Annual Meeting of Shareowners.

Your Board of Directors recommends a vote FOR approval of the compensation paid to the company’s named executives, as disclosed in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Program

How We Determine Incentive Compensation

Annual Cash Bonuses. We pay annual cash bonuses to our named executives based on achieving specific performance goals for each executive, and the bonus amount is driven by the executive’s success in achieving these goals, as determined by the MDCC. The MDCC puts strong emphasis on evaluating the named executives’ contributions to the company’s overall performance in addition to their individual business or function. Therefore, the specific company financial goals listed below for Mr. Immelt are also the key shared financial goals for Messrs. Sherin, Neal, Rice and Denniston, even though they also have additional performance goals for the businesses or functions they lead. The bonus amounts are not formulaically set at the time the goals are established but instead are determined using MDCC judgment after the completion of the performance period based on the MDCC’s assessment of a number of quantitative and qualitative factors. This allows the MDCC to consider all aspects of an executive’s performance throughout the year, which typically cannot be accounted for under a rigid, formulaic model. Our annual cash bonuses are determined with the prior year’s award serving as an initial basis for consideration. After an assessment of a named executive’s ongoing performance and current-year contributions to the company’s results, as well as the performance of any business or function he leads, the MDCC uses its judgment in determining the bonus amount, if any, and the resulting percentage change from the prior year. Because we emphasize consistent performance over time, the relative size of our named executives’ bonuses is driven by current-year, past and sustainable performance, and percentage increases or decreases in the amount of annual compensation therefore tend to be more gradual than in a framework that is focused solely or largely on current-year performance.

Annual Equity Incentive Awards. We typically grant annual equity incentive awards to our named executives in the form of stock options, restricted stock units (RSUs) or, for the CEO, performance share units (PSUs). Equity awards encourage our named executives to continue to deliver results over a longer period of time and serve as a retention tool. In making equity awards, the MDCC follows a similar approach as described above for annual cash bonuses, except that the MDCC’s compensation philosophy that puts emphasis on evaluating named executives based on company, rather than business or functional, performance, is even more pronounced with annual equity incentive awards and is more heavily influenced by expected future contributions to the company’s long-term success. PSUs, which have formulaically determined payouts, convert into shares of GE stock only if the company achieves specified performance goals.

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COMPENSATION

Long-Term Performance Awards. We generally grant Long-Term Performance Awards (LTPAs) once every three years to our named executives. These awards have formulaically determined payouts, based on four equally weighted performance metrics. For the 2010–2012 LTPAs, these performance metrics were: (1) cumulative earnings per share (EPS); (2) cumulative Industrial cash from operating activities (Industrial CFOA); (3) 2012 Industrial return on average total capital (Industrial ROTC); and (4) ending net investment of GE Capital (ENI). The value of the awards is set as a multiple of the executive’s salary and bonus, and they are typically settled in cash after the MDCC certifies the extent to which the performance goals were achieved.

Summary

The MDCC believes that the CEO and other named executives have performed extremely well in a challenging global environment, and that their compensation is commensurate with this performance.

GE outperforms S&P 500. Under Mr. Immelt’s leadership, GE performed very well in 2012, with total shareowner return (TSR) growing 21%, well ahead of the 16% growth in the S&P 500. This return reflects the company’s strong Industrial operating results, with 10% growth in segment profits, organic segment revenue growth of 8%, accelerating margin expansion, and record-high orders backlog of $210 billion at year-end. GE Capital also had a strong year, with segment profits growing 12%, while at the same time reducing GE Capital’s ENI by 6% (excluding cash and equivalents). This performance allowed GE Capital to restart its dividend to GE and maintain a strong Tier 1 Common Ratio of 10.2% (Basel 1 U.S.). GE followed a balanced capital allocation plan and returned a total of $12.4 billion to investors in 2012, including $7.2 billion in dividends and $5.2 billion in stock repurchases, increasing the dividend 12% for the fifth increase in three years, and continuing to invest in R&D and infrastructure adjacencies. Senior management also continued to make important changes to position the company for long-term growth, such as launching its Industrial Internet initiative and streamlining the company’s operations through its simplification initiative.

Compensation decisions reflect a balanced and responsible pay approach. The MDCC has responsibility for oversight of GE’s executive compensation framework and, within that framework and working with senior management, aligning pay with performance and creating incentives that reward responsible risk-taking, while also considering the environment in which compensation decisions are made.

Management’s strong performance over the past three years led to an overall above-target achievement for the performance goals under the 2010–2012 LTPA program. Considering this payout as well as the value of recent equity awards, the MDCC determined not to grant equity awards to the CEO and vice chairmen in 2012.

In light of Mr. Immelt’s strong performance and leadership in 2012, Mr. Immelt received a $4.5 million bonus in 2012, a 13% increase from the preceding year. He also received a $12.1 million payout under the three-year LTPA program, which concluded in 2012. His salary remained unchanged. Mr. Immelt’s total compensation for 2012 increased from 2011 primarily because of the LTPA payout, which reflects performance over a three-year period. Mr. Immelt’s compensation for 2012 also reflects a $5.2 million increase in pension value, which is predominantly the result of an increase in his service and age and changes in actuarial pension assumptions.

The MDCC believes that its decisions on Mr. Immelt’s pay reflect his outstanding leadership and, consistent with prior years, represent a balanced approach to compensation. In this respect, the committee notes that, over the last five years, Mr. Immelt’s salary has remained unchanged and he twice requested (and the MDCC approved) that he receive no bonus. During this five-year period, GE’s earnings have ranked between 4th and 14th in the S&P 500, while Mr. Immelt’s compensation (excluding pension value change) has ranked between 79th and 329th among S&P 500 CEOs (169th in 2011, the most recent year for which SEC compensation data is available).

Compensation decisions for Messrs. Sherin, Neal, Rice and Denniston reflect their strong contributions to the company’s overall performance and that of their respective businesses or functions. Total compensation for these named executives was also significantly affected by the change in pension value and LTPA payouts covering all three years of the 2010-2012 performance period.

GE 2013 Proxy Statement     21

Investor Outreach and the 2012 Say-on-Pay Vote
We annually undertake a review of the company’s corporate governance, and, as part of this review, we meet with our largest investors and solicit their feedback on a variety of topics, including our executive compensation practices. See “Investor Outreach” on page 10 for more information regarding our investor outreach program. At our 2012 Annual Meeting, shareowners expressed a high level of support for the compensation of our named executives, with approximately 93% of the votes cast for approval of our executive compensation. Following the shareowner meeting, we met again with our investors to review compensation actions for the past year and discuss our say-on-pay vote.

The MDCC reviewed these voting results, evaluated investor feedback and considered other factors used in evaluating GE’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the MDCC’s assessment of the alignment of our compensation program with the long-term interests of our shareowners, the relationship between our risk management policies and practices and the incentive compensation we provide to our named executives. In addition, the MDCC considered executive compensation practices at the other component companies of the Dow Jones Industrial Average (Dow 30) as a reference point in its assessment of the types and amount of compensation the company provides. After considering all of these factors, the MDCC reaffirmed the elements of our executive compensation program and policies.

Compensation Actions for 2012

CEO Compensation

Under Mr. Immelt’s leadership, management delivered the following results on the performance goals set by Mr. Immelt and the Board:

  Achieve strong Industrial segment growth. GE’s Industrial segment had a strong year, with solid top-line performance and strong earnings results notwithstanding volatile markets. Full-year Industrial segment revenues were $102.8 billion, an 8% organic increase from 2011, which compares favorably with industrial peers. This was driven by double-digit growth in Power & Water, Oil & Gas, Energy Management and Transportation. The company’s Industrial segment growth market revenues increased 11% over 2011, driven by double-digit growth in Russia, Australia/New Zealand, Latin America, China, Sub-Saharan Africa and ASEAN. Full-year Industrial segment profits were $15.5 billion, up 10% from $14.1 billion in 2011, with all segments growing. In addition, orders for the year were up 6% (excluding Wind) overall and 12% in growth regions, and the company ended the year with a record high orders backlog of $210 billion.
  Improve margins. Full-year Industrial profit margins improved by 30 basis points over 2011, from 14.8% to 15.1%, with a 120-basis-point margin expansion in the fourth quarter, which compares favorably with industrial peers. This reflects strong expansion across GE’s Industrial businesses, driven by value gap expansion of $330 million, growing service margins and the company’s simplification initiative. The Industrial segments, together with Corporate, also reduced SG&A expenses and achieved a 100-basis-point reduction in SG&A expenses as a percentage of revenue.
  Restart the GE Capital dividend and build alternative funding sources. GE Capital’s segment profits grew 12% to $7.4 billion from $6 .6 billion in 2011 while GE Capital’s ENI shrunk to $419 billion (excluding cash and equivalents) at year-end, down from $445 billion at the end of 2011. In addition, Commercial Real Estate returned to profitability in 2012 while reducing assets by 24% or $15 billion. As a result of this strong performance, GE Capital returned a total of $6.4 billion in dividends to GE in 2012. In furtherance of the company’s goal to build a stronger, more diversified funding base, management completed the acquisition of MetLife’s deposit base and online deposit business. Alternative funding sources, including $46 billion in deposits and CDs, represented 26% of GE Capital’s total debt at the end of 2012, up from 22% the year before.
  Execute a balanced capital allocation strategy. GE’s TSR grew by 21% in 2012, well ahead of the 16% growth in the S&P 500. Driving this growth was management’s execution on the company’s balanced capital allocation plan, supported by solid cash from operating activities for the year of $17.8 billion, up 48% from 2011, which included the recommencement of the dividend from GE Capital. GE finished the year with a strong cash position, including cash and cash equivalents of $77 billion. The company returned a total of $12.4 billion to investors during the year, including $7.2 billion in dividends and $5.2 billion in stock repurchases. In December, the company raised its dividend 12% to $0.19 per share, the fifth increase in three years. In addition, GE continued to invest in global growth and infrastructure adjacencies. In the fourth quarter, the company announced a $4.3 billion agreement to purchase the aviation business of the Italian company Avio S.p.A., subject to regulatory approvals.
  Execute on key new product introductions and build software and analytics capability. As a result of the company’s substantial long-term investment in R&D, including its Global Research Center network, GE launched several new products in 2012, helping to position the company for long-term growth. These included Power & Water’s FlexEfficiency 60, a new power plant technology, Transportation’s Tier 4 Evolution Series Locomotive, a prototype locomotive that will be the most fuel-efficient freight locomotive in its history, and Home & Business Solutions’ Mission 1 series of technologically advanced, energy efficient appliances. In addition, the company launched its Industrial Internet initiative, introducing nine new service technologies in industries ranging from energy and healthcare to aviation, rail and manufacturing.

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COMPENSATION

The MDCC believes that Mr. Immelt performed very well in 2012 by executing on this performance framework, including against the following fiscal 2012 financial objectives, most of which were met or exceeded.

Financial Objectives for 2012 (in billions except percentage and per share amounts)	Goal	Performance
Revenues	153.0	147.4
Industrial segment profits	15.5	15.5
GE Capital segment profits	7.3	7.4
Operating EPS	1.51	1.52
CFOA	14–15	17.8
Industrial profit margins (%)	15.4	15.1
GE Capital ENI (target was to reduce)	440–425	419
ROTC (%)	12.0	11.7

For a discussion of non-GAAP financial measures, see “Explanation of Non-GAAP Financial Measures” on page 53.

Mr. Immelt’s base salary, which was last increased in April 2005, was unchanged for 2012. In light of the MDCC’s assessment of Mr. Immelt’s performance, he received a $4.5 million cash bonus, an increase of 13% from 2011. In addition, he received $12.1 million under his LTPA, based on the company’s performance over the three-year period from 2010 to 2012. He did not receive any equity grants in 2012, consistent with the MDCC’s determination not to grant equity awards to the CEO and vice chairmen. In making this determination, the MDCC considered expected LTPA payouts in 2013 as well as the value of recent equity awards.

As a result of these actions, Mr. Immelt’s total compensation for 2012 increased from 2011 primarily due to the $12.1 million LTPA payout, which is reported in full for 2012 pursuant to SEC rules but reflects Mr. Immelt’s and the company’s strong performance over the three-year period from 2010 to 2012. In addition, Mr. Immelt’s total compensation for 2012 reflects a $5.2 million increase in pension value, which is predominantly the result of an increase in his service and age and changes in actuarial pension assumptions (for example, $1.8 million or 34% of the increase in Mr. Immelt’s pension value in 2012 was due solely to the reduction in the assumed discount rate).

The MDCC believes that its decisions on Mr. Immelt’s pay reflect his outstanding leadership and, consistent with prior years, represent a balanced approach to compensation. In this respect, the committee notes that, over the last five years, Mr. Immelt’s salary has remained unchanged and he twice requested (and the MDCC approved) that he receive no bonus. During this five-year period, GE’s earnings have ranked between 4th and 14th in the S&P 500,1 while Mr. Immelt’s compensation has ranked between 79th and 329th among S&P 500 CEOs (169th in 2011, the most recent year for which SEC compensation data is available).2

A significant portion of Mr. Immelt’s compensation historically has been delivered in the form of equity grants that are subject to performance goals. If the pre-established performance conditions are not met, these grants are forfeited. The table below shows Mr. Immelt’s outstanding performance-based equity grants as of December 31, 2012.

Outstanding CEO Performance-Based Equity Grants Table

Grant Date	Type	Amount (#)	Performance Goals	Performance Period
12/11/08	PSUs	150,000	50% … meet or exceed S&P 500 TSR	2009–2013
			50% … 10% average annual growth in CFOA
12/31/09	PSUs	150,000	50% … meet or exceed S&P 500 TSR	2010–2014
			50% … achieve at least $70 billion in cumulative Industrial CFOA
3/4/10	Options	2,000,000	50% … meet or exceed S&P 500 TSR	2011–2014
			50% … achieve at least $55 billion in cumulative Industrial CFOA
6/10/11	PSUs	250,000	50% … meet or exceed S&P 500 TSR	2011–2015
			50% … achieve at least $71 billion in cumulative Industrial CFOA

As an indication of Mr. Immelt’s alignment with shareowners, he has purchased over 876,000 shares in the open market since he became CEO in 2001. He has not sold any of the shares he has acquired upon the exercise of stock options or upon the vesting of RSUs or PSUs, net of those required to pay option exercise prices and taxes on such awards, since he became CEO.

1 Based on Bloomberg data for reported net earnings for the years shown.
2 Based on Equilar data for reported SEC total compensation minus the change in pension value. See footnote 7 to the 2012 Summary Compensation Table on page 32.

GE 2013 Proxy Statement      23

Compensation for Our Other Named Executives

Keith Sherin. Mr. Sherin has been our chief financial officer since 1998 and is also a vice chairman of the company. Since he joined GE in 1981, he has assumed roles with increasing responsibilities at many of our key businesses. As the leader of the company’s finance organization, Mr. Sherin’s financial objectives focused on the overall performance of the company and were the same as Mr. Immelt’s. His strategic and operational goals included continuing to strengthen investor communications, supporting the company’s global growth initiatives and strengthening the Finance function, refining the company’s capital allocation strategy, driving cost reduction and improving cash flow, and continuing to build an effective enterprise risk management process.

Mr. Sherin had a strong year in 2012. In addition to his contribution toward the company’s goals discussed above, the MDCC specifically recognized that he:

  drove GE’s balanced capital allocation strategy through investing in organic growth, growing the dividend 12%, returning $5.2 billion to shareowners through share buybacks and completing focused M&A;
  maximized value in GE Capital, contributing significantly to GE Capital’s recommencement of the dividend to GE in 2012;
  continued strengthening the Finance function, with significant global talent additions that supported Global Growth & Operations;
  further augmented and refined the risk framework for the Industrial businesses and the company’s enterprise risk management processes, and strengthened communications with investors; and
  led simplification and cost reduction initiatives that significantly reduced SG&A expenses and improved working capital efficiency to generate strong CFOA of $17.8 billion.

In light of the MDCC’s assessment of Mr. Sherin’s performance in 2012, he received a $3.5 million cash bonus, an 11% increase from 2011. In addition, he received $8.6 million under his LTPA, based on the company’s performance over the three-year period from 2010 to 2012. His base salary also was increased by 11% to $2.05 million, effective January 1, 2013, after an 18-month interval since his last base salary increase, consistent with the company’s standard practice for named executives. Mr. Sherin’s salary is commensurate with his position as a vice chairman and the CFO of one of the world’s most complex and largest multinational companies, and his experience, skills, judgment and sustained performance in executing his responsibilities. He did not receive any equity grants in 2012, consistent with the MDCC’s determination not to grant equity awards to the CEO and vice chairmen.

Mike Neal. Mr. Neal has been the leader of our GE Capital business since its formation in September 2008 and is also a vice chairman of the company. Previously, he was the president and CEO of GE Commercial Finance and has held several leadership positions at other businesses since he joined GE in 1979. In addition to the company’s overall goals, Mr. Neal’s financial objectives for the GE Capital segment included lowering GE Capital’s ENI and increasing volume, earnings, the Tier 1 Common Ratio and return on investment. His strategic and operational goals included restarting the GE Capital dividend in 2012, continuing to manage GE Capital’s regulatory transition, improving Commercial Real Estate performance, generating business at attractive margins, continuing to build a more diversified funding profile and strengthening the Treasury organization.

Under Mr. Neal’s leadership, GE Capital had a very good year in 2012. In addition to his contribution toward the company’s goals discussed above, the MDCC specifically recognized that:

  GE Capital achieved very strong operating performance, with segment profits of $7.4 billion, up 12% from 2011, and all segments were profitable. This included Commercial Real Estate, which earned $0.8 billion in 2012, up $1.7 billion from 2011. GE Capital also improved pretax income, reduced SG&A expenses, and increased volume 7% to $183 billion over 2011, with higher net interest margins compared with financial services peers and attractive returns on investment. These accomplishments positioned GE Capital to restart the dividend and return $6.4 billion to GE in 2012;
  he continued to lead the evolution towards a smaller, more focused and safer GE Capital, with ENI of $419 billion (excluding cash and equivalents) at year-end, 6% lower than 2011, a Tier 1 Common Ratio of 10.2% (Basel 1 U.S.), which compared favorably with financial services peers and was up significantly from 2011 even after payment of dividends to GE, a strong liquidity position and improved portfolio quality. GE Capital also continued to build a more diversified funding profile, with alternative funding up $5 billion to $102 billion, representing 26% of GE Capital’s total debt; and
  he continued to enhance GE Capital’s risk management infrastructure, with continued build-out in its enterprise risk framework, including Treasury’s risk control structure, and to manage GE Capital’s regulatory transition.

In light of the MDCC’s assessment of Mr. Neal’s performance in 2012, he received a $3.8 million cash bonus, an 11% increase from 2011. In addition, he received $9.1 million under his LTPA, based on the company’s performance over the three-year period from 2010 to 2012. His base salary also was increased by 11% to $2.1 million, effective January 1, 2012, after an 18-month interval since his last base salary increase, consistent with the company’s standard practice for named executives. Mr. Neal’s salary is commensurate with his position as a vice chairman of the company, and his experience, skills and judgment in leading GE Capital, which earned $7.4 billion in segment profits in 2012. He did not receive any equity grants in 2012, consistent with the MDCC’s determination not to grant equity awards to the CEO and vice chairmen.

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COMPENSATION

John Rice. Mr. Rice has been the leader of Global Growth & Operations since we consolidated our global operations into this organization in November 2010 and is also a vice chairman of the company. Previously, he was the leader of our Technology Infrastructure business, and since joining GE in 1978, he has served as president and CEO of GE Infrastructure, GE Industrial, GE Energy and GE Transportation Systems. In addition to the company’s overall goals, Mr. Rice’s financial, strategic and operational goals for Global Growth & Operations focused on increasing global revenues with a particular focus on growth markets, reducing operating costs at Global Growth & Operations, strengthening the global leadership team, and launching international centers of excellence. Additional goals included supporting the company’s service strategy, establishing a framework for enabling functions, establishing key global partnerships and improving organizational clarity and communication.

Mr. Rice led the Global Growth & Operations organization to a strong performance in 2012. In addition to his contribution toward the company’s goals discussed above, the MDCC specifically recognized that:

  international revenues increased to $78 billion, led by solid Industrial segment revenues and a 12% increase in growth market orders;
  he successfully opened important international facilities that help strengthen key partnerships and support business growth. These included global innovation centers in China and Canada and centers of excellence in Aviation and Energy Management;
  he launched simplification efforts outside the U.S. by driving key organizational changes and targeting significant cost reduction projects; and
  Global Growth & Operations supported the company’s service strategy, driving regional and commercial focus, opening a training center in Australia, and identifying opportunities to centralize and simplify global service operations.

In light of the MDCC’s assessment of Mr. Rice’s performance in 2012, he received a $3.8 million cash bonus, a 12% increase from 2011. In addition, he received $9.4 million under his LTPA, based on the company’s performance over the three-year period from 2010 to 2012. His base salary also was increased by 10% to $2.3 million, effective July 1, 2012, after an 18-month interval since his last base salary increase, consistent with the company’s standard practice for named executives. Mr. Rice’s salary is commensurate with his position as a vice chairman of the company and his experience, skills and judgment in leading Global Growth & Operations. He did not receive any equity grants in 2012, consistent with the MDCC’s determination not to grant equity awards to the CEO and vice chairmen.

Brackett B. Denniston III. Mr. Denniston has been our general counsel since 2004 and is also a senior vice president of the company. He previously served as vice president and senior counsel for Litigation and Legal Policy and joined GE in 1996. Mr. Denniston’s financial objectives focused on the overall performance of the company and were the same as Mr. Immelt’s. His strategic and operational goals included resolving major regulatory and litigation matters effectively, continuing to build an effective enterprise risk management process, strengthening the company’s intellectual property protection, continuing to support GE Capital’s regulatory transition, and supporting the company’s simplification and global growth initiatives.

Mr. Denniston had a strong year in 2012. In addition to his contribution toward the company’s goals discussed above, the MDCC specifically recognized that he:

  oversaw successful resolutions of investigative matters and effectively managed major litigation;
  strengthened data and intellectual property protection by redefining and enhancing the company’s strategy and key processes;
  provided critical leadership in the evolution of the company’s risk management and regulatory/compliance infrastructure and oversight in a year in which the company was named for the seventh year in a row as one of the world’s most ethical companies;
  continued to strengthen the legal, governance and compliance functions through organizational realignments and significant global talent additions that supported Global Growth & Operations, while at the same time launching simplification efforts; and
  provided strong leadership of U.S. and global government affairs on important legislative and governmental priorities in trade, energy, healthcare and financial services.

In light of the MDCC’s assessment of Mr. Denniston’s performance, he received a $2.7 million cash bonus, a 10% increase from 2011, and was granted 800,000 stock options. In addition, he received $6.7 million under his LTPA, based on the company’s performance over the three-year period from 2010 to 2012. His base salary also was increased by 10% to $1.65 million, effective July 1, 2012, after an 18-month interval since his last base salary increase, consistent with the company’s standard practice for named executives. Mr. Denniston’s salary is commensurate with his position as a senior vice president of the company and his experience, skills and judgment in leading the company’s legal, governance, regulatory and compliance functions.

GE 2013 Proxy Statement     25

Payout of 2010–2012 LTPAs

GE grants LTPAs to named executives only once every three or more years, in contrast to many companies that grant such awards annually. In February 2010, we granted contingent LTPAs to approximately 1,000 executives across the company, payable on the basis of the company achieving, on an overall basis for the three-year period from 2010 through 2012, specified goals based on four equally weighted performance metrics shown in the table below. The MDCC adopted these particular metrics because they directly align with the goals set at the company’s annual financial and strategic planning session. The awards were payable in cash (or, at the MDCC’s discretion, in stock) based on achievement of the threshold, target or maximum levels for any of the performance metrics shown in the table below, with payment amounts prorated for performance between the established levels. Under the terms of the LTPA program, the MDCC could adjust these metrics for any extraordinary items. For a discussion of how the LTPA performance metrics were calculated, see GE’s proxy website (see “Helpful Resources” on page 55).

Performance Levels for LTPAs Granted in 2010

For each named executive, the award was based on a multiple (i.e., 0.75x at threshold, 1.50x at target and 2.00x at maximum; multiples for other participants start at significantly lower levels) of the named executive’s base salary in effect in February 2013 plus the discretionary bonus awarded to him in February 2013 for the 2012 performance period. There would have been no LTPA payout for performance below the threshold level. A named executive’s LTPA was subject to forfeiture if the executive’s employment terminated for any reason other than disability, death or retirement before December 31, 2012.

As shown in the table above, the company’s performance was near the maximum performance level for the EPS goal, was between the threshold and target performance levels for the Industrial CFOA goal, was between the threshold and target performance levels for the Industrial ROTC goal and exceeded the maximum performance level for the ENI goal. Overall, this represented achievement of above-target performance levels. As a result, the LTPA awards were paid out in cash to the named executives at the corresponding 1.55x multiple.

Our Compensation Framework

Our Goal

The goal of our executive compensation program is to retain and reward leaders who create long-term value for our shareowners. This goal affects the compensation elements we use and our compensation decisions. Our compensation program rewards sustained financial and operating performance and leadership excellence, aligns the executives’ long-term interests with those of our shareowners, and motivates executives to remain with the company for long and productive careers built on expertise.

26     GE 2013 Proxy Statement

COMPENSATION

Key Considerations in Setting Pay

Emphasis on consistent, sustainable and relative performance. Our compensation program provides the greatest pay opportunity for executives who demonstrate superior performance for sustained periods of time. It also rewards named executives for executing the company’s strategy through business cycles (for example, maintaining consistent levels of R&D investment through economic cycles), so that the achievement of long-term strategic objectives is not compromised by short-term considerations. All of our named executives have served the company for many years, during which time they have held diverse positions with increasing levels of responsibility. The amount of their pay reflects that they have consistently contributed, and are expected to continue to contribute, to the company’s long-term success. In evaluating consistent performance, we also weigh relative performance of each executive in his industry segment or function.

Our emphasis on consistent performance affects our annual cash bonus and equity incentive compensation, which are determined with the prior year’s award or grant serving as an initial basis for consideration. After an assessment of a named executive’s ongoing performance, and current-year contributions to the company’s results, as well as the performance of any business or function he leads, the MDCC uses its judgment in determining the amount of bonus or equity award and the resulting percentage change from the prior year. For annual equity incentive awards, the MDCC primarily considers a named executive’s potential for future successful performance and leadership as part of the executive management team, taking into account past performance as a key indicator. Because we incorporate current-year, past and sustainable performance into our compensation decisions, any percentage increase or decrease in the amount of annual compensation tends to be more gradual than in a framework that is focused solely or largely on current-year performance.

Emphasis on future pay opportunity versus current pay. The MDCC strives to provide an appropriate mix of different compensation elements, including finding a balance among current versus long-term compensation and cash versus equity incentive compensation. Cash payments primarily reward more recent performance, while equity awards encourage our named executives to continue to deliver results over a longer period of time and serve as a retention tool. The MDCC believes that more of our named executives’ compensation should be at risk contingent on the company’s operating and stock-price performance over the long term.

MDCC judgment. Except with respect to the payout of our LTPAs and the PSUs and performance-based options granted to our CEO, each of which depends on achieving specific quantitative performance objectives, the MDCC does not use formulas in determining the amount and mix of compensation. Rather, the MDCC evaluates a broad range of both quantitative and qualitative factors, including reliability in delivering financial and growth targets, performance in light of risk assumed, performance in the context of the economic environment relative to other companies, a track record of integrity, good judgment, the vision and ability to create further growth, and the ability to lead others. The evaluation of a named executive’s performance against his stated objectives plays a significant role in awarding the annual cash bonus and also contributes to a determination of overall compensation.

Significance of overall company results. The MDCC’s evaluation of the named executives places strong emphasis on their contributions to the company’s overall performance rather than focusing only on their individual business or function. The MDCC believes that the named executives, as key members of the company’s leadership team, share the responsibility to support the goals and performance of the company. While this compensation philosophy influences all of the MDCC’s compensation decisions, it has the biggest impact on annual equity incentive grants. Accordingly, the specific company financial goals listed above for Mr. Immelt are also the key shared financial goals for Messrs. Sherin, Neal, Rice and Denniston, even though they also have additional performance goals for the businesses or functions they lead.

Consideration of risk. Our compensation programs are balanced and focused on the long term. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. In addition, large amounts of compensation are usually deferred or only realizable upon retirement. This provides strong incentives to manage the company for the long term while avoiding excessive risk-taking in the short term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid placing excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among current cash payments, deferred cash and equity awards. With limited exceptions, the MDCC retains discretion to adjust compensation for quality of performance and adherence to company values.

The MDCC reviews the relationship between our risk management policies and practices and the incentive compensation we provide to our named executives to confirm that our incentive compensation does not encourage unnecessary and excessive risks. The MDCC also reviews the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

GE 2013 Proxy Statement     27

Limited use of compensation consultants and benchmarking data. From time to time, the MDCC and the company’s human resources function have sought the views of Frederic W. Cook & Co., Inc. (Frederic Cook) about market intelligence on compensation trends along with its views on particular compensation programs designed by our human resources function. For 2012, the MDCC did not consult directly with Frederic Cook, although the company’s human resources function consulted with Frederic Cook to obtain its views and information on market practices relating to compensation and benefits for named executives. In addition, the company’s human resources function consulted with Exequity to obtain its views and information on the company’s broad-based 2007 Long-Term Incentive Plan, which shareowners approved in 2007 and 2012. These services were obtained under hourly fee arrangements and not pursuant to a standing engagement. The MDCC and the company have adopted a policy that any compensation consultant used by the MDCC to advise on executive compensation will not at the same time advise the company on any other human resources matter. With respect to benchmark data, the MDCC considers executive compensation at the other component companies in the Dow 30 only as one among several factors in setting pay. The MDCC does not target a percentile within this Dow 30 peer group and instead uses the comparative data only as a reference point in its determination of the types and amounts of compensation based on its own evaluation.

No employment and severance agreements. Our named executives do not have individual employment, severance or change-of-control agreements. They serve at the will of the Board, which enables us to set the terms of any termination of employment. To preserve the MDCC’s flexibility to consider the facts and circumstances of any particular situation, we provide limited guaranteed post-termination benefits such as death and disability benefits, which are discussed under “2012 Potential Payments upon Termination at Fiscal Year-End” on page 39. We have a policy to seek shareowner approval for any future agreement or policy to pay named executives unearned death benefits, which is discussed under “Shareowner Approval of Severance and Death Benefits” on page 31. Other than retirement benefits, which serve as a retention tool, post-employment benefits have little bearing on our annual compensation decisions.

Performance objectives and evaluations for our named executives. At the beginning of each year, Mr. Immelt develops the objectives that he believes should be achieved for the company to be successful, which he then reviews with the MDCC for the corollary purpose of establishing how his performance will be assessed. These objectives are derived largely from the company’s annual financial and strategic planning sessions, during which in-depth reviews of the company’s growth opportunities are analyzed and goals are established for the upcoming year. For example, the sale of NBC Universal and the redeployment of the capital into companies in the growing energy sector was a key strategic goal that was set at the 2009 financial and strategic planning session. The objectives include both quantitative financial measurements and qualitative strategic and operational considerations that are evaluated subjectively, without any formal weightings, and are focused on the factors that our CEO and the Board believe create long-term shareowner value. Mr. Immelt reviews and discusses preliminary considerations as to his own compensation with the MDCC. In developing these considerations, he solicits the input of, and receives advice and data from, our senior vice president, human resources. Mr. Immelt does not participate in the final determination of his own compensation.

The other named executives are leaders of individual businesses or functions of the company. As part of the executive management team, they report directly to Mr. Immelt, who develops the objectives that they are expected to achieve and against which their performance is assessed. As with Mr. Immelt, these objectives are reviewed with the MDCC at the beginning of each year and are derived largely from the company’s annual financial and strategic planning sessions in which the other named executives participate. Like Mr. Immelt’s objectives, the named executives’ objectives include both quantitative financial measurements and qualitative strategic and operational considerations affecting the company and the businesses or functions that the named executives lead. Mr. Immelt leads the assessment of each named executive’s individual performance against his objectives, the company’s overall performance and the performance of his business or function. Mr. Immelt then makes an initial compensation recommendation to the MDCC for each named executive, again with the advice of our senior vice president, human resources. The named executives do not play a role in their compensation determinations, other than discussing with the CEO their individual performance against their predetermined objectives.

28     GE 2013 Proxy Statement

COMPENSATION

Compensation Elements We Use to Achieve Our Goal

Base salary and bonus. Base salaries for our named executives depend on the scope of their responsibilities, leadership skills and values, performance and length of service. Decisions regarding salary increases are affected by the named executives’ current salary and the amounts paid to their peers within and outside the company. Base salary rates for the named executives are generally eligible to be increased at intervals of 18 months or longer. We pay cash bonuses to the named executives each February for the prior year based upon the evaluation by the MDCC (and the CEO for named executives other than the CEO) of the executive’s performance against stated goals and objectives, as discussed above.

Stock options and RSUs. The company’s equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, align the interests of the named executive with those of our shareowners and retain the named executive. We use grants of stock options and RSUs as a means to effectively focus our named executives on delivering long-term value to our shareowners because options only have value to the extent that the price of GE stock on the date of exercise exceeds the stock price on the grant date, and RSUs reward and retain the named executives by offering them the opportunity to receive shares of GE stock on the date the restrictions lapse as long as they continue to be employed by the company. Unvested stock options and RSUs generally are forfeited if the named executive voluntarily leaves GE and are vested if he reaches age 60 and retires prior to the scheduled vesting. The RSUs pay dividend equivalents prior to the lapse of restrictions, equal to the quarterly dividends on GE stock. None of the named executives, other than Mr. Denniston, received equity awards in 2012. See “CEO Compensation” on page 22 for more information.

PSUs. Generally, we have compensated our CEO with PSUs in lieu of any other equity incentive compensation because the MDCC and the CEO believe that his equity awards should be based on key performance measures that are aligned with our shareowners’ interests and fully at risk based on these measures. Dividend equivalents are paid out only on shares actually received. The MDCC did not grant the CEO any PSUs in 2012. See “CEO Compensation” on page 22 for more information.

LTPAs. Since 1994, we have granted LTPAs generally every three years to our named executives and other selected leaders, except that in 2009 the MDCC postponed the renewal of this program until 2010 and instead focused on equity compensation. These awards have been based on meeting or exceeding long-term performance metrics that the MDCC sets at the beginning of each performance period. We have largely used consistent performance metrics (earnings, cash generation and return on total capital) over the last four LTPA programs. Any change in metrics from program to program has reflected the alignment of our long-term performance programs with our strategic focus (as was the case with the ENI metric in our 2010–2012 LTPA program). See “Payout of 2010–2012 LTPAs” on page 26 for information on payouts under our 2010–2012 LTPA program.

Deferred compensation. The company has offered periodically both a deferred salary plan and a deferred bonus plan, with only the deferred salary plan providing for payment of an “above-market” rate of interest as defined by the SEC. These plans are available to approximately 3,500 eligible employees in the executive band and above. Individuals who are named executives at the time a deferred salary plan is offered (the last such plan was offered in 2010 for 2011 salary) are not offered the opportunity to participate. The plans are intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The deferred salary plan is viewed as a strong retention tool because executives generally must remain with the company for at least five years from the time of deferral to receive any interest on deferred balances. In addition, because the deferral plans are unfunded and deferred salary and bonus payments are satisfied from the company’s general assets, the deferral plans provide a strong incentive for the company’s executives to minimize risks that could jeopardize the long-term financial health of the company. The deferred bonus plan allows executives to defer up to 100% of their discretionary annual cash bonus in GE stock units, S&P 500 Index units or cash units. Under both plans, payouts commence following termination of employment.

Pension plans. The company provides retirement benefits to the named executives under the same GE Pension Plan, GE Supplementary Pension Plan and GE Excess Benefits Plan in which other executives and employees participate. The GE Pension Plan is a broad-based tax-qualified plan under which employees are eligible to retire at age 60 or later. The company also offers to approximately 3,500 eligible employees in the executive band and above the GE Supplementary Pension Plan to increase retirement benefits above amounts available under the GE Pension Plan. Unlike the GE Pension Plan, the Supplementary Pension Plan is an unfunded, unsecured obligation of the company and is not qualified for tax purposes. The Supplementary Pension Plan is one of the company’s strongest retention tools because participants generally forfeit any benefits under the plan if they leave the company prior to reaching age 60. We therefore believe that this plan allows us to significantly reduce departures of high-performing executives and greatly enhances the caliber of the company’s executive workforce. In addition, because the Supplementary Pension Plan is unfunded and benefit payments are satisfied from the company’s general assets, it provides a strong incentive for the company’s executives to minimize risks that could jeopardize the long-term financial health of the company. Salaried employees who commenced service on or after January 1, 2011, and any employee who commenced service on or after January 1, 2012, are not eligible to participate in the GE Pension Plan or GE Excess Benefits Plan, but are eligible to participate in a defined contribution retirement program. The named executives do not have significant benefits accrued under the GE Excess Benefits Plan.

GE 2013 Proxy Statement     29

Other compensation. We provide our named executives with other benefits, reflected in the All Other Comp. column in the 2012 Summary Compensation Table on page 32, that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program. In 2011, at the company’s request, Mr. Rice and his family relocated on a non-permanent basis to Hong Kong in connection with his assignment leading Global Growth & Operations, which is headquartered in Hong Kong, and to be closer to major emerging markets. The company’s expatriate assignment policy provides benefits for all employees working on non-permanent international assignments in jurisdictions other than their home country. The expatriate assignment benefits provided to Mr. Rice are the same as the benefits provided to all other employees under the policy, although the cost of the benefits varies from country to country and in Mr. Rice’s case is affected primarily by the high cost of living in Hong Kong. Under the policy, the company will be responsible for any additional U.S. or foreign taxes due as a direct result of the employee’s international assignment, and Mr. Rice remains financially responsible for the amount of taxes he would have incurred if he had continued to live and work in the United States.

Other Compensation Practices

Role of the MDCC and Executives in Establishing and Implementing Compensation Goals

The MDCC has the primary responsibility for assisting the Board in developing and evaluating potential candidates for executive positions and for overseeing the development of executive succession plans. As part of this responsibility, the MDCC oversees the design, development and implementation of the compensation program for the CEO and the other named executives. Our CEO and senior vice president, human resources, assist the MDCC in administering our compensation programs. The senior vice president, human resources, assists the MDCC and participates in its deliberations about compensation matters by providing advisory services and information, such as past compensation, compensation practices and guidelines, company performance, current industry compensation practices and competitive market information. Information setting forth the total annual compensation of each named executive, and potential retirement benefits accruing to each, is also assembled by the human resources function for the MDCC.

Share Ownership, Holding Period and Anti-Hedging Requirements

We require our named executives to own significant amounts of GE stock. These share ownership requirements are set forth in the MDCC’s Key Practices, which are published on GE’s website (see “Helpful Resources” on page 55). The number of shares of GE stock that must be held is set at a multiple of an executive’s base salary. All named executives are in compliance with our stock ownership requirements. The named executives’ ownership is shown in the Common Stock and Total Stock-Based Holdings Table on page 18. In addition, they are required to hold for at least one year any net shares of GE stock that they receive through the exercise of their stock option awards. To prevent speculation or hedging of named executives’ interests in our equity, we prohibit short sales of GE stock, or the purchase or sale of options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to GE stock, by our named executives.

Equity Grant Practices

The exercise price of each stock option awarded under the 2007 Long-Term Incentive Plan is the closing price of GE stock on the date of grant, which is the date of the MDCC meeting at which equity awards for the named executives are determined. Board and committee meetings are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the company. We prohibit the repricing of stock options.

Tax Deductibility of Compensation

The Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the tax code requirements for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareowners). With respect to compensation reported in the 2012 Summary Compensation Table for 2012, the payments of annual cash bonuses and LTPAs were designed to satisfy the requirements for deductible compensation, but we may make awards that do not qualify as deductible compensation.

Potential Impact on Compensation from Executive Misconduct

If the Board determines that an executive officer has engaged in conduct detrimental to the company, the Board may take a range of actions to remedy the misconduct, prevent its recurrence, and impose such discipline as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation: (1) termination of employment; (2) initiating an action for breach of fiduciary duty; and (3) if the conduct resulted in a material inaccuracy in the company’s financial statements or performance metrics that affect the executive officer’s compensation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the accurate financial statements or performance metrics. If the Board determines that an executive engaged in fraudulent misconduct, it will seek such reimbursement. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

30     GE 2013 Proxy Statement

COMPENSATION

Shareowner Approval of Severance and Death Benefits

If the Board were to agree to pay severance benefits to any of the named executives, we would seek shareowner approval of such benefits if: (1) the executive’s employment was terminated prior to retirement for performance reasons, and (2) the value of the proposed severance benefits would exceed 2.99 times the sum of the named executive’s base salary and bonus. For this purpose, severance benefits would not include: (1) any payments based on accrued pension benefits; (2) any payments of salary or bonus amounts that had accrued at the time of termination; (3) any RSUs paid to a named executive who was terminated within two years prior to age 60; (4) any stock-based incentive awards that had vested or would otherwise have vested within two years following the named executive’s termination; and (5) any retiree health, life or other welfare benefits. In addition, the Board will seek shareowner approval for any future agreement or policy that would require the company to make payments, grants or awards of unearned amounts following the death of any of its named executives. This policy does not apply to payments, grants or awards of the sort that are offered to other company employees. For this purpose, “future agreement” includes the modification or amendment of any existing agreement.

COMPENSATION COMMITTEE REPORT

The MDCC has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to the Board that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K for 2012 and the company’s 2013 proxy statement. This report is provided by the following independent directors, who comprise the committee:

Ralph S. Larsen (Chairman)	Robert W. Lane	Sam Nunn
James I. Cash, Jr.	Andrea Jung	Douglas A. Warner III

2012 REALIZED COMPENSATION

The SEC’s calculation of total compensation, as shown in the 2012 Summary Compensation Table on page 32, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the named executives in a particular year. To supplement the SEC-required disclosure, we have included the additional table below, which shows compensation actually realized by each named executive, as reported on the named executive’s W-2 form for each of the years shown.

2012 Realized Compensation Table

Name and Principal Position	Year	Realized Compensation[1]
Jeffrey R. Immelt	2012	$7,907,751
Chairman of the Board and CEO	2011	7,822,378
	2010	5,666,142
Keith S. Sherin	2012	$6,574,575
Vice Chairman and CFO	2011	6,760,856
	2010	6,147,587
Michael A. Neal	2012	$6,927,241
Vice Chairman	2011	6,893,639
	2010	6,896,941
John G. Rice	2012	$8,484,728
Vice Chairman	2011	6,884,336
	2010	5,488,225
Brackett B. Denniston III	2012	$6,736,113
SVP, General Counsel and Secretary

1	Amounts reported as realized compensation differ substantially from the amounts determined under SEC rules and reported as total compensation in the 2012 Summary Compensation Table. Realized compensation is not a substitute for total compensation. For a reconciliation of amounts reported as realized compensation and amounts reported as total compensation, see page 53. For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the 2012 Summary Compensation Table on page 32.

GE 2013 Proxy Statement     31

2012 SUMMARY COMPENSATION

GE grants LTPAs to named executives only once every three or more years, in contrast to many companies that grant such awards annually. Nevertheless, pursuant to SEC rules, LTPA payouts are reported in full for 2012 in the “Non-Equity Incentive Plan Comp.” and “SEC Total” columns in the Summary Compensation Table. To reflect that LTPA payouts reward performance for each of the years in the performance period, we have added the “SEC Total With Annualized LTPA Payout” column to the right of the Summary Compensation Table to show SEC total compensation with the LTPA payout reported on an annualized basis.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary	[1]	Bonus	Stock Awards	[2]	Option Awards	[3]	Non-Equity Incentive Plan Comp.	[4]	Change in Pension Value and Nonqualified Deferred Comp. Earnings	[5]	All Other Comp.	[6]	SEC Total	SEC Total Without Change in Pension Value	[7]	SEC Total With Annualized LTPA Payout	[8]
Jeffrey R. Immelt	2012	$3,300,000		$4,500,000	$0		$0		$12,080,250		$5,351,595		$574,507		$25,806,352	$20,592,769		$17,752,852
Chairman of the Board	2011	3,300,000		4,000,000	3,579,250		0		0		10,254,787		447,191		21,581,228	11,449,617		25,607,978
and CEO	2010	3,300,000		4,000,000	0		7,400,000	[9]	0		6,338,956		389,809		21,428,765	15,199,762		25,455,515
Keith S. Sherin	2012	$1,850,000		$3,500,000	$0		$0		$8,595,563		$5,953,692		$258,110		$20,157,365	$14,302,883		$14,426,990
Vice Chairman	2011	1,765,000		3,150,000	0		3,391,500		0		7,654,982		249,461		16,210,942	8,645,537		19,076,130
and CFO	2010	1,680,000		3,000,000	0		4,070,000		0		3,872,410		187,031		12,809,441	9,017,929		15,674,628
Michael A. Neal	2012	$2,100,000		$3,800,000	$0		$0		$9,137,625		$7,821,436		$343,922		$23,202,983	$15,497,598		$17,111,233
Vice Chairman	2011	1,900,000		3,440,000	0		3,391,500		0		8,199,310		375,045		17,305,855	9,210,135		20,351,730
	2010	1,825,000		3,250,000	0		4,070,000		0		4,817,038		226,639		14,188,677	9,464,118		17,234,552
John G. Rice	2012	$2,200,000		$3,800,000	$0		$0		$9,447,375		$7,524,925		$2,075,677		$25,047,977	$17,678,431		$18,749,727
Vice Chairman	2011	2,100,000		3,400,000	0		3,391,500		0		9,787,500		1,900,141		20,579,141	10,931,830		23,728,266
	2010	1,825,000		3,175,000	0		4,070,000		0		5,006,883		248,259		14,325,142	9,444,779		17,474,267
Brackett B. Denniston III	2012	$1,575,000		$2,650,000	$0		$3,040,000		$6,659,625		$1,909,377		$461,890		$16,295,892	$14,401,341		$11,856,142
SVP, General Counsel
and Secretary[10]

1	Each of the named executives contributed a portion of his salary to the GE Savings and Security Program, the company’s 401(k) savings plan.
2	This column represents the dollar amounts for the years shown of the aggregate grant date fair value of PSUs granted in those years in accordance with SEC rules. Generally, the aggregate grant date fair value is the amount that the company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the company’s accounting expense and do not correspond to the actual value that will be realized by Mr. Immelt.
3	This column represents the dollar amounts for the years shown of the aggregate grant date fair value of stock options granted in those years in accordance with SEC rules. These amounts reflect the company’s accounting expense and do not correspond to the actual value that will be realized by the named executives. For information on the valuation assumptions, refer to the note on Other Stock-Related Information in the GE financial statements in the Annual Report on Form 10-K for the respective year-end, as filed with the SEC. See the 2012 Grants of Plan-Based Awards Table on page 34 for information on stock options granted in 2012.
4	This column represents the amounts earned under the LTPA program, which generally is provided only once every three or more years and reflects achievement of pre-established performance goals over the three-year period from 2010 to 2012. See “Payout of 2010–2012 LTPAs” on page 26 for additional information.
5	This column represents the sum of the change in pension value and nonqualified deferred compensation earnings for each of the named executives. The change in pension value in 2012 was $5,213,583, $5,854,482, $7,705,385, $7,369,546 and $1,894,551 for Messrs. Immelt, Sherin, Neal, Rice and Denniston, respectively. The increase in the pension value for Mr. Immelt is predominantly based on an increase in his service and age, and changes in actuarial pension assumptions. In particular, a significant portion (approximately $1.8 million or 34%) of the increase in Mr. Immelt’s pension value in 2012 was due solely to the reduction in the assumed discount rate. If the discount rate had increased from 4.21% to 4.73%, there would have been no increase in Mr. Immelt’s pension value. See “2012 Pension Benefits” on page 37 for additional information, including the present value assumptions used in this calculation. In 2012, the above-market earnings on the executive deferred salary plans in which the named executives participated were $138,012, $99,210, $116,051, $155,379 and $14,826 for Messrs. Immelt, Sherin, Neal, Rice and Denniston, respectively. Above-market earnings represent the difference between market interest rates calculated pursuant to SEC rules and the 6% to 14% interest contingently credited by the company on salary deferred by the named executives under various executive deferred salary plans in effect between 1987 and 2012. See “2012 Nonqualified Deferred Compensation” on page 38 for additional information.
6	See the 2012 All Other Compensation Table on page 33 for additional information.
7	In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included this column to show total compensation minus the change in pension value. The amounts reported in the SEC Total Without Change in Pension Value column differ substantially from the amounts reported in the SEC Total column required under SEC rules and are not a substitute for total compensation. SEC Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Comp. Earnings column (but including the nonqualified deferred compensation earnings reported in that column) and described in footnote 5 to this table.
8	In accordance with SEC rules, the payouts of the 2010–2012 LTPA program have been included in the Non-Equity Incentive Plan Comp. column in full for 2012. As these awards are granted only once every three or more years and reflect the company’s performance over the three-year period from 2010 to 2012, we have included this column to show total compensation for the years shown with the LTPAs reported on an annualized basis (an equal portion of the LTPA payout is allocated to each of the years in the performance period). The amounts reported in the SEC Total With Annualized LTPA Payout column differ substantially from the amounts reported in the SEC Total column required under SEC rules and are not a substitute for total compensation. SEC Total With Annualized LTPA Payout represents total compensation, as determined under applicable SEC rules, minus the LTPA payout reported in the Non-Equity Incentive Plan Comp. column, and plus one-third of the LTPA payout reported in the Non-Equity Incentive Plan Comp. column.
9	In April 2011 we modified Mr. Immelt’s March 2010 option grant to add performance conditions. The grant date fair value of these stock options would have been $6,670,000 if the performance conditions that subsequently were added by the MDCC had been present on the grant date.
10	In accordance with SEC rules, we have excluded Mr. Denniston’s compensation for 2010 and 2011 as he was not a named executive during that time.

32     GE 2013 Proxy Statement

COMPENSATION

2012 ALL OTHER COMPENSATION

We provide our named executives with additional benefits, reflected in the table below for 2012 and included in the All Other Comp. column in the 2012 Summary Compensation Table above, that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program. The costs of these benefits, which are shown below after giving effect to any reimbursements by the named executives, constitute only a small percentage of each named executive’s total compensation. Expatriate tax benefits provided to Mr. Rice are consistent with those provided under the company’s policy for all employees working on non-permanent international assignments in jurisdictions other than their home country.

2012 All Other Compensation Table

Name of Executive	Other Benefits[1]	Value of Supplemental Life Insurance Premiums[2]	Payments Relating to Employee Savings Plan[3]	Expatriate Tax Benefits		Total
Immelt	$ 348,613	$217,144	$8,750	$ 0		$ 574,507
Sherin	$ 105,060	$144,300	$8,750	$ 0		$ 258,110
Neal	$ 91,267	$243,905	$8,750	$ 0		$ 343,922
Rice	$1,337,686	$189,624	$8,750	$539,617	[4]	$2,075,677
Denniston	$ 103,324	$349,816	$8,750	$ 0		$ 461,890

1	See the 2012 Other Benefits Table below for additional information.
2	This column reports taxable payments made to the named executives to cover premiums for universal life insurance policies owned by the executives. These policies include: (a) Executive Life, which provides universal life insurance policies for the named executives totaling $3 million in coverage at the time of enrollment, increased 4% annually thereafter; and (b) Leadership Life, which provides universal life insurance policies for the named executives with coverage of two times their annual pay (salary plus 100% of their latest bonus payments).
3	This column reports company matching contributions to the named executives’ 401(k) savings accounts of 3.5% of pay up to the limitations imposed under IRS rules.
4	This amount represents the tax gross-up payments made on behalf of Mr. Rice in connection with his non-permanent relocation, at the company’s request, to Hong Kong, consistent with the company’s policy for all employees working on non-permanent international assignments in jurisdictions other than their home country, as described under “Other Compensation” on page 30. The company’s expatriate assignment policy provides that the company will be responsible for any additional U.S. or foreign taxes due as a direct result of an employee’s international assignment, and that the employee remains financially responsible for the amount of taxes he would have incurred if he had continued to live and work in his home country.

2012 OTHER BENEFITS

The following table describes other benefits and the incremental cost to the company of providing them in 2012. The total amount of these other benefits is included in the 2012 All Other Compensation Table above for each named executive.

2012 Other Benefits Table

Name of Executive	Use of Aircraft[1]	Leased Cars[2]	Financial Counseling and Tax Preparation[3]	Other[4]	Total
Immelt	$256,301	$32,913	$17,300	$ 42,099	$ 348,613
Sherin	$ 41,441	$24,656	$13,800	$ 25,163	$ 105,060
Neal	$ 72,158	$ 7,579	$ 0	$ 11,530	$ 91,267
Rice	$175,617	$ 0	$ 7,416	$1,154,653	$1,337,686
Denniston	$ 6,075	$30,566	$20,703	$ 45,980	$ 103,324

1	The calculation of incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity: a portion of ongoing maintenance and repairs, aircraft fuel, satellite communications and any travel expenses for the flight crew. It excludes non-variable costs, such as exterior paint, interior refurbishment and regularly scheduled inspections, which would have been incurred regardless of whether there was any personal use of aircraft. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive on both business and non-business occasions is also included.
2	Includes expenses associated with the leased cars program, such as leasing and management fees, administrative costs, maintenance costs and gas allowance.
3	Includes expenses associated with the use of advisors for financial, estate and tax preparation and planning, as well as investment analysis and advice.
4	This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of benefits included in the 2012 Other Benefits Table for the named executive (except as otherwise described in this footnote), such as: (1) car service fees; (2) home alarm and generator installation, maintenance and monitoring (which, for Mr. Denniston, was $27,078); (3) participation in the Executive Products and Lighting Program pursuant to which executives can receive GE appliances or other products with incremental cost calculated based on the fair market value of the products received; (4) an annual physical examination and miscellaneous exercise equipment; and (5) certain expenses associated with the named executives’ and their invited guests’ attendance at the 2012 Olympic Games in London, England, of which GE was an official sponsor.

With respect to Mr. Rice, this column also reports the following benefits provided to him in connection with his non-permanent relocation, at the company’s request, to Hong Kong, consistent with the company’s policy for all employees working on non-permanent international assignments in jurisdictions other than their home country, as described under “Other Compensation” on page 30: (1) cost-of-living adjustment ($290,430); (2) housing and utilities ($696,726); (3) car and driver ($39,544); and (4) other expatriate allowances and expenses. Any benefits paid in Hong Kong dollars (HKD) were converted to U.S. dollars (USD) on a monthly basis using the following average monthly exchange rates for 2012: January—7.78 HKD per USD; February, March, April, May, June, July, August, September—7.76 HKD per USD; October, November, December—7.75 HKD per USD.

GE 2013 Proxy Statement     33

2012 GRANTS OF PLAN-BASED AWARDS

The following table provides information about awards granted to the named executives in 2012: (1) the grant date; (2) the number of shares underlying stock options granted to the named executives under the 2007 Long-Term Incentive Plan, which shareowners approved in 2007 and 2012; (3) the exercise price of the stock option grants, which reflects the closing price of GE stock on the date of grant; and (4) the grant date fair value of each option grant computed in accordance with applicable SEC rules.

2012 Grants of Plan-Based Awards Table

Name of Executive	Grant Date	All Other Option Awards: Number of Securities Underlying Options[1]	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards[2]
Immelt	—	—	—	—
Sherin	—	—	—	—
Neal	—	—	—	—
Rice	—	—	—	—
Denniston	9/7/12	800,000	$21.59	$3,040,000

1	This column shows the number of stock options granted, which will vest in full one year from the date of grant due to Mr. Denniston being retirement-eligible. See “2012 Potential Payments upon Termination at Fiscal Year-End” on page 39 for more information on the requirements for an award to qualify for “retirement-eligible” accelerated vesting.
2	This column shows the aggregate grant date fair value, computed in accordance with applicable SEC rules, of stock options granted to the named executives in 2012. Generally, the aggregate grant date fair value is the amount that the company expects to expense in its financial statements over the award’s vesting schedule. For stock options, fair value is calculated using the Black-Scholes value of an option on the grant date ($3.80 on September 7, 2012).

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the current holdings of stock and option grants by the named executives. This table includes unexercised (both vested and unvested) option grants and unvested RSUs and PSUs with vesting conditions that were not satisfied as of December 31, 2012. Each equity grant is shown separately for each named executive. The vesting schedule for each outstanding award is shown following this table. For additional information about these awards, see the description of equity incentive compensation under “Compensation Elements We Use to Achieve Our Goal” on page 29.

34     GE 2013 Proxy Statement

COMPENSATION

2012 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercis- able)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1]
Immelt	3/4/10			2,000,000	$16.11	3/4/20	7/3/89	60,000	$1,259,400
							12/20/91	72,000	1,511,280
							6/23/95	75,000	1,574,250
							6/26/98	112,500	2,361,375
							11/24/00	150,000	3,148,500
							12/11/08			150,000	$3,148,500
							12/31/09			150,000	3,148,500
							6/10/11			250,000	5,247,500
Total				2,000,000				469,500	9,854,805	550,000	11,544,500
Sherin	9/12/03	240,000			$31.53	9/12/13	12/20/96	30,000	$ 629,700
	9/17/04	270,000			34.22	9/17/14	6/26/98	45,000	944,550
	9/16/05	300,000			34.47	9/16/15	7/29/99	30,000	629,700
	9/8/06	250,000			34.01	9/8/16	6/2/00	30,000	629,700
	9/7/07	275,000			38.75	9/7/17	9/10/01	25,000	524,750
	9/9/08	240,000	60,000		28.12	9/9/18	9/12/03	62,500	1,311,875
	3/12/09	600,000	400,000		9.57	3/12/19	6/5/08	20,000	419,800
	7/23/09	480,000	320,000		11.95	7/23/19	9/9/08	20,000	419,800
	6/10/10	400,000	600,000		15.68	6/10/20
	6/9/11	170,000	680,000		18.58	6/9/21
Total		3,225,000	2,060,000					262,500	5,509,875
Neal	9/12/03	180,000			$31.53	9/12/13	6/24/94	60,000	$1,259,400
	9/17/04	210,000			34.22	9/17/14	6/23/95	75,000	1,574,250
	9/16/05	240,000			34.47	9/16/15	6/26/98	45,000	944,550
	9/8/06	250,000			34.01	9/8/16	7/29/99	30,000	629,700
	9/7/07	275,000			38.75	9/7/17	6/22/00	30,000	629,700
	9/9/08	240,000	60,000		28.12	9/9/18	7/27/00	7,500	157,425
	3/12/09	600,000	400,000		9.57	3/12/19	9/12/03	37,500	787,125
	7/23/09	480,000	320,000		11.95	7/23/19	7/1/05	100,000	2,099,000
	6/10/10	400,000	600,000		15.68	6/10/20	9/9/08	20,000	419,800
	6/9/11	170,000	680,000		18.58	6/9/21
Total		3,045,000	2,060,000					405,000	8,500,950
Rice	9/12/03	240,000			$31.53	9/12/13	6/23/95	45,000	$ 944,550
	9/17/04	270,000			34.22	9/17/14	6/26/98	60,000	1,259,400
	9/16/05	300,000			34.47	9/16/15	7/29/99	30,000	629,700
	9/8/06	250,000			34.01	9/8/16	7/27/00	30,000	629,700
	9/7/07	275,000			38.75	9/7/17	9/10/01	25,000	524,750
	9/9/08	240,000	60,000		28.12	9/9/18	9/12/03	62,500	1,311,875
	3/12/09	600,000	400,000		9.57	3/12/19	7/1/05	100,000	2,099,000
	7/23/09	480,000	320,000		11.95	7/23/19	9/9/08	20,000	419,800
	6/10/10	400,000	600,000		15.68	6/10/20
	6/9/11	170,000	680,000		18.58	6/9/21
Total		3,225,000	2,060,000					372,500	7,818,775
Denniston	9/12/03	60,000			$31.53	9/12/13
	9/17/04	75,000			34.22	9/17/14
	9/16/05	105,000			34.47	9/16/15
	9/8/06	125,000			34.01	9/8/16
	9/7/07	150,000			38.75	9/7/17
	9/9/08	175,000			28.12	9/9/18
	3/12/09	700,000			9.57	3/12/19
	7/23/09	700,000			11.95	7/23/19
	6/10/10	750,000			15.68	6/10/20
	6/9/11	800,000			18.58	6/9/21
	9/7/12		800,000		21.59	9/7/22
Total		3,640,000	800,000

1	The market value of the stock awards and the equity incentive plan awards represents the product of the closing price of GE stock as of December 31, 2012, which was $20.99, and the number of shares underlying each such award. The market value for the equity incentive plan awards, representing PSUs, also assumes the satisfaction of both the cumulative TSR condition and the cumulative Industrial CFOA condition (or, for grants prior to 2009, the average CFOA condition) as of December 31, 2012.

GE 2013 Proxy Statement     35

Outstanding Equity Awards Vesting Schedule

Name of Executive	Grant Date	Option Awards Vesting Schedule[1]	Grant Date	Stock Awards Vesting Schedule[2]
Immelt	3/4/10	100% vests in 2015, subject to achievement of	7/3/89	100% vests on 2/19/21
		performance conditions	12/20/91	100% vests on 2/19/21
			6/23/95	100% vests on 2/19/21
			6/26/98	100% vests on 2/19/21
			11/24/00	100% vests on 2/19/21
			12/11/08	100% vests in 2014, subject to achievement
of performance conditions
			12/31/09	100% vests in 2015, subject to achievement
of performance conditions
			6/10/11	100% vests in 2016, subject to achievement
of performance conditions
Sherin	9/9/08	100% vests in 2013	12/20/96	100% vests on 11/15/23
	3/12/09	50% vests in 2013 and 2014	6/26/98	100% vests on 11/15/23
	7/23/09	50% vests in 2013 and 2014	7/29/99	100% vests on 11/15/23
	6/10/10	33% vests in 2013, 2014 and 2015	6/2/00	100% vests on 11/15/23
	6/9/11	25% vests in 2013, 2014, 2015 and 2016	9/10/01	100% vests on 11/15/23
			9/12/03	50% vests in 2013 and on 11/15/23
			6/5/08	100% vests in 2013
			9/9/08	100% vests in 2013
Neal	9/9/08	100% vests on 5/9/13	6/24/94	100% vests on 5/9/18
	3/12/09	50% vests on 3/12/13 and 5/9/13	6/23/95	100% vests on 5/9/18
	7/23/09	100% vests on 5/9/13	6/26/98	100% vests on 5/9/18
	6/10/10	100% vests on 5/9/13	7/29/99	100% vests on 5/9/18
	6/9/11	100% vests on 5/9/13	6/22/00	100% vests on 5/9/18
			7/27/00	100% vests on 5/9/18
			9/12/03	50% vests in 2013 and on 5/9/18
			7/1/05	50% vests in 2015 and upon age 60 retirement
			9/9/08	100% vests in 2013
Rice	9/9/08	100% vests in 2013	6/23/95	100% vests on 11/15/21
	3/12/09	50% vests in 2013 and 2014	6/26/98	100% vests on 11/15/21
	7/23/09	50% vests in 2013 and 2014	7/29/99	100% vests on 11/15/21
	6/10/10	33% vests in 2013, 2014 and 2015	7/27/00	100% vests on 11/15/21
	6/9/11	25% vests in 2013, 2014, 2015 and 2016	9/10/01	100% vests on 11/15/21
			9/12/03	50% vests in 2013 and on 11/15/21
			7/1/05	50% vests in 2015 and upon age 60 retirement
			9/9/08	100% vests in 2013
Denniston	9/7/12	100% vests in 2013

1	This column shows the vesting schedule of unexercisable or unearned options reported in the “Number of Securities Underlying Unexercised Options Unexercisable” and “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” columns, respectively, of the 2012 Outstanding Equity Awards at Fiscal Year-End Table. The stock options vest on the anniversary of the grant date in the years shown in the table above, except for certain options that vest subject to the achievement of performance conditions (as noted in the table above), which vest on the date the MDCC certifies the achievement of the performance conditions. The table above shows an accelerated vesting schedule for Mr. Denniston’s and Mr. Neal’s options due to their becoming retirement-eligible in 2012 and 2013, respectively. See “2012 Potential Payments upon Termination at Fiscal Year-End” on page 39 for more information on the requirements for an award to qualify for “retirement-eligible” accelerated vesting.
2	This column shows the vesting schedule of unvested or unearned stock awards reported in the “Number of Shares or Units of Stock That Have Not Vested” and “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” columns, respectively, of the 2012 Outstanding Equity Awards at Fiscal Year-End Table. The stock awards vest on the anniversary of the grant date in the years shown in the table above, except for certain awards that vest on the date of the named executive’s 65th birthday or upon retirement at or after age 60 (as noted in the table above) and certain awards that vest subject to the achievement of performance conditions (as noted in the table above), which vest on the date the MDCC certifies the achievement of the performance conditions.

2012 OPTION EXERCISES AND STOCK VESTED

The following table provides information for the named executives on the number of shares acquired upon the vesting of RSUs and PSUs and the value realized at such time, each before payment of any applicable withholding tax and brokerage commission. None of the named executives exercised options during 2012. Mr. Immelt has not sold any of the shares he acquired or received upon the exercise of stock options or upon vesting of RSUs or PSUs, net of those required to pay option exercise prices and taxes on such awards, since he became CEO.

36     GE 2013 Proxy Statement

COMPENSATION

2012 Option Exercises and Stock Vested Table

	Stock Awards
Name of Executive	Number of Shares Acquired on Vesting	Value Realized on Vesting
Immelt	—	—
Sherin	58,334	$1,186,323
Neal	38,334	$ 823,023
Rice	38,334	$ 823,023
Denniston	101,665	$2,033,676

2012 PENSION BENEFITS

The table below sets forth information on the pension benefits for the named executives under each of the following pension plans:

  GE Pension Plan. The GE Pension Plan is a funded and tax-qualified retirement program that covers eligible employees. As applicable to the named executives, the plan provides benefits based primarily on a formula that takes into account the named executive’s earnings for each fiscal year. Since 1989, the formula has provided an annual benefit accrual equal to 1.45% of the named executive’s earnings for the year up to “covered compensation” and 1.9% of his earnings for the year in excess of “covered compensation.” “Covered compensation” was $45,000 for 2012 and has varied over the years based in part on changes in the average of the Social Security taxable wage bases. The named executive’s annual earnings taken into account under this formula include base salary and up to one-half of his bonus payments, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($250,000 for 2012). As a result, for service in 2012, the maximum incremental annual benefit a named executive could have earned toward his total pension payments under this formula was $4,547.50 ($378.96 per month), payable after retirement, as described below. Over the years, we have made special one-time adjustments to this plan that increased eligible participants’ pensions, but no such adjustment was made in 2012.

  The accumulated benefit an employee earns over his or her career with the company is payable starting after retirement on a monthly basis for life with a guaranteed minimum term of five years. The normal retirement age as defined in this plan is 65. For employees who commenced service prior to 2005, including the named executives, retirement may occur at age 60 without any reduction in benefits. Employees vest in the GE Pension Plan after five years of qualifying service. In addition, the plan provides for Social Security supplements and spousal joint and survivor annuity options, and requires employee contributions.

  Section 415 of the Internal Revenue Code limits the benefits payable under the GE Pension Plan. For 2012, the maximum single life annuity a named executive could have received under these limits was $200,000 per year. This ceiling is actuarially adjusted in accordance with IRS rules to reflect employee contributions, actual forms of distribution and actual retirement dates.
  GE Supplementary Pension Plan. The company offers the GE Supplementary Pension Plan to approximately 3,500 eligible employees in the executive band and above, including the named executives, to provide for retirement benefits above amounts available under the company’s tax-qualified and other pension programs. The Supplementary Pension Plan is unfunded and not qualified for tax purposes. A named executive’s annual supplementary pension, when combined with certain amounts payable under the company’s tax-qualified and other pension programs and Social Security, will equal 1.75% of his “earnings credited for retirement benefits” multiplied by the number of his years of credited service, up to a maximum of 60% of such earnings credited for retirement benefits. The “earnings credited for retirement benefits” are the named executive’s average annual compensation (base salary and bonus) for the highest 36 consecutive months out of the last 120 months prior to retirement. Employees are generally not eligible for benefits under the Supplementary Pension Plan if they leave the company prior to reaching age 60. The normal retirement age as defined in this plan is 65. For employees who commenced service prior to 2005, including the named executives, retirement may occur at age 60 without any reduction in benefits. The Supplementary Pension Plan provides for spousal joint and survivor annuities. Benefits under this plan would be available to the named executives only as monthly payments and could not be received in a lump sum.
  GE Excess Benefits Plan. The company offers the GE Excess Benefits Plan to employees whose benefits under the GE Pension Plan are limited by Section 415 of the Internal Revenue Code. The GE Excess Benefits Plan is unfunded and not qualified for tax purposes. Benefits payable under this program are equal to the excess of (1) the amount that would be payable in accordance with the terms of the GE Pension Plan disregarding the limitations imposed pursuant to Section 415 of the Internal Revenue Code over (2) the pension actually payable under the GE Pension Plan taking such Section 415 limitations into account. Benefits under the Excess Benefits Plan for the named executives are generally payable at the same time and in the same manner as the GE Pension Plan benefits. There were no accruals for named executives under this plan in 2012, and the company expects only insignificant accruals, if any, under this plan in future years.

GE 2013 Proxy Statement     37

The amounts reported in the table below equal the present value of the accumulated benefit at December 31, 2012 for the named executives under each plan based upon the assumptions described in note 1 to that table.

2012 Pension Benefits Table

Name of Executive	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit[1]
Immelt	GE Pension Plan	30.532	$ 1,491,542
	GE Supplementary Pension Plan	30.532	51,691,658
	GE Excess Benefits Plan	30.532	1,590
Sherin	GE Pension Plan	31.425	$ 1,380,436
	GE Supplementary Pension Plan	31.425	31,455,583
	GE Excess Benefits Plan	31.425	0
Neal	GE Pension Plan	33.233	$ 1,894,815
	GE Supplementary Pension Plan	33.233	45,079,017
	GE Excess Benefits Plan	33.233	5,655
Rice	GE Pension Plan	34.390	$ 1,567,032
	GE Supplementary Pension Plan	34.390	41,000,692
	GE Excess Benefits Plan	34.390	0
Denniston	GE Pension Plan	16.333	$ 908,186
	GE Supplementary Pension Plan	16.333	13,944,606
	GE Excess Benefits Plan	16.333	0

1	The accumulated benefit is based on service and earnings (base salary and bonus, as described above) considered by the plans for the period through December 31, 2012. It includes the value of contributions made by the named executives throughout their careers. The present value has been calculated assuming the named executives (other than Mr. Denniston) will remain in service until age 60, the age at which their retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions as described in the note on Postretirement Benefit Plans in the GE financial statements in the Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC. As described in such note, the discount rate assumption is 3.96%. Although illustration of a present value is required under SEC rules, the named executives are not entitled to receive the present values of their accumulated benefits shown above in a lump sum. The postretirement mortality assumption used for present value calculations is the RP-2000 mortality table projected to 2024.

2012 NONQUALIFIED DEFERRED COMPENSATION

The table below provides information on the nonqualified deferred compensation of the named executives in 2012, including:

  Bonus deferrals. Executive-band and above employees, including the named executives, are able to defer all or a portion of their bonus payments in either: (1) GE stock (GE Stock Units); (2) an index based on the S&P 500 (S&P 500 Index Units); or (3) cash units. The participants may change their election among these options four times per year. If a participant elects to defer bonus payments in either GE Stock Units or the S&P 500 Index Units, the company credits a number of such units to the participant’s deferred bonus plan account based on the respective average price of GE stock and the S&P 500 Index for the 20 trading days preceding the date the Board approves the company’s total bonus allotment.

  Deferred cash units earn interest income on the daily outstanding balance in the account based on the prior calendar month’s average yield for U.S. Treasury Notes and Bonds issued with maturities of 10 years and 20 years. The interest income does not constitute an “above-market interest rate” as defined by the SEC and is credited to the participant’s account monthly. Deferred GE Stock Units and S&P 500 Index Units earn dividend equivalent income on such units held as of the start of trading on the NYSE ex-dividend date equal to: (1) for GE Stock Units, the quarterly dividend declared by the Board; or (2) for S&P 500 Index Units, the quarterly dividend as declared by Standard & Poor’s for the S&P 500 Index for the preceding calendar quarter. Participants are permitted to receive their deferred compensation balance upon termination of employment either through a lump-sum payment or in annual installments over 10 to 20 years.
  Salary deferrals. Executive-band and above employees are able to defer their salary payments under executive deferred salary plans. These plans have been offered periodically (the last such plan was offered in 2010) and are available to approximately 3,500 eligible employees in the executive band and above. Individuals who are named executives at the time a deferred salary plan is initiated are not offered the opportunity to participate. The deferred salary plans pay accrued interest, including an above-market interest rate as defined by the SEC, ranging from 6% to 14%, compounded annually. Early termination before the end of the five-year vesting period will result in a payout of the deferred amount with no interest income paid, with exceptions for events such as retirement, death and disability. With respect to distributions under all deferred salary plans, participants elected before the salary was deferred to receive either a lump-sum payment or 10 to 20 annual installments.
  LTPA deferrals. The 1994–1996 LTPAs, which were paid out in 1997, permitted the participating executives to defer some or all of a portion of the payout into GE Stock Units. The terms of this deferral with respect to credits earned and dividend income are similar to the bonus deferral described above. Of the named executives, only Mr. Neal participated in this deferral.

38     GE 2013 Proxy Statement

COMPENSATION

The company makes all decisions with respect to the measures for calculating interest or other earnings on the nonqualified deferred compensation plans. The named executives cannot withdraw any amounts from their deferred compensation balances until they either leave or retire from the company. For 2012, the company did not make any matching contributions into these plans. In addition, no withdrawals or distributions were made in 2012.

2012 Nonqualified Deferred Compensation Table

Name of Executive	Type of Deferred Compensation Plan	Executive Contributions in Last Fiscal Year[1]	Aggregate Earnings in Last Fiscal Year[2]	Aggregate Balance at Last Fiscal Year-End[3]
Immelt	Deferred bonus plans	$0	$ 342,661	$ 2,098,920
	Deferred salary plans	0	432,101	4,006,021
Sherin	Deferred bonus plans	$0	$ 55,093	$ 521,664
	Deferred salary plans	0	292,935	3,062,013
Neal	Deferred bonus plans	$0	$ 263,492	$ 1,816,757
	Deferred salary plans	0	382,243	3,573,211
	Deferred LTPAs	0	386,956	2,208,123
Rice	Deferred bonus plans	$0	$1,457,221	$13,122,129
	Deferred salary plans	0	480,805	4,970,556
Denniston	Deferred bonus plans	$0	$ 38,276	$ 322,570
	Deferred salary plans	0	43,164	613,043

1	The amounts reported are limited to deferred compensation contributed during 2012. They do not include any amounts reported as part of 2012 compensation in the 2012 Summary Compensation Table on page 32, which were credited to the named executive’s deferred account plan, if any, in 2013, and are described in the notes to that table.
2	Reflects earnings on each type of deferred compensation listed in this section. The earnings on deferred bonus payments and deferred LTPAs are calculated based on: (1) the total number of deferred units in the account multiplied by the GE stock or S&P 500 Index price as of December 31, 2012; less (2) the total number of deferred units in the account multiplied by the GE stock or S&P 500 Index price as of December 31, 2011; and less (3) any named executive contributions during the year. The earnings on the executive deferred salary plans are calculated based on the total amount of interest earned. See the 2012 Summary Compensation Table on page 32 for the above-market portion of those interest earnings in 2012.
3	The fiscal year-end balance reported for the deferred bonus plans includes the following amounts that were previously reported as 2010 or 2011 compensation: Immelt ($0), Sherin ($0), Neal ($0), Rice ($3,005,000) and Denniston ($0). The fiscal year-end balance reported for the deferred salary plans includes the following amounts that were previously reported in the 2012 Summary Compensation Table as compensation for 2010 and 2011: Immelt ($233,129), Sherin ($170,475), Neal ($196,069), Rice ($266,709) and Denniston ($0). None of the fiscal year-end balances reported for the deferred LTPAs were reported as 2010 or 2011 compensation.

2012 POTENTIAL PAYMENTS UPON TERMINATION AT FISCAL YEAR-END

As described in the Compensation Discussion and Analysis, the named executives do not have individual employment, severance or change-of-control agreements with the company. The information below describes and quantifies certain compensation that would have become payable under existing plans and arrangements if the named executive’s employment had terminated on December 31, 2012, given the named executive’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on December 31, 2012. These benefits are in addition to benefits available generally to salaried employees who joined the company prior to 2005, such as distributions under the GE Savings and Security Program, subsidized retiree medical benefits, disability benefits and accrued vacation pay. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any amounts actually paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event, the company’s stock price and the executive’s age.

GE 2013 Proxy Statement     39

Equity Awards
If one of the named executives were to die or become disabled, any unexercisable stock options become exercisable and remain exercisable until their expiration date. In the event of disability, this provision only applies to options that have been held for at least one year. Mr. Immelt’s performance-based options granted in 2010 become exercisable, subject to achievement of the performance objectives, if death, disability or retirement (discussed below) occurs before the end of the performance period. Remaining restrictions on RSUs that were awarded prior to death or disability may lapse immediately in some cases, depending on the terms of the particular award. PSUs are earned, subject to achievement of the performance objectives, if death or disability occurs before the end of the performance period. In addition, any unvested options or RSUs held for at least one year become fully vested upon either becoming retirement-eligible (reaching the applicable retirement age) or retiring at age 60 or thereafter, depending on the terms of the particular award, and provided the award holder has at least five years of service with the company. Each of the named executives other than Mr. Denniston was below the applicable retirement age as of December 31, 2012. For these purposes, “disability” generally means disability resulting in the named executive being unable to perform his job. The following table provides the intrinsic value (that is, the value based upon the company’s stock price, and, in the case of stock options, minus the exercise price) of equity awards that would become exercisable or vested if the named executive had died or become disabled as of December 31, 2012.

Potential Equity Benefits upon Termination Table

	Upon Death		Upon Disability
Name of Executive	Stock Options	RSUs	Stock Options	RSUs
Immelt	$ 9,760,000	$9,854,805	$ 9,760,000	$1,259,400
Sherin	$12,285,600	$5,509,875	$12,285,600	$ 419,800
Neal	$12,285,600	$8,500,950	$12,285,600	$ 419,800
Rice	$12,285,600	$7,818,775	$12,285,600	$ 419,800
Denniston	$ 0	$ 0	$ 0	$ 0

Deferred Compensation
The named executives are entitled to receive the amount in their deferred compensation accounts in the event of termination of employment. The account balances continue to be credited with increases or decreases reflecting changes in the value of the GE Stock Units or S&P 500 Index Units and to accrue interest income or dividend payments, as applicable, between the termination event and the date that distributions are made. Therefore, amounts received by the named executives will differ from those shown in the 2012 Nonqualified Deferred Compensation Table. See the narrative accompanying that table for information on the available types of distribution under each deferral plan.

Pension Benefits
“2012 Pension Benefits” on page 37 describes the general terms of each pension plan in which the named executives participate, the years of credited service and the present value of each named executive’s accumulated pension benefit, assuming payment begins at age 60 or, for Mr. Denniston, age 65. The table below provides the pension benefits that would have become payable if the named executives had died, become disabled or voluntarily terminated as of December 31, 2012.

  In the event of death before retirement, the surviving spouse may receive a benefit based upon the accrued pension benefits under the GE Pension Plan and GE Excess Benefits Plan either: (1) in the form of an annuity as if the named executive had retired and elected the spousal 50% joint and survivor annuity option prior to death, or (2) as an immediate lump-sum payment based on five years of pension distributions. The surviving spouse may also receive a lump-sum payment under the GE Supplementary Pension Plan based on the greater of the value of: (1) the 50% survivor annuity that the spouse would have received under that plan if the named executive had retired and elected the spousal 50% joint and survivor annuity option prior to death, or (2) five years of pension distributions under that plan. The amounts payable depend on several factors, including employee contributions and the ages of the named executive and the surviving spouse. The survivors of each of the named executives as of December 31, 2012 would have been entitled to receive any annuity distributions promptly following death.
  In the event a disability occurs before retirement, the named executive may receive an annuity payment of accrued pension benefits, payable immediately.

40     GE 2013 Proxy Statement

COMPENSATION

The table below shows, for the named executives, the lump sum payable to the surviving spouse in the case of the named executive’s death on December 31, 2012. It also reflects the annual annuity payment payable: (1) for the life of the surviving spouse in the case of the named executive’s death on December 31, 2012; (2) for the named executives other than Mr. Denniston, as a 50% joint and survivor annuity to the named executive in the case of disability on December 31, 2012; and (3) for the named executives other than Mr. Denniston, as a 50% joint and survivor annuity to the named executive payable after age 60 upon voluntary termination on December 31, 2012. The annuity payments upon voluntary termination do not include any payments under the GE Supplementary Pension Plan because it is forfeited upon voluntary termination before age 60. Payments would be made on a monthly basis.

Potential Pension Benefits upon Termination Table

Name of Executive	Lump Sum upon Death	Annual Annuity upon Death	Annual Annuity upon Disability	Annual Annuity Payable at Age 60 after Voluntary Termination
Immelt	$34,339,545	$55,357	$3,747,643	$103,065
Sherin	$27,160,465	$54,046	$2,570,212	$105,850
Neal	$31,009,126	$63,245	$2,873,757	$117,972
Rice	$33,814,938	$56,641	$3,057,608	$111,267
Denniston[1]	$7,819,516	$35,337	—	—
1

As he was retirement-eligible as of December 31, 2012, Mr. Denniston would have been eligible to receive retirement benefits instead of disability or voluntary termination benefits. If Mr. Denniston had retired on December 31, 2012, his annual pension payment, payable as a 50% joint and survivor annuity, would have been $1,040,733.

Life Insurance Benefits
For a description of the supplemental life insurance plans that provide coverage to the named executives, see the 2012 All Other Compensation Table on page 33. If the named executives had died on December 31, 2012, the survivors of Messrs. Immelt, Sherin, Neal, Rice and Denniston would have received $19,547,026, $14,869,672, $15,698,480, $15,618,480 and $11,145,358, respectively, under these arrangements. The company would continue to pay the premiums in the event of a disability until such time as the policy is fully funded.

GE 2013 Proxy Statement     41

AUDIT

MANAGEMENT PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation (including approval of the audit fee), retention and oversight of the independent registered public accounting firm retained to perform the audit of our financial statements and our internal control over financial reporting and has selected KPMG LLP (KPMG) as our independent auditor for 2013. KPMG also served as our independent auditor for 2012.

The Audit Committee annually reviews KPMG’s independence and performance in connection with the committee’s determination of whether to retain KPMG or engage another firm as our independent auditor. In the course of these reviews, the committee considers, among other things:

  KPMG’s historical and recent performance on the GE audit, including the results of an internal survey of KPMG’s service and quality;
  an analysis of KPMG’s known legal risks and significant proceedings;
  external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on KPMG and its peer firms;
  the appropriateness of KPMG’s fees, on both an absolute basis and as compared to its peer firms;
  KPMG’s tenure as our independent auditor and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting;
  KPMG’s capability and expertise in handling the breadth and complexity of our worldwide operations; and
  KPMG’s independence.

Based on this evaluation, the Audit Committee believes that KPMG is independent and that it is in the best interests of GE and our shareowners to retain KPMG to serve as our independent auditor for 2013. KPMG representatives are expected to attend the 2013 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate shareowner questions.

We are asking our shareowners to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of KPMG to our shareowners for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of GE and our shareowners.

Your Board of Directors recommends a vote FOR ratification of the Audit Committee’s selection of KPMG as our independent registered public accounting firm for 2013.

INDEPENDENT AUDITOR

On behalf of GE and its affiliates, the Audit Committee retained KPMG to audit our consolidated financial statements and our internal control over financial reporting for 2012. In addition, the Audit Committee retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2012. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide to us.

42     GE 2013 Proxy Statement

AUDIT

Pre-Approval Processes
The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by KPMG. Specifically, the committee has pre-approved the use of KPMG for detailed, specific types of services related to: tax compliance, planning and consultations; acquisition/disposition services, including due diligence; employee benefit plan audits and reviews; attestation and agreed upon procedures; consultations regarding accounting and reporting matters; and internal control and other related services. The committee has set a specific annual limit on the amount of non-audit services that the company can obtain from KPMG. It has also required management to obtain specific pre-approval from the committee for any single engagement over $1 million or any services not within the scope of the pre-approved services. The chair of the committee is authorized to pre-approve any audit or non-audit service on behalf of the committee, provided such decisions are presented to the full committee at its next regularly scheduled meeting.

KPMG Fees for 2011 and 2012
The aggregate fees billed by KPMG in 2011 and 2012 for these various services were:

Types of fees (in millions)	Audit	Audit-related	Tax	All other	Total
2012	$84.8	$7.7	$6.8	$0.0	$99.3
2011	87.1	15.1	11.0	0.0	113.2

In the above table, in accordance with SEC rules, “Audit” fees are fees that GE paid to KPMG for the audit of GE’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q, for the audit of GE’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related” fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of GE’s financial statements and internal control over financial reporting, including services in connection with assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. “Audit-related” fees also include M&A due diligence and audit services and employee benefit plan audits. “Tax” fees are fees for tax compliance, tax advice and tax planning, and “All other” fees are fees for any services not included in the first three categories.

Hiring Restrictions
The Audit Committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of KPMG’s certification of the company’s financial statements. These restrictions are contained in our Audit Committee Key Practices, which are published on GE’s website (see “Helpful Resources” on page 55). The committee also requires key KPMG partners assigned to our audit to be rotated at least every five years.

AUDIT COMMITTEE REPORT

The Audit Committee reviews GE’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG, our company’s independent auditor for 2012, is responsible for expressing opinions on the conformity of the company’s audited financial statements with generally accepted accounting principles and on the company’s internal control over financial reporting.

In this context, the committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2012 and KPMG’s evaluation of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters that are required to be discussed under PCAOB standards. KPMG has provided to the committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the committee has discussed with KPMG that firm’s independence. The committee has concluded that KPMG’s provision of audit and non-audit services to GE and its affiliates is compatible with KPMG’s independence.

Based on the review and discussions referred to above, the committee recommended to the Board that the audited financial statements for the year ended December 31, 2012 be included in our Annual Report on Form 10-K for 2012 for filing with the SEC. This report is provided by the following independent directors, who comprise the committee:

Douglas A. Warner III (Chairman)	Robert W. Lane
W. Geoffrey Beattie	James J. Mulva
James I. Cash, Jr.	Robert J. Swieringa

GE 2013 Proxy Statement     43

SHAREOWNER PROPOSALS

The following shareowner proposals will be voted on at the annual meeting only if properly presented by or on behalf of the shareowner proponent. Some of the following shareowner proposals contain assertions about GE that we believe are incorrect. We have not attempted to refute all of the inaccuracies. However, the Board recommends a vote against each of these proposals for the reasons set forth following each proposal. Share holdings of the various shareowner proponents will be supplied promptly upon oral or written request.

Historically, some of our shareowner proposals have touched upon matters of corporate citizenship. Our Citizenship report, which is available on GE’s website (see “Helpful Resources” on page 55), explains what GE is doing on particular issues and demonstrates how helping to solve global challenges is core to GE’s sustainable growth strategy. For our specific objections to the shareowner proposals included in this proxy statement, see the explanation of our Board’s recommendation following each shareowner proposal below.

SHAREOWNER PROPOSAL NO. 1—CESSATION OF ALL STOCK OPTIONS AND BONUSES

Timothy Roberts, 3612 Brookhollow Drive, Louisville, KY 40220, has informed us that he intends to submit the following proposal at this year’s meeting:

While the rest of us were losing our shirts on GE Stock, Vickers reports, Jeffrey R. Immelt Chairman at GE made ‘wise’ investment decisions. On Sept. 9, 2003 he purchased 96,000 shares of his Company’s stock at $8.05 per share and sold 47,836 of these shares for $31.18 per share and made, or netted a profit of $1,106,447. Only two months before that Mr. Immelt lucked out again. On July 29, 2003 he purchased another 96,000 shares at that magic number, $8.05 per share, for a cost of $772,800. On the very same day, he sold the 96,000 shares at $28.43 per share for $2,729,280. Again, Mr. Immelt very wisely made a net profit of $1,956,480. September of 2003 was a lucky month for other Executives at General Electric Corporation. To mention a few Vickers reported that Michael A. Neal and Kathryn A. Cassidy were as fortunate as Mr. Immelt, as they bought thousands of GE Shares at $8.05 and sold thousands of GE shares between $30.79 per share and $31.11 per share on the same day. The 52 week low price of GE Stock as listed on the NYSE was $21.30.

The Proposal: The Board of Directors are requested to consider voting a cessation of all Executive Stock Option Programs, and Bonus Programs. Rewards via a bona fide salary program are a necessity. Salary increases to deserving Executives will reward only those who productively enhance the Company’s Business. Only if and when profit increases are published and compiled annually, and verified by a Certified Accounting Firm a realistic salary increase commensurate with the increase in the Company’s Business can be considered.

Should there be no increase in the Company’s Business, or a decline in Corporate Business is published and compiled annually, and verified by a Certified Accounting Firm, no salary increase(s) will be forthcoming. Rewards via the above measurements will suffice, and remove the bonus and Executive Stock Option Program(s) permanently.

Your Board of Directors recommends a vote AGAINST this proposal.

This proposal is nearly identical to a proposal that was included in GE’s 2004 proxy statement and refers to Mr. Immelt’s exercise in 2003 of expiring stock appreciation rights and stock options that were granted to him in 1993 and which he held until the last day of their exercise period. Since he became CEO, Mr. Immelt has purchased over 876,000 shares of GE stock on the open market. Mr. Immelt has not sold any of the shares he acquired or received upon the exercise of stock options or upon vesting of restricted stock units or performance share units (PSUs), net of those required to pay option exercise prices and taxes on such awards, since he became CEO. The proposal received a 5.9% vote at GE’s 2004 Annual Meeting.

The Board believes that GE’s executive compensation program is well-designed to achieve the objectives of rewarding sustained financial and operating performance and leadership excellence, aligning executives’ long-term interests with those of our shareowners and motivating executives to remain with the company for long and productive careers built on expertise. The MDCC exercises careful judgment in making all compensation decisions, after reviewing GE’s performance and evaluating each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with GE, current compensation arrangements, and long-term potential to enhance shareowner value. Equity incentive awards are an integral component of our compensation program because they have strong retention characteristics (for example, stock options and PSUs generally vest over a five-year period) and provide strong performance incentives that are closely aligned with shareowner interests (for example, PSUs are earned based on achievement of specified performance measures). Annual bonuses are important because they give the MDCC the flexibility to consider not only the recent overall performance of GE, but also the performance of a particular business the executive

44     GE 2013 Proxy Statement

SHAREOWNER PROPOSALS

leads or a particular role the executive serves, factoring in developments and market forces outside of management’s control in ways that a preset formula cannot effectively address. LTPAs, which are earned based on achievement of pre-established performance goals over a three-year period, are an essential component of our compensation program because they have strong retention characteristics, help drive the company’s long-term performance and align executives’ long-term interests with those of our shareowners. We believe that imposing arbitrary limitations on the MDCC’s judgment in structuring GE’s executive compensation program, as the proposal suggests, has the effect of unduly restricting the ability to achieve appropriate compensation objectives. Therefore, the Board recommends a vote AGAINST this proposal.

SHAREOWNER PROPOSAL NO. 2—DIRECTOR TERM LIMITS

Dennis Rocheleau, 460 Papurah Road, Fairfield, CT 06825, has informed us that he intends to submit the following proposal at this year’s meeting:

Resolved: That the stockholders of General Electric, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to adopt procedures that mandate that, effective 6/1/13, no current independent director initially elected to the board after 1997, but prior to 2014, shall be eligible for re-nomination and re-election after he or she has completed 15 years of board service. Those same procedures shall provide that any independent director initially elected to the board in 2014 or thereafter shall be ineligible for re-nomination and re-election after 10 years of board service.

Statement: Term limits apply to the President of the United States and are in effect for directors at a number of Fortune 500 firms. Our Board has countenanced lackluster company stock price performance over the past 5 and 10 year periods, when compared to the S&P 500. When measured against the top 50 large cap performers over those time periods, GE’s results are even less impressive. Yet long and short-term compensation for Company executives and Directors have been robust to say the least...while shareowners in the past five years have seen the stock price fall substantially and the dividend dramatically diminished. Moreover, when the Board Chairman or the Nominating and Governance Committee refuses to accept the resignation of directors who are required to submit them by governance bylaws, the shareowner’s voice and interests are effectively ignored. We need a better Board and the sooner the better. Although the Company has over the past five years repeatedly opposed similar board improvement procedures that were more narrowly crafted than this one, this is still a quite modest proposal to achieve that end. As such, it deserves shareowner support. I urge you to vote “Yes” and thank you for your consideration.

Your Board of Directors recommends a vote AGAINST this proposal.

The Board believes that it is not appropriate to implement this proposal because it would prevent qualified, experienced and effective directors from serving on the Board. In addition, because the shareowner who submitted this proposal has in the past criticized and targeted specific directors of the company, the company believes that this proposal is motivated by a desire, and is in substance primarily designed, to remove specific directors. GE has a robust and effective director nomination and evaluation process in place. GE’s Governance Principles and the NCGC Key Practices provide for an annual evaluation process designed to assess the effectiveness of the Board and its committees. Under GE’s current evaluation process, an independent expert in corporate governance solicits comments from each director with respect to the full Board, any committee on which the director serves, individual director performance, and board dynamics. The independent expert seeks input from directors in a wide range of matters and works with the presiding director to organize the input received around options for changes and improvement. This evaluation process has proven to be effective in assembling a Board that represents a range of experience at policy-making levels in business, government, education and technology, and in other areas that are relevant to the company’s global activities. In contrast, the Board believes that the arbitrary scheme for establishing term limits imposed by this proposal is counterproductive to GE’s ability to retain qualified, experienced and effective directors who contribute to the diversity of background and experience represented on the Board and who ultimately add to shareowner value. Therefore, the Board recommends a vote AGAINST this proposal.

SHAREOWNER PROPOSAL NO. 3—INDEPENDENT CHAIRMAN

American Federation of State, County and Municipal Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, has informed us that it intends to submit the following proposal at this year’s meeting:

Resolved: The shareowners of General Electric Company (“GE”) request the Board of Directors to adopt a policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors to be an independent member of the Board. This independence requirement shall apply prospectively so as not to violate any Company contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

GE 2013 Proxy Statement     45

SUPPORTING STATEMENT

GE’s CEO Jeffrey Immelt also serves as chair of the Company’s board of directors. We believe the combination of these two roles in a single person weakens a corporation’s governance, which can harm shareholder value. As Intel former chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

In our view, shareholder value is enhanced by an independent board chair who can provide a balance of power between the CEO and the board and support strong board leadership. The primary duty of a board of directors is to oversee the management of a company on behalf of its shareholders. We believe that a CEO who also serves as chair operates under a conflict of interest that can result in excessive management influence on the board and weaken the board’s oversight of management.

An independent board chair has been found in academic studies to improve the financial performance of public companies. A 2007 Booz & Co. study found that in 2006, all of the underperforming North American companies with long-tenured CEOs lacked an independent board chair (The Era of the Inclusive Leader, Booz Allen Hamilton, Summer 2007). A more recent study found that, worldwide, companies are now routinely separating the jobs of chair and CEO: in 2009 less than 12 percent of incoming CEOs were also made chair, compared with 48 percent in 2002 (CEO Succession 2000–2009: A Decade of Convergence and Compression, Booz & Co., Summer 2010).

We believe that independent board leadership would be particularly constructive at GE, where Mr. Immelt ranked near the bottom (200 out of 206 CEOs) in a 2012 Forbes pay for performance survey (“America’s Best and Worst CEOs,” Forbes, April 4, 2012), and it has been noted that since 2000 “GE’s value has gone nowhere but down since Mr. Immelt took the top job” (“Oops! Five CEOs Who Should Have Already Been Fired,” Forbes, May 12, 2012).

We urge shareowners to vote for this proposal.

Your Board of Directors recommends a vote AGAINST this proposal.

The Board regularly reviews and assesses our board leadership structure. Based on its most recent review, the Board believes that the present structure, in which our CEO also serves as the chairman of the Board and an independent presiding director is appointed by the independent directors on the Board, remains appropriate for the company because it allows one person to speak for and lead the company and Board while also providing for effective oversight and governance by an independent board through the independent presiding director. Our presiding director, currently Ralph S. Larsen, the former chairman of the board and chief executive officer of Johnson & Johnson, has broad authority and responsibility. The presiding director leads meetings of the non-management directors, calls additional meetings of the non-management directors as deemed appropriate, serves as a liaison on Board-related issues between the chairman and the non-management directors, acts as chairman of Board meetings when the chairman is not in attendance, and performs such other functions as the Board may direct. These other functions include (1) advising the NCGC on the selection of committee chairs, (2) approving the agenda, schedule and information sent to the directors for Board meetings, (3) working with the chairman of the Board to propose an annual schedule of major discussion items for the Board’s approval, and (4) providing leadership to the Board if circumstances arise in which the role of the chairman may be, or may be perceived to be, in conflict. The presiding director also makes himself available for consultation and direct communication with the company’s major shareowners.

The Board believes that for GE, a large and diversified company with operations around the world, the CEO is most effectively able to represent the company and to ensure that the independent directors’ attention is devoted to the issues of greatest importance to the company and its shareowners. Our company’s overall corporate governance policies and practices combined with the strength of our independent directors serve to minimize any potential conflicts that may result from combining the roles of CEO and chairman. Over three-quarters of the companies in the Dow 30 currently maintain combined chair and CEO positions, and only three companies in the Dow 30 currently maintain an independent board chairman. In addition, according to the 2012 Spencer Stuart Board Index, 77 percent of companies in the S&P 500 do not have an independent board chairman. In the view of the Board, splitting the roles of chair and CEO would have the consequence of making our management and governance processes less effective than they are today through undesirable duplication of work and, in the worst case, lead to a blurring of the clear lines of accountability and responsibility, without any proven offsetting benefits. Therefore, the Board recommends a vote AGAINST this proposal.

46     GE 2013 Proxy Statement

SHAREOWNER PROPOSALS

SHAREOWNER PROPOSAL NO. 4—RIGHT TO ACT BY WRITTEN CONSENT

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, has informed us that he intends to submit the following proposal at this year’s meeting:

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent includes all issues that shareholders may propose. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

This proposal topic also won our 47%-support at our 2012 annual meeting. This 47%-support would have arguably been a majority had our directors refrained from instigating a costly extra solicitation for negative votes or had our directors refrained from making it easier to vote against shareholder proposals than to vote for them. A good part of the blame for this may fall on Rochelle Lazarus, who chaired our corporate governance committee and received high negative votes.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, had rated our company “D” continuously since 2009 with “High Governance Risk.” Also “High Concern” for our director’s qualifications and “High Concern” for Executive Pay—$21 million for our CEO Jeffrey Immelt.

We had too many directors (18)—unwieldy board concern and the potential for CEO dominance. Three directors were age 73 to 75. And 11 directors had 10 to 20 years long-tenure. GMI said long-tenured directors could form relationships that may compromise their independence and therefore hinder their ability to provide effective oversight. This was compounded by such long-tenured directors controlling 5 of 6 seats each on our executive pay and nomination committees. And long-tenured directors controlled half the seats on our audit committee.

Roger Penske, 75 who was connected to the Delphi Corporation bankruptcy, received our highest negative votes. Rochelle Lazarus and James Tisch also received high negative votes. Tisch was potentially over-extended with seats on 4 boards. Ralph Larsen, our Lead Director a position that demands increased independence, had long-tenure and was age 73.

Please encourage our board to respond positively to this proposal to strengthen our corporate governance and protect shareholder value:

Right to Act by Written Consent—Proposal 4.

Your Board of Directors recommends a vote AGAINST this proposal.

The Board believes that implementation of this proposal is unnecessary given the ability of shareowners to call special meetings, and that implementation of the proposal would not serve the best interests of shareowners. Currently, any matter that either GE or its shareowners wish to present for a vote must be presented at an annual or special meeting of shareowners. Shareowners may propose any proper matter for a vote at our annual meeting, and, in addition, shareowners holding 10% of GE’s outstanding voting stock may call a special meeting of shareowners. GE recently amended its by-laws to provide for this 10% threshold. In the Board’s view, action at an annual or special meeting supports shareowners’ interests more than action by written consent. In the context of an annual or special meeting of shareowners, all GE shareowners have the opportunity to express views on proposed actions and to participate in the meeting and shareowner vote. Such meetings occur at a time and date announced publicly in advance of the meeting. These provisions ensure that shareowners can raise matters for consideration while protecting shareowners’ interests in receiving notice of and an opportunity to voice concerns about proposed actions affecting the company. The proposal, however, would allow shareowners holding a bare majority of shares outstanding to use the written consent procedure to act on significant matters without a meeting, potentially without prior notice to all shareowners, and without an opportunity for fair discussion among all shareowners on the merits of the proposed action. In light of the foregoing, the Board recommends a vote AGAINST this proposal.

GE 2013 Proxy Statement     47

SHAREOWNER PROPOSAL NO. 5—EXECUTIVES TO RETAIN SIGNIFICANT STOCK

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, has informed us that he intends to submit the following proposal at this year’s meeting:

Resolved: Shareholders request that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the committee adopt a share retention percentage requirement of 25% of such shares.

The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, had rated our company “D” continuously since 2009 with “High Governance Risk.” Also “High Concern” for Executive Pay—$21 million for our CEO Jeffrey Immelt.

GMI said our highest paid executives, except one, were given mega-grants of 850,000 time-vesting stock options after receiving one million options the year before. Equity pay given as a long-term incentive should include performance-vesting criteria. Moreover, market-priced stock options may provide rewards due to a rising market alone, regardless of an executive’s performance. Additionally, not only was every base salary of our highest paid executives at least 60% over the IRC tax deductibility limit, our CEO’s salary of $3.3 million continued to be 230% over the limit and was the third highest 2011 base salary for a CEO at a S&P 500 company.

Furthermore, our CEO’s $4 million annual bonus was determined subjectively by our executive pay committee. This was compounded by long-tenured directors controlling 5 of the 6 seats on our executive pay committee. GMI said long-tenured directors could form relationships that may compromise their independence and therefore hinder their ability to provide effective oversight. On top of all that, our CEO’s pension was increased by $10 million and our company paid $150,000 for his personal use of the company jet.

Please encourage our board to respond positively to this proposal to protect shareholder value:

Executives To Retain Significant Stock—Proposal 5.

Your Board of Directors recommends a vote AGAINST this proposal.

As discussed elsewhere in this proxy statement, our compensation program strives to create long-term value for our shareowners by emphasizing multi-year performance awards, stock options and other equity awards with long vesting periods, requiring senior executives to own significant amounts of GE stock, and offering executive pension benefits that are generally earned and become payable annually only after an executive’s retirement from the company. Under the MDCC Key Practices, each senior executive (1) is required to hold a significant amount of GE stock, which is set at a multiple of the executive’s base salary; (2) is required to hold for at least one year any net shares of GE stock that he or she receives through the exercise of stock options; and (3) is prohibited from using hedging techniques on any shares of GE stock he or she owns. GE executives have met and exceeded these requirements.

Since he became CEO, Mr. Immelt has purchased over 876,000 shares of GE stock on the open market. Mr. Immelt has not sold any of the shares he acquired or received upon the exercise of stock options or upon vesting of restricted stock units or performance share units (PSUs), net of those required to pay option exercise prices and taxes on such awards, since he became CEO. Similarly, GE’s other senior executives typically hold the shares that they receive under stock options and restricted stock units, net of those shares required to pay taxes or option exercise prices. In addition, as shown in the 2012 Outstanding Equity Awards at Fiscal Year-End Table on page 35, each of our named executives holds a significant number of shares that do not vest until the executive reaches age 65. Thus, GE’s existing programs already link shareowner value with direct stock ownership by our executives, discourage excessive risk-taking and promote long-term value creation. Accordingly, we do not believe adoption of the policy requested in this shareowner proposal is necessary and the Board recommends a vote AGAINST this proposal.

48     GE 2013 Proxy Statement

SHAREOWNER PROPOSALS

SHAREOWNER PROPOSAL NO. 6—MULTIPLE CANDIDATE ELECTIONS

Martin Harangozo, 9531 Farmstead Lane, Louisville, KY 40291, has informed us that he intends to submit the following proposal at this year’s meeting:

Whereas

One dollar growing seven point two percent during Christ crucifixion would grow to one with sixty zeros, three zeros for each hundred years. Divided by ten billion people would give each one dollar with fifty zeros, much more money than a trillion times Warren Buffets wealth.

The survivorship market grew over ten percent reinvesting dividends over hundred years. Rabbits can compound from two to hundred in one year or five thousand percent. Notwithstanding growth opportunities five thousand children starve daily.

Civil war pensioners enjoy pensions hundred years following war.

Contributions keep General Electric pension fund solvent. Can contributions continue hundred years? History provides concerns and answers.

Company Kongo Gumi thrived fourteen hundred years only to succumb to debt and fail teaching earnings with debt is analogous to cheese on a mousetrap with the spring ready to kill any time. Thirty original Dow companies subtract one failed, experiencing three critical business phases, above average growth, below average growth, failure. During Bethlehem Steel bankruptcy, employees lost health benefits addressing Pneumonoultramicroscopicsilicovolcanokoniosis, and, employees pensions vanished . Notwithstanding General Electric decade long nine one one references, Jeffrey Reeves teaches Investor place October thirty twenty ten the largest debt free companies grew two hundred thirty three percent in five years while the market declined three percent http://investorplace.com/2010/10/debt-free-companies-with-great-returns/. General Electric loaded with debt in two thousand proxy mentions hundred forty eight dollar stock producing trillion dollar valuation. Awe sugar! Stock falls below six losing half trillion. Protected dividends mostly vanish. Trillion dollar milestone is approached closest by debt free Apple. Supreme sustainability eliminates debt thereby bolstering dividend integrity.

One dollar indexed September six two thousand one before General Electric succession becomes dollar thirty eleven years later. With General Electric fifty three cents.

Globally indexing earnings beyond dividends liability free from General Electric creates holding that systematically without human error or bias selects and culls companies solely on their capitalization ensuring survivorship. This has more fiduciary responsibility then trading General Electric losing billions.

Debt free indexing will Control Poke a Yoke General Electric benefiting pensioners, shareholders, employees, suppliers, governments even the world.

Shareholders must act now to correct General Electric so called outperformance polarity, raise performance to market average or better yet the very frothy debt free performance, avoid the Bethlehem Steel demise, perpetually grow. Shareholder failure to jump supports the original Dow thirty trend to disappointment.

History again teaches greatest economies result from leaders earning responsibility via election choices not entitled appointments. Shareholders previously supported victory for candidates they choose. Clearly presidential elections where citizens vote for, against, or abstain only for the incumbent would lack purpose.

Supporting statements avoid recommending ordinary business rather highlight opportunity, harvesting mechanisms, responsibility, and dangerous pitfalls begging attention and freshened oversight.

This proposal recommends the proxy features at minimum two candidates for each available board seat.

Your Board of Directors recommends a vote AGAINST this proposal.

The NCGC currently employs a rigorous and thorough process for selecting the candidates that it nominates to serve on the Board, as described in this proxy statement under “Election of Directors” on page 2. It carefully evaluates all individuals recommended as candidates to the Board, including individuals suggested by shareowners, in light of multiple factors including each such individual’s leadership experience, expertise in finance and financial reporting processes, and technology experience, marketing expertise, experience in government, global business perspective and experience in the industries in which we participate. The NGCC and Board endeavor to have a Board representing a range of experiences at policy-making levels in business, government, education and technology, and in areas that are relevant to the company’s global activities. The NCGC’s evaluation of director nominees also takes into account diversity of background. The NCGC selects candidates that it believes will complement each other, with each candidate bringing his or her own strengths and areas of expertise to the Board. In contrast, the unique approach suggested in this proposal of requiring that our company present two candidates for each open seat, which approach is not utilized by any company in the Dow 30 or S&P 500, may result in individual nominees being considered in isolation and, thus may produce a board of directors that fails to represent a diversity of experiences and viewpoints. Therefore, the Board recommends a vote AGAINST this proposal.

GE 2013 Proxy Statement     49

ADDITIONAL INFORMATION

VOTING INFORMATION

How to Vote
We encourage shareowners to submit votes in advance of the meeting. You can ensure that your shares are voted at the meeting by following the instructions on the enclosed proxy or voting instruction form and submitting your votes by telephone or the Internet, or by completing, signing, dating and returning the proxy or voting instruction form in the envelope provided. Submitting your instructions or proxy by any of these methods will not affect your right to attend and vote at the meeting.

Voting Standards and Board Recommendations

Voting Item	Voting Standard	Treatment of Abstentions and Broker Non-Votes	Board Recommendation
Election of directors	Majority of votes cast	Not counted as votes cast and therefore no effect	For
Advisory approval of our named executives’ compensation	Majority of votes cast	Not counted as votes cast and therefore no effect	For
Auditor ratification	Majority of votes cast	Not counted as votes cast and therefore no effect	For
Shareowner proposals	Majority of votes cast	Not counted as votes cast and therefore no effect	Against

Majority Voting Standard for Director Elections
Each of the 17 nominees for director receiving a majority of the votes cast at the meeting in person or by proxy will be elected (meaning the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee), subject to the Board’s existing policy regarding resignations by directors who do not receive a majority of “for” votes.

Voting Securities
Shareowners of record at the close of business on February 25, 2013 will be eligible to vote at the meeting. Our voting securities consist of our $0.06 par value common stock, and there were approximately 10,370,925,219 shares outstanding on the record date. Each share outstanding on the record date will be entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted. Individual votes of shareowners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareowner voting records is limited to the independent inspectors of election and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

Manner for Voting Proxies
The shares represented by all valid proxies that are timely received by telephone, by Internet or by mail will be voted in the manner specified. When a proxy is received but specific choices are not indicated, the shares represented by all valid proxies received will be voted in accordance with the Board’s recommendations. Should any matter not described above be properly presented at the meeting, the persons named on the proxy form will vote in accordance with their judgment as permitted.

GE Savings and Security Program
In accordance with the terms of the GE Savings and Security Program (S&SP), any shares allocable to the participant’s S&SP account on the record date will be voted by the trustee of the S&SP trust in accordance with the instructions of the participant received via telephone or the Internet or indicated on the proxy form. If the proxy form is received on or before April 22, 2013, but a choice is not specified, the trustee will vote shares allocable to the participant’s S&SP account as the Board recommends. If the proxy form is not received on or before April 22, 2013, and no vote was submitted via telephone or the Internet by that date, shares allocable to the participant’s S&SP account will not be voted.

50     GE 2013 Proxy Statement

ADDITIONAL INFORMATION

Revocation of Proxies
A shareowner who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation. If your GE shares are held for you in a brokerage, bank or other institutional account, you must contact that institution to revoke a previously authorized proxy. Participants in the S&SP may revoke a previously delivered proxy by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation on or before April 22, 2013. The address for the inspectors of election is IVS Associates, Inc., 1000 N. West Street, Suite 1200, Wilmington, Delaware 19801.

PROXY SOLICITATION AND DOCUMENT REQUEST INFORMATION

Solicitation of Proxies
Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and the 2012 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Morrow & Co., LLC has been retained to assist in soliciting proxies for a fee of $42,500, plus distribution costs and other costs and expenses.

Shareowners of Record Requesting Copies of 2012 Annual Report
Shareowners who hold their shares directly with us and who previously have elected not to receive an annual report for a specific account may request that we promptly mail our 2012 Annual Report to that account by writing to GE Shareowner Services, c/o Computershare, P.O. Box 358016, Pittsburgh, PA 15252-8016, or calling (800) 786-2543 (800-STOCK-GE) or, if you are outside the U.S., (201) 680-6848. In addition, participants in the S&SP may request copies of our 2012 Annual Report by calling the GE S&SP Service Center at (877) 554-3777.

Delivery of Documents to Shareowners Sharing an Address
If you are the beneficial owner, but not the record holder, of shares of GE stock, your broker, bank or other nominee may deliver only one copy of this proxy statement and our 2012 Annual Report to multiple shareowners who share an address, unless that nominee has received contrary instructions from one or more of the shareowners. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2012 Annual Report to a shareowner at a shared address to which a single copy of the documents was delivered. A shareowner who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to GE Shareowner Services, c/o Computershare, P.O. Box 358016, Pittsburgh, PA 15252-8016, or calling (800) 786-2543 (800-STOCK-GE) or, if you are outside the U.S., (201) 680-6848. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

Electronic Access to Proxy Statement and Annual Report
This proxy statement and our 2012 Annual Report may be viewed online at GE’s proxy and annual report websites (see “Helpful Resources” on page 55). If you are a shareowner of record, you can elect to access future annual reports and proxy statements electronically by visiting our Investor Relations or annual report websites (see “Helpful Resources” on page 55) and following the instructions provided therein. If you choose this option, you will receive an e-mail with links to access the materials and vote your shares, and your choice will remain in effect until you notify us that you wish to resume mail delivery of these documents. If you hold your GE stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to elect this option.

INFORMATION ABOUT ATTENDING THE 2013 ANNUAL MEETING AND ADVANCE REGISTRATION

Date:	April 24, 2013
Location:	Ernest N. Morial Convention Center
900 Convention Center Blvd.
New Orleans, LA 70130
Time:	10:00 a.m. Central Time

GE 2013 Proxy Statement     51

Advance Registration
In accordance with GE’s security procedures, an admission card will be required to enter GE’s annual meeting. Please follow the advance registration instructions below and an admission card will be mailed to you. Upon arrival at the annual meeting, you will be asked to present your admission card and a current government-issued picture identification (such as a driver’s license or passport) to enter the meeting. The company may implement security procedures as it deems appropriate to ensure the safety of the meeting attendees. Attendance at the annual meeting is limited to GE shareowners as of the record date, members of their immediate family or their named representatives. We reserve the right to limit the number of representatives who may attend the meeting.

  If you hold your GE shares directly with the company and you plan to attend the annual meeting, please follow the advance registration instructions on the top portion of your proxy form, which was included in the mailing from the company.
  If your GE shares are held for you in a brokerage, bank or other institutional account and you wish to attend the annual meeting, please send an annual meeting advance registration request containing the information listed below to:

GE Shareowner Services
1 River Road, Building 5 7W
Schenectady, NY 12345

Please include the following information:

–	Your name and complete mailing address;

–	The name(s) of any family members who will accompany you;

–	If you will be naming a representative to attend the meeting on your behalf, the name, address and telephone number of that individual; and

–	Proof that you own GE shares (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement).

Admission to the Meeting
Attendance at GE’s 2013 Annual Meeting will be limited to persons presenting an admission card and a current government-issued picture identification. To obtain an admission card, please follow the advance registration instructions above.

Questions Regarding Admission to the Annual Meeting?
Visit our Investor Relations website (see “Helpful Resources” on page 55)	Within the U.S., call GE Shareowner Services at (800) 786-2543 (800-STOCK-GE)	Outside the U.S., call GE Shareowner Services at (201) 680-6848

Voting in Person at the Meeting
We encourage shareowners to submit proxies in advance by telephone, by Internet or by mail. Shareowners may also vote in person at the annual meeting instead, or may execute a proxy designating a representative to vote for them at the meeting. If your GE shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting.

52     GE 2013 Proxy Statement

ADDITIONAL INFORMATION

OTHER INFORMATION

Explanation of Non-GAAP Financial Measures
Information on how GE calculates ENI for GE Capital, Industrial CFOA, Industrial ROTC, operating EPS and Industrial segment organic revenue growth, as presented on pages iii and 21 through 26, is disclosed on GE’s proxy website (see “Helpful Resources” on page 55) and on pages 78 to 83 of GE’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC.

Reconciliation of Realized Compensation Table to Summary Compensation Table
The amounts reported in the 2012 Realized Compensation Table on page 31 reflect income for the years shown as reported on the named executives’ W-2 Forms. These amounts differ substantially from the amounts reported as total compensation in the 2012 Summary Compensation Table on page 32 required under SEC rules and are not a substitute for the amounts reported in that table. For 2012, realized compensation represents: (1) total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Option Award column), minus (3) the year-over-year change in pension value and nonqualified deferred compensation earnings (as reflected in the Change in Pension Value and Nonqualified Deferred Comp. Earnings column), minus (4) contributions to the S&SP and medical premiums that are deducted from income on a pretax basis, minus (5) the difference between the cost attributable to personal use of aircraft as calculated under SEC rules versus tax rules, minus (6) the company’s S&SP match (as reflected in the 2012 All Other Compensation Table on page 33), plus (7) the value realized from the vesting of RSUs before payment of any applicable withholding taxes and brokerage commissions (as reflected in the 2012 Option Exercises and Stock Vested Table on page 37), including the value realized from the payment of any dividend equivalents, plus (8) travel costs attributable to the named executives’ guests where there is no aggregate incremental cost to the company under SEC rules but there is imputed income for tax purposes. In addition, realized compensation reflects any bonus and LTPA actually paid in the year shown, whereas total compensation under SEC rules reflects any bonus and LTPA earned for the year shown. For realized compensation purposes, most other benefits (as disclosed in the 2012 Other Benefits Table on page 33) are accounted for on a tax year of November through October, whereas these benefits are accounted for on a calendar-year basis under SEC rules. For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the 2012 Summary Compensation Table on page 32.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires GE’s directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC. As a practical matter, GE assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal 2012 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except that one Form 4 to report a stock option grant to Jamie Miller was inadvertently filed late due to an administrative error.

2014 SHAREOWNER PROPOSALS

Shareowner Proposals for Inclusion in Next Year’s Proxy Statement
To be considered for inclusion in next year’s proxy statement, shareowner proposals submitted in accordance with SEC Rule 14a-8 must be received at our principal executive offices no later than the close of business on November 13, 2013. Proposals should be addressed to Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, CT 06828.

Other Shareowner Proposals for Presentation at Next Year’s Annual Meeting
Our by-laws require that any shareowner proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2014 Annual Meeting, must be received at our principal executive offices not earlier than the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date the company commenced mailing of its proxy materials in connection with the 2013 Annual Meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of our by-laws must be received no earlier than October 14, 2013 and no later than the close of business on November 13, 2013. Proposals should be addressed to Brackett B. Denniston III, Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, Connecticut 06828, and include the information set forth in those by-laws, which are posted on our website. SEC rules permit management to vote proxies in its discretion in certain cases if the shareowner does not comply with this deadline or, if this deadline does not apply, a deadline of the close of business on January 27, 2014, and in certain other cases notwithstanding the shareowner’s compliance with these deadlines.

GE 2013 Proxy Statement     53

RELATIONSHIPS AND TRANSACTIONS CONSIDERED
FOR DIRECTOR INDEPENDENCE

Director	Organization	Relationship	GE Transaction	2012 Size
Beattie	Woodbridge Co.	Former president	Indebtedness to GE	<2% of GE’s assets
	Elizabeth Arden	Brother is executive	Purchases from GE	<2% of other company’s revenues
			Sales to GE	<2% of other company’s revenues
			Indebtedness to GE	<2% of GE’s assets
D’Souza	Cognizant	CEO	Purchases from GE	<2% of other company’s revenues
			Indebtedness to GE	<2% of GE’s assets
Dekkers	Bayer AG	Chair of Management Board	Purchases from GE	<2% of other company’s revenues
			Sales to GE	<2% of other company’s revenues
			Indebtedness to GE	<2% of GE’s assets
Jung	Avon	Former chair & CEO	Purchases from GE	<2% of other company’s revenues
			Sales to GE	<2% of other company’s revenues
			Indebtedness to GE	<2% of GE’s assets
Lazarus	Ogilvy & Mather	Former chair & CEO	Sales to GE	<2% of other company’s revenues
			Indebtedness to GE	<2% of GE’s assets
Mulva	ConocoPhillips	Former chair & CEO	Purchases from GE	<2% of other company’s revenues
			Indebtedness to GE	<2% of GE’s assets
			Sales to GE	<2% of other company’s revenues
	Exxon Mobil	Brother is executive	Purchases from GE	<2% of other company’s revenues
			Sales to GE	<2% of other company’s revenues
			Indebtedness to GE	<2% of GE’s assets
Tisch	Loews	President & CEO	Sales to GE	<2% of other company’s revenues
			Purchases from GE	<2% of other company’s revenues
			Indebtedness to GE	<2% of GE’s assets
	Four Partners	Brother is executive	Indebtedness to GE	<2% of GE’s assets
All directors	Various charitable organizations	Executive, director or trustee	Charitable contributions from GE	<1% of the organization’s revenues

ACRONYMS USED IN THIS PROXY STATEMENT

AC	Audit Committee
AAA	American Accounting Association
CFOA	Cash From Operating Activities
CFTC	Commodities Futures Trading Commission
CRO	Chief Risk Officer
DSUs	Deferred Stock Units
ENI	Ending Net Investment
EPS	Earnings Per Share
FINRA	Financial Industry Regulatory Authority
GAAP	Generally Accepted Accounting Principles
IRS	Internal Revenue Service
LTPAs	Long-Term Performance Awards
M&A	Mergers and Acquisitions
MDCC	Management Development and Compensation Committee
NCGC	Nominating and Corporate Governance Committee
NYSE	New York Stock Exchange
PCAOB	Public Company Accounting Oversight Board
PRC	Public Responsibilities Committee
PSUs	Performance Share Units
R&D	Research & Development
RC	Risk Committee
ROTC	Return On Total Capital
RSUs	Restricted Stock Units
S&P	Standard & Poor’s
S&SP	GE Savings and Security Program
SG&A	Selling, General and Administrative
SEC	Securities and Exchange Commission
TSR	Total Shareowner Return

54     GE 2013 Proxy Statement

ADDITIONAL INFORMATION

HELPFUL RESOURCES

Annual Meeting
Proxy statement	www.ge.com/proxy
Explanation of LTPA and non-GAAP financial measures	www.ge.com/proxy
Voting	www.investorvote.com/ge
Questions regarding admission	www.ge.com/investor-relations
Webcast	www.ge.com/investor-relations
SEC website on proxy matters	www.sec.gov/spotlight/proxymatters.shtml
Electronic delivery of future proxy materials	www.ge.com/investor-relations/investor-services/investor-updates OR www.ge.com/annualreport
Board of Directors
Board of Directors	www.ge.com/company/leadership/directors.html
Board committees	www.ge.com/company/governance/board/committees.html
Audit Committee Charter	www.ge.com/pdf/company/governance/board/ge_audit_committee_charter.pdf
Audit Key Practices	www.ge.com/pdf/company/governance/board/ge_audit_committee_key_practices.pdf
MDCC Charter	www.ge.com/pdf/company/governance/board/ge_management_dev_comp_charter.pdf
MDCC Key Practices	www.ge.com/pdf/company/governance/board/ge_management_dev_key_practices.pdf
NCGC Charter	www.ge.com/pdf/company/governance/board/ge_nominating_committee_charter.pdf
NCGC Key Practices	www.ge.com/pdf/company/governance/board/ge_nominating_committee_key_practices.pdf
PRC Charter	www.ge.com/pdf/company/governance/board/ge_public_responsibilities_charter.pdf
Risk Committee Charter	www.ge.com/pdf/company/governance/board/ge_risk_committee_charter.pdf
Communicating concerns to directors	www.ge.com/company/governance/board/contact_board.html
Director independence	www.ge.com/company/governance/board/director_independence.html
Policy on director attendance at annual meetings	www.ge.com/investor-relations/governance/board-of-directors
Financial Reporting
Annual report	www.ge.com/annualreport
Earnings reports	www.ge.com/investors/financial_reporting/earnings_reports/index.html
Financial reports	www.ge.com/investors/financial_reporting/index.html
GE
Corporate website	www.ge.com
Leaders	www.ge.com/company/leadership/executives.html
Citizenship report	www.ge.com/citizenship/index.html
Investor relations	www.ge.com/investor-relations
Ombudsperson process	www.ge.com/company/governance/ombudsperson_process/index.html
Governance Documents
By-laws	www.ge.com/company/governance/by_laws/index.html
Certificate of Incorporation	www.ge.com/company/governance/certification/index.html
Code of conduct set forth in The Spirit & The Letter	www.ge.com/files/usa/citizenship/pdf/english.pdf
Governance Principles	www.ge.com/company/governance/principles/index.html

*	Web links and QR codes throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.
**	GE, the GE logo, FlexEfficiency, Evolution Series Locomotive and Mission 1 are trademarks and service marks of the General Electric Company. Other marks used throughout are trademarks and service marks of their respective owners.

GE 2013 Proxy Statement      55

CITIZENSHIP AT GE

As a 130-year-old technology company, GE has proven its sustainability. Working to solve some of the world's biggest challenges, Citizenship is in the products we make, how we make them, and in the difference we make in communities around the world.

www.gecitizenship.com

IN 2012, WE

- **Contributed more than $220 million to communities and nonprofit organizations.**
- **Launched first-of-a-kind programs that bring the latest breast cancer technologies to women.**
  Healthymagination and Susan G. Komen for the Cure have partnered to bring the latest breast cancer technologies to more women, by encouraging women to be screened through targeted programs in the U.S., China and Saudi Arabia.
- **Generated $21 billion in revenue from our ecomagination product portfolio.**

GE's newest Evolution Series locomotive prototype (pictured) reduces emissions by more than 70% compared with 2005 engines, saving railroad customers more than $1.5 billion in infrastructure and operational costs.

GE is one of the largest employers in the U.S. and the world, with 134,000 U.S. employees and 305,000 employees globally, as of the end of 2012.

Annual Meeting Voting	Proxy Statement	Annual Report
GE Website	Leaders	Governance
Citizenship	Investor Relations	**Scan these QR codes to access these sites with your mobile device.**

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy form, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 23, 2013.
Vote by Internet Go to www.investorvote.com/GE or scan the QR code with your mobile device Follow the steps outlined on the secure website
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone Call toll free 1-800-652-VOTE (8683) within the United States, U.S. territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

Annual Meeting Proxy Card
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Election of Directors – Your Board of Directors recommends a vote “FOR” all the nominees listed.

			For	Against	Abstain			For	Against	Abstain

	1 -	W. Geoffrey Beattie	☐	☐	☐	10 -	Robert W. Lane	☐	☐	☐

	2 -	John J. Brennan	☐	☐	☐	11 -	Ralph S. Larsen	☐	☐	☐

	3 -	James I. Cash, Jr.	☐	☐	☐	12 -	Rochelle B. Lazarus	☐	☐	☐

	4 -	Francisco D’Souza	☐	☐	☐	13 -	James J. Mulva	☐	☐	☐

	5 -	Marijn E. Dekkers	☐	☐	☐	14 -	Mary L. Schapiro	☐	☐	☐

	6 -	Ann M. Fudge	☐	☐	☐	15 -	Robert J. Swieringa	☐	☐	☐

	7 -	Susan Hockfield	☐	☐	☐	16 -	James S. Tisch	☐	☐	☐

	8 -	Jeffrey R. Immelt	☐	☐	☐	17 -	Douglas A. Warner III	☐	☐	☐

	9 -	Andrea Jung	☐	☐	☐
B	Management Proposals – Your Board of Directors recommends a vote “FOR” management proposals 1 and 2.

		For	Against	Abstain

1.	Advisory Approval of Our Named Executives’ Compensation	☐	☐	☐

2.	Ratification of Selection of Independent Registered Public Accounting Firm	☐	☐	☐

C	Shareowner Proposals – Your Board of Directors recommends a vote “AGAINST” shareowner proposals 1 through 6.

		For	Against	Abstain			For	Against	Abstain
1.	Cessation of All Stock Options and Bonuses	☐	☐	☐	4.	Right to Act by Written Consent	☐	☐	☐

2.	Director Term Limits	☐	☐	☐	5.	Executives to Retain Significant Stock	☐	☐	☐

3.	Independent Chairman	☐	☐	☐	6.	Multiple Candidate Elections	☐	☐	☐

IF VOTING BY MAIL, YOU MUST SIGN AND DATE THIS FORM IN SECTION E ON THE OTHER SIDE.

Dear Shareowner:

You are invited to attend GE’s 2013 Annual Meeting to be held on Wednesday, April 24, 2013, at 10:00 a.m. Central Time, at the Ernest N. Morial Convention Center, 900 Convention Center Blvd., New Orleans, LA 70130.

Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your shares by Internet, telephone or mail as described on the other side of this form.

All persons attending the meeting must present an admission card and a current government-issued picture identification. Please follow the advance registration instructions below and an admission card will be sent to you.

ADVANCE REGISTRATION INSTRUCTIONS

• If you are voting by Internet, you will be able to pre-register at the same time you record your vote. There is no need to return your Proxy Form.

• If you are voting by telephone, please complete the information to the right and tear off the top of this Advance Registration Form and mail it separately to: GE Shareowner Services, 1 River Road, Building 5 7W, Schenectady, NY 12345. There is no need to return the Proxy Form.

• If you are voting by mail, please mark the box below and complete the information to the right and include this portion when mailing your marked, signed and dated Proxy Form in the envelope provided.

GE Annual Meeting –– Advance Registration Form

Attendance at GE’s Annual Meeting is limited to GE shareowners as of the record date, members of their immediate families or their named representative. We reserve the right to limit the number of guests or representatives who may attend.

ADVANCE REGISTRATION INFORMATION

Name
Address

Zip

Name(s) of family member(s) who will also attend:

I am a GE shareowner. Name, address and telephone number of my representative at the Annual Meeting:

(Admission card will be returned c/o the shareowner)

GE’s Proxy Statement is available at www.ge.com/proxy and the Annual Report is available at www.ge.com/annualreport

‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

Proxy Form — General Electric Company

Proxy solicited on behalf of the General Electric Company Board of Directors for the 2013 Annual Meeting of Shareowners, April 24, 2013.

The shareowner(s) whose signature(s) appear(s) below hereby appoint(s) Jeffrey R. Immelt and Brackett B. Denniston III, or either of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the shareowner(s) would be entitled to vote on all matters which may properly come before the 2013 Annual Meeting of Shareowners and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this form, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

SPECIAL INSTRUCTIONS FOR PARTICIPANTS IN THE GE SAVINGS AND SECURITY PROGRAM

In accordance with the terms of the GE Savings and Security Program (S&SP), any shares allocable to the participant’s S&SP account on the record date will be voted by the trustee of the S&SP trust in accordance with the instructions of the participant received via telephone or the Internet or indicated on the reverse. IF THIS FORM IS RECEIVED ON OR BEFORE APRIL 22, 2013, BUT A CHOICE IS NOT SPECIFIED, THE TRUSTEE WILL VOTE SHARES ALLOCABLE TO THE PARTICIPANT’S S&SP ACCOUNT AS THE BOARD OF DIRECTORS RECOMMENDS. IF THIS FORM IS NOT RECEIVED ON OR BEFORE APRIL 22, 2013, AND NO VOTE WAS SUBMITTED VIA TELEPHONE OR THE INTERNET BY THAT DATE, SHARES ALLOCABLE TO THE PARTICIPANT’S S&SP ACCOUNT WILL NOT BE VOTED. Participants in GE’s S&SP may revoke a previously delivered proxy by delivering a subsequent proxy or by notifying the inspectors of election in writing of such revocation on or before April 22, 2013.

(Continued on the other side)

D	Non-Voting Items Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

E

Authorized Signatures — This section must be completed for your vote to be counted — date and sign below.
(When signing as attorney, executor, administrator, trustee or guardian, give full title. If more than one trustee, all should sign.)

Date (mm/dd/yyyy) — Please print date below.
/ /
Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST SIGN AND DATE THIS FORM IN SECTION E.